LICT CORPORATION

401 Theodore Fremd Avenue

Rye, New York 10580

August 18, 2023

Dear LICT Stockholder:

We are pleased to report that the previously announced plan to spin-off a majority interest in our Michigan businesses is expected to become effective on August 31, 2023. Prior to the spin-off, LICT Corporation (“LICT”) will transfer its wholly-owned indirect subsidiary, LMT Holding Corporation (“LMT Holding”), and each of LMT Holding’s indirect wholly-owned operating subsidiaries, Upper Peninsula Telephone Company (“UPTC”), Michigan Central Broadband Company, LLC (“MCBC”), and Alpha Communications Limited, Inc. (“Alpha” and together with LMT Holding, UPTC and MCBC, the “Michigan Businesses”), to MachTen, Inc. (“MAC”), a newly formed Delaware holding company which will become an independent, publicly held company on or about August 31, 2023. LICT will then distribute 81% of the outstanding shares of common stock of MAC to existing stockholders of LICT and LICT will continue to retain 19% of the outstanding shares of MAC common stock, with the intention of disposing of those shares within the next five years.

We believe that separating the Michigan Businesses from LICT is in the best interests of both MAC and LICT. The spin-off will permit each company to tailor its strategic plans and growth opportunities, more efficiently raise and allocate resources, including capital raised through debt or equity offerings, and provide investors a more targeted investment opportunity.

At the time of the spin-off, you will receive 150 shares of MAC common stock, par value $0.001 per share (“MAC Common Stock”), for each share of LICT common stock, par value $0.01 per share (“LICT Common Stock”), that you hold at 5:00 p.m. New York City time on July 31, 2023 (the “record date”).

It is intended that, for U.S. federal income tax purposes, the distribution of MAC Common Stock generally will be tax-free to LICT stockholders. You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

If you sell your shares of LICT Common Stock on or prior to August 31, 2023, you will be selling your right to receive shares of MAC Common Stock in the spin-off. You are encouraged to consult with your financial advisor regarding the specific implications of selling your LICT Common Stock prior to or on the distribution date.

Following the distribution, you will own shares in both LICT and MAC. The LICT Common Stock will continue to trade on the OTC Pink marketplace under the symbol “LICT.” MAC expects that its common stock will trade on the OTC Pink marketplace under the symbol “MACT.”

You do not need to take any action to receive shares of MAC Common Stock to which you are entitled as a LICT stockholder. You do not need to pay any consideration or surrender or exchange your shares of LICT Common Stock to participate in the spin-off.

The enclosed information statement, which is being mailed to all holders of LICT Common Stock on the record date, describes the distribution in detail and contains important information about MAC, its business, financial condition and results of operations. We urge you to read the information statement carefully.

We want to thank you for your continued support of LICT, and we look forward to your future support of MAC. Please note that no stockholder vote is required for the spin-off to occur, and no stockholder vote is being sought.

Stockholders of LICT with inquiries related to the distribution should contact LICT’s distribution agent, American Stock Transfer & Trust Company, LLC, at (800) 937-5449

Sincerely,

/s/ Stephen J. Moore
Vice President of Finance

INFORMATION STATEMENT
RELATING TO THE DISTRIBUTION OF COMMON STOCK OF

MACHTEN, INC.
by
LICT CORPORATION

This information statement is being furnished in connection with the distribution by LICT Corporation (“LICT”) to holders of its common stock, par value $0.01 per share (“LICT Common Stock”), of 81% of the outstanding common stock, par value $0.001 per share (“MAC Common Stock”), of its wholly owned subsidiary MachTen, Inc., a newly formed Delaware corporation (“MAC”). Prior to the distribution, LICT will transfer to MAC a holding company named LMT Holding Corporation (“LMT Holding”) and each of LMT Holding’s indirect wholly-owned operating subsidiaries, Upper Peninsula Telephone Company (“UPTC”), Michigan Central Broadband Company, LLC (“MCBC”), and Alpha Communications Limited., Inc. (“Alpha” and together with LMT Holding, UPTC and MCBC, the “Michigan Businesses”). To implement the distribution, LICT will distribute 81% of the shares of MAC Common Stock on a pro rata basis to LICT stockholders in a distribution that is generally intended to be tax-free to LICT stockholders for U.S. federal income tax purposes. LICT will thereafter own 19% of the outstanding shares of MAC Common Stock, with the intention of disposing of those shares within the next five years.

As a result of the spin-off, you will receive 150 shares of MAC Common Stock for each share of LICT Common Stock that you hold at 5:00 p.m. New York City time on July 31, 2023 (the “record date”).

The distribution is intended to be effective at 5:00 p.m. New York City time on August 31, 2023 (the “distribution date”). For LICT stockholders who own LICT Common Stock in registered form, in most cases the transfer agent will credit their shares of MAC Common Stock to book-entry accounts established to hold their MAC Common Stock. Our distribution agent will mail these stockholders a statement reflecting their MAC Common Stock ownership shortly after the distribution date. For stockholders who own LICT Common Stock through a broker, bank or other nominee, their shares of MAC Common Stock will be credited to their accounts by that broker, bank or other nominee.

No stockholder approval of the distribution is required. Therefore, you are not being asked for a proxy, and you are requested not to send LICT a proxy, in connection with the distribution. LICT stockholders will not be required to pay for the shares of MAC Common Stock to be received by them in the distribution or to surrender or to exchange shares of LICT Common Stock in order to receive MAC Common Stock or to take any other action in connection with the distribution.

There is currently no trading market for the MAC Common Stock. We will apply to have the MAC Common Stock listed on the OTC Pink marketplace under the symbol “MACT.”

In reviewing this information statement, you should carefully consider the matters described in “Risk Factors” beginning on page 14.

We are an “emerging growth company” as well as a “smaller reporting company,” each as defined under the federal securities laws. See “Business Overview—Status as an Emerging Growth Company and a Smaller Reporting Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

LICT first mailed this information statement to its stockholders on August 18, 2023.

The date of this information statement is August 18, 2023.

Table of Contents

Page

SUMMARY	1

RISK FACTORS	14

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	28

THE SPIN-OFF	31

DIVIDEND POLICY	39

REGULATORY APPROVALS	39

BUSINESS	39

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	49

ARRANGEMENTS BETWEEN LICT AND MAC AFTER THE SPIN-OFF	60

MANAGEMENT	64

EXECUTIVE COMPENSATION	68

DESCRIPTION OF CAPITAL STOCK	69

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	72

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS	73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	74

WHERE YOU CAN FIND MORE INFORMATION	76

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

i

SUMMARY

Except as otherwise indicated or unless the context otherwise requires, “MAC,” “we,” “us,” “our” and the “Company” refer to MachTen, Inc., a Delaware corporation, and its subsidiaries, which after giving effect to the spin-off will succeed to the business of the Michigan Businesses. All references to “LICT” are: (i) for periods prior to the spin-off, LICT Corporation, individually or together with its subsidiaries as the context may require; and (ii) for periods after the spin-off, LICT Corporation, excluding the Michigan Businesses, after giving effect to the spin-off.

The transaction in which LICT will distribute to its stockholders 81% of the shares of MAC Common Stock is referred to in this information statement as the “distribution” or the “spin-off.”

Unless otherwise indicated or the context requires otherwise, we describe in this information statement the Michigan Businesses to be contributed to us by LICT as if the spin-off has already occurred. However, we are a newly formed entity that will not have conducted any separate operations prior to the spin-off and some of the actions necessary to transfer assets and liabilities of LICT to us have not occurred but will occur prior to the distribution date. Following the spin-off, we will be an independent public company. Accordingly, our historical financial results as part of LICT contained herein may not reflect our financial results in the future as an independent public company or what our financial results would have been had we been an independent public company during the periods presented.

This summary highlights selected information contained elsewhere in this information statement relating to the separation of the Michigan Businesses from LICT and the distribution of 81% of the outstanding MAC Common Stock by LICT to the holders of LICT Common Stock. This summary may not contain all of the information that is important to you. To better understand the separation of MAC, you should carefully read this entire information statement including the risks described in “Risk Factors” and our financial statements and the notes thereto beginning on page F-1.

Business Overview

Our Business

We are a holding company for three operating subsidiaries located in the State of Michigan with long-established enterprises in the provision of communications services: UPTC, a Rural Local Exchange Carrier (“RLEC”) serving portions of Baraga, Chippewa, Dickinson, Gogebic, Houghton, Iron, Mackinac, Marquette, Menominee and Ontonagon counties in the upper peninsula of Michigan; MCBC, serving portions of Mecosta, Montcalm, Otsego, Presque Isle and Kalkaska counties as an RLEC and of which UPTC is the sole member; and Alpha, a Competitive Local Exchange Carrier (“CLEC”) serving portions of Delta, Grand Traverse, Marquette and Menominee counties in Michigan. In addition, Alpha serves as the provider of high-speed broadband services to UPTC’s and MCBC’s subscribers, which are served by either fiber optic or Digital Subscriber Line (“DSL”) facilities. Each of these entities provides voice telephone, as well as internet access and high-capacity broadband services.

MAC’s RLECs, UPTC and MCBC, are licensed local exchange carriers which serve the predominantly rural areas authorized by the Michigan Public Service Commission (“MPSC”). As licensed carriers, they are subject to the regulatory regimes of the MPSC and the Federal Communications Commission (the “FCC”).

MAC’s CLEC, Alpha, is not a licensed carrier. Rather, it operates as a lightly regulated competitor providing broadband communications services to customers in the licensed areas served by our RLECs, and has expanded its business to other Michigan communities outside our licensed areas. Alpha operates under the “doing business as” names of Michigan Broadband Services or MACS. In our licensed territory Alpha purchases broadband capacities from our RLECs and then sells broadband services over these facilities to customers. In addition, Alpha has developed a substantial and growing presence in the more urban communities of Traverse City and Escanaba, Michigan. There, Alpha builds, owns and operates its own broadband facilities. Most recently, in May 2022, it reached an agreement with the electric utility company serving Escanaba to use the utility’s poles for expanding its service to Escanaba customers. Alpha is actively seeking to further expand its competitive activities to additional markets.

Through its operating subsidiaries, MAC is thus an integrated provider of voice, broadband and internet access services. It provides high speed broadband services, including internet access, through fiber optic facilities, copper-based DSL, fixed wireless facilities, and coaxial cable via cable modems. The Company also provides a limited amount of a number of other services, including video services through both traditional cable television services (“CATV”) and internet protocol television services (“IPTV”), Voice over Internet Protocol (“VoIP”), and several related telecommunications services. In September 2019, UPTC acquired Sunrise Communications, a cable television/broadband provider located on Drummond Island, Michigan, which serves 23 video and 59 broadband internet subscribers.

Our Strategy

The Company’s overall business development strategy is to expand its existing operations, service offerings and geographic coverage through both internal growth and acquisitions. It may also, from time to time, consider the acquisition of other assets or businesses that are not directly related to its present businesses, but that present opportunity for its further growth and expansion.

Corporate Information

MAC is a newly formed Delaware corporation organized to be the holding company for the Michigan Businesses previously owned by LICT. MAC was incorporated on December 5, 2022. MAC’s principal executive offices are located at 1516 Barlow Street, Suite D, Traverse City, MI 49686. MAC’s telephone number is (855) 642-4227 and its website address is www.machteninc.com. Information contained on or connected to our website does not and will not constitute part of this information statement or the Registration Statement filed on Form 10, of which this information statement is a part.

Risk Associated With Our Business

Our business is subject to a number of risks which you should be aware of before making an investment decision. Those risks are discussed more fully in the section titled “Risk Factors” beginning on page 14.

The Spin-Off

On June 8, 2022, LICT first discussed plans to spin-off a majority interest of its Michigan Businesses from LICT. To effect the spin-off, LICT will transfer the Michigan Businesses to MAC and then subsequently distribute 81% of the shares of MAC Common Stock on a pro rata basis to LICT stockholders in a distribution that is generally intended to be tax-free to LICT stockholders for U.S. federal income tax purposes. LICT will thereafter own 19% of the outstanding shares of MAC Common Stock, with the intention of disposing of those shares within the next five years.

LICT’s board of directors (the “LICT Board”) regularly reviews the various businesses conducted by LICT to ensure that resources are deployed and activities are pursued in the best interests of its stockholders. As part of this evaluation of a possible separation, the LICT Board considered a number of factors, including the strategic focus and flexibility of the businesses, their ability to operate and compete efficiently and effectively and the probability of the successful execution of the various structural alternatives. Upon careful review and consideration, the LICT Board determined that the spin-off of 81% of MAC is in the best interests of both MAC and LICT. The LICT Board’s determination was based on a number of factors, including but not limited to the following:

•	Fit and Focus. The diverse nature of LICT’s assets, properties and subsidiaries has historically been challenging for equity and financing market participants to navigate. In recent years, LICT has been concentrating its attention on its properties and operations west of the Mississippi River. As a result, the Michigan Businesses have become something of a geographic and operational outlier compared to the other LICT companies. The spin-off of the Michigan Businesses will help to provide a sharper fit and focus for the business models of both LICT and MAC and unlock more intrinsic value. We believe that the spin-off will create opportunities for potential acquisitions and financings and facilitate a more appropriate market valuation of both LICT and MAC.

•	Facilitation of an Acquisition. As noted above, the spin-off will assist both LICT and MAC in pursuing potential acquisitions. The spin-off of MAC will enable it to play a significant role as a competitor in the marketplace for acquisitions. At the same time, its departure will enhance LICT’s ability to compete for acquisitions in its focus areas. These outcomes will have beneficial effects for each company’s stockholders as well as the state of competition in the telecommunications industry generally.

•	Risk Reduction. The Michigan Businesses have historically required a disproportionate share of LICT’s managerial oversight, and the LICT Board believes that MAC’s continuation as an LICT subsidiary is not optimal for either company. It is clear from MAC’s current financial condition and operations that it is viable as an independent operation. As such, there would be no corresponding risk to MAC resulting from the spin-off. The spin-off will come at no expense to MAC and will reduce drag for LICT’s remaining subsidiaries.

•	Facilitation of a Borrowing. Presently, MAC is not well-positioned to incur debt on its own as a part of LICT’s corporate structure. The creation of MAC to hold the Michigan Businesses will permit MAC to incur debt by means of one or more borrowings.

•	Cost Savings. The MAC spin-off would permit LICT to be compensated for any services provided to MAC under a Transitional Services Agreement (the “Transitional Services Agreement”), and would permit MAC to pay for only those particular services which it needs. In addition to providing savings, the spin-off would provide the opportunity for each of MAC and LICT to precisely tailor its operations and expenditures to actual needs. In addition, LICT and MAC would be further incentivized to optimize their interactions from both a financial and an operational perspective, creating increased efficiencies and reducing duplication resulting from the existing parent/subsidiary relationship.

Status as an Emerging Growth Company and Smaller Reporting Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as a company is deemed to be an emerging growth company, it may take advantage of certain reduced reporting and other regulatory requirements that are generally unavailable to other public companies.

In addition, we qualify as a “smaller reporting company” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a smaller reporting company, we enjoy many of the same exemptions as emerging growth companies, and those exemptions would continue to be available to us even after the emerging growth company status expires if we still are a smaller reporting company at such time. For a discussion of the implications of our status as an “emerging growth company” and as a “smaller reporting company,” see “Risk Factors—Risks Related to the MAC Common Stock—The reduced disclosure requirements applicable to us as an ‘emerging growth company’ and a ‘smaller reporting company’ may make MAC Common Stock less attractive to investors.”

Questions and Answers About the Spin-Off

See “The Spin-Off” for a more detailed description of the matters summarized below.

How will the spin-off work?	All shares of MAC Common Stock are currently held by LICT. On the distribution date, 81% of the shares of MAC Common Stock held by LICT will be distributed pro rata to the holders of LICT Common Stock as of the record date. Following the spin-off, we will be an independent, publicly traded company, and LICT will continue to retain 19% of the outstanding shares of MAC Common Stock.

What is being distributed in the distribution?	You will receive 150 shares of MAC Common Stock for each share of LICT Common Stock that you hold on the record date. LICT will distribute approximately 2,569,650 shares of MAC Common Stock in the distribution, based upon the number of shares of LICT Common Stock outstanding as of the record date, with LICT retaining 602,757 of the issued and outstanding MAC Common Stock. For more information, see “Description of Capital Stock.”

What is the record date for the distribution?	5:00 p.m. New York City time on July 31, 2023.

When will the distribution occur?	We expect that shares of MAC Common Stock will be distributed by the distribution agent, on behalf of LICT, effective at 5:00 p.m. New York City time on August 31, 2023.

If I am a record holder of LICT Common Stock, when will I receive my MAC Common Stock? Will I receive a stock certificate for MAC Common Stock distributed as a result of the spin-off?	Registered holders of LICT Common Stock who are entitled to participate in the spin-off will receive their shares in book-entry form on the distribution date. A book-entry account statement reflecting their ownership of MAC Common Stock will be provided shortly after the distribution date. For additional information, registered stockholders should contact LICT’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), at c/o Shareholder Services, 6201 15th Avenue, Brooklyn, New York 11219, Toll Free at (800) 937-5449 or through its website at www.astfinancial.com. See “The Spin-Off—When and How You Will Receive Shares of MAC Common Stock.”

If I hold my LICT Common Stock through a broker, bank or other nominee, when will I receive my MAC Common Stock?	It is expected that persons that hold their LICT Common Stock through a broker, bank or other nominee will have their brokerage account credited with MAC Common Stock shortly after the distribution date. For additional information, those stockholders should contact their broker, bank or other nominee directly. See “The Spin-Off—When and How You Will Receive Shares of MAC Common Stock.”

What are the reasons for the spin-off?	The LICT Board believes that the separation of the Michigan Businesses from LICT is in the best interests of LICT stockholders for a number of reasons, including that the spin-off will permit each company to tailor its strategic plans and growth opportunities, more efficiently raise and allocate resources, including capital raised through debt or equity offerings, and provide investors a more targeted investment opportunity. See “The Spin-Off — Reasons for the Spin-Off” for more information.

What will MAC’s relationship with LICT be after the spin-off?

After the spin-off, the principal elements of our relationship with LICT will be governed by a Separation and Distribution Agreement (the “Separation Agreement”), the Transitional Services Agreement, and a Tax Indemnity and Sharing Agreement. We cannot assure you that these agreements will be on terms as favorable to MAC as agreements with unaffiliated third parties. Among the principal areas in which LICT will provide assistance to us pursuant to the Transitional Services Agreement are accounting, financial reporting and consolidation services, including the services of a financial and operations principal until such time as MAC hires one or more employees to perform such functions.

Services provided by LICT to MAC under the Transitional Services Agreement will be charged at a fee of $5,000 per month. The Transitional Services Agreement is terminable by either party on 10 days’ prior written notice to the other party. The Transitional Services Agreement has an initial term of three months, with renewals for subsequent three month periods thereafter if the parties wish to do so.

For more information, see “Arrangements Between LICT and MAC After the Spin-Off.”

What do I have to do to participate in the spin-off?	You are not required to take any action to receive shares of MAC Common Stock in the spin-off. No vote of LICT stockholders is required and none will be obtained for the spin-off. If you own shares of LICT Common Stock on the record date, you will receive a pro rata number of shares of 81% of the outstanding MAC Common Stock. Please do not mail in LICT Common Stock certificates in connection with the spin-off.

Can I receive fractional shares in the spin-off?	No. Any fractional share of MAC Common Stock otherwise issuable to you will be sold on your behalf, and you will receive a cash payment with respect to that fractional share. Such cash payment generally will constitute taxable income to you.

Will LICT incur any debt or issue any stock in connection with the spin-off?	In connection with the spin-off, LMT Holding, after converting from a corporation to a single-member limited liability company wholly owned by MAC (and as such a disregarded entity for federal income tax purposes), intends to incur indebtedness in an aggregate principal amount of approximately $20 million, in the form of a senior secured revolving credit facility with CoBank, ACB (“CoBank”). We expect that approximately $15 million of the net proceeds of the senior secured revolving credit facility will be transferred to LICT substantially concurrently with or shortly after the consummation of the spin-off. See “Arrangements Between LICT and MAC After the Spin-Off”.

Are there any conditions to effecting the spin-off?	Yes, the completion of the spin-off is subject to the satisfaction, or the LICT Board’s waiver, of certain conditions. Any of these conditions may be waived by the LICT Board to the extent such waiver is permitted by law. See “The Spin-Off—Spin-Off Conditions and Termination”.

Can LICT decide to cancel the spin-off if it wishes to do so?	Yes. LICT has the right to terminate the spin-off at any time in its sole discretion, if any event or development occurs or exists that in the judgment of the LICT Board makes the spin-off inadvisable.

What will happen to the listing of LICT Common Stock?	Immediately after the spin-off of MAC Common Stock, LICT Common Stock will continue to be traded on the OTC Pink marketplace under its existing symbol “LICT.”

What will LICT do with the shares of MAC Common Stock that it retains?	We understand that LICT currently intends to dispose of all of MAC Common Stock that it retains after the distribution within five years of the date thereof in order to comply with the Internal Revenue Services (the “IRS”) ruling guidelines and to avoid adverse tax consequences of the spin-off to LICT and the stockholders. LICT may dispose of such common stock through distributions to LICT stockholders as dividends or in one or more public or private sale transactions (including potentially through secondary transactions), taking into account market and general economic conditions and sound business judgment, but in no event later than five years after the distribution.

How will LICT vote any shares of MAC Common Stock it retains?	We intend to enter into an agreement with LICT pursuant to which LICT will vote any shares of our common stock that it retains in proportion to the votes cast by our other stockholders and is expected to grant us a proxy with respect to such retained shares. As a result, LICT will not be able to exert any control over us through the shares of our common stock it retains. For additional information on these voting arrangements, see “Certain Relationships and Related Person Transactions.”

Who will serve as distribution agent and transfer agent for the MAC Common Stock?	The distribution agent and transfer agent are expected to be AST.

Is the distribution taxable for U.S. federal income tax purposes?	For U.S. federal income tax purposes, it is intended that you should not recognize any gain or loss and no amount should be included in your income as a result of the spin-off or upon your receipt of shares of MAC Common Stock pursuant to the distribution. Notwithstanding the foregoing, if you receive cash in lieu of fractional shares as a result of the spin-off, you will generally be subject to tax on the receipt of such cash. Completion of the spin-off is conditioned on LICT’s receipt of a tax opinion from its tax advisor substantially to the effect that, for U.S. federal income tax purposes, the distribution, taken together with certain related transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and a generally tax-free distribution under Section 355 of the Code. LICT has received such opinion from its tax advisor, but we and LICT have not sought and have not received, and do not plan on seeking or obtaining, a ruling from the IRS regarding the tax consequences of the spin-off. The tax opinion is based on the assumption that, among other things, the spin-off will be completed according to the terms of the Separation Agreement and relies on the facts as stated in this Information Statement and other related information and therefore is based on certain assumptions as well as certain representations as to factual matters from, and certain covenants by, MAC and LICT. The opinion of counsel is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS or another taxing authority will not assert that the distribution is taxable to LICT, MAC or LICT stockholders. For more information, see “The Spin-Off—Material U.S. Federal Income Tax Consequences on the Spin-Off.” Tax matters are very complex and the tax consequences of the distribution to any particular LICT stockholder will depend on that stockholder’s particular situation. LICT stockholders should consult with their own tax advisors to determine the specific tax consequences of the spin-off to them.

How will the spin-off affect my tax basis in LICT Common Stock?	Assuming that you are not required to recognize any gain or loss or include any amount in your income as a result of the spin-off or upon your receipt of shares of MAC Common Stock pursuant to the distribution, your tax basis in the LICT Common Stock held by you immediately prior to the record date of the spin-off will be allocated between the LICT Common Stock and MAC Common Stock held by you immediately after the spin-off in proportion to their respective fair market values. You should consult your tax advisor on this matter. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” for more information.

Does MAC intend to pay dividends on MAC Common Stock?	We may consider paying a dividend in the future, although we do not currently have a plan to do so, other than the $15 million of the net proceeds that will be transferred to LICT substantially concurrently with or shortly after the consummation of the spin-off. Whether we pay cash or other dividends in the future will be at the discretion of our Board and will be dependent upon our financial condition, earnings, capital requirements, legal and regulatory considerations and any other factors that our Board decides are relevant. See “Dividend Policy” for further information.

How will MAC Common Stock trade?	There is not currently a public market for the MAC Common Stock. We intend to apply to have the MAC Common Stock listed on the OTC Pink marketplace under the symbol “MACT.” Since the OTC Pink marketplace is a quotation service maintained by the OTC Markets, Inc. and is not an issuer listing service or securities market, there are minimal listing requirements that must be satisfied by us prior to quotation. However, the ultimate determination of eligibility for quotation is subject to approval by FINRA. There can be no assurance that MAC Common Stock will be approved by FINRA for quotation on any over-the-counter marketplace, including the OTC Pink marketplace.

Will the number of shares of LICT Common Stock I own change as a result of the spin-off?	No. The number of shares of LICT Common Stock you own will not change as a result of the spin-off.

If I sell my shares of LICT Common Stock on or before the distribution date, will I still be entitled to receive shares of MAC Common Stock in the distribution?	If you sold your shares of LICT Common Stock before the record date, you will not be entitled to receive shares of MAC Common Stock in the distribution. If you hold shares of LICT Common Stock on the record date and decide to sell them on or before the distribution date, you will be selling your entitlement to receive MAC Common Stock in the distribution. You should discuss the specific implications of selling your LICT Common Stock prior to or on the distribution date with your bank, broker or other nominee. See “The Spin-Off — Trading of LICT Common Stock After the Record Date and Prior to the Distribution” for more information.

Whom can I contact for more information?

If you have questions relating to the mechanics of the spin-off, you should contact the distribution agent:

American Stock Transfer & Trust Company, LLC
c/o Shareholder Services
6201 15th Avenue
Brooklyn, New York 11219
Telephone: (800) 937-5449

Before the spin-off, if you have any questions regarding the spin-off, you should contact:

LICT Corporation
401 Theodore Fremd Avenue
Rye, NY 10580
Telephone: (914) 921-8821
Attention: Steven Moore

After the spin-off, if you have any questions regarding the spin-off or MAC Common Stock, you should contact:

MachTen, Inc.
1516 Barlow Street, Suite D
Traverse City, MI 49686
Telephone: (855) 642-4227
Attention: Steven Moore or Daniel Miller

Are there risks associated with owning shares of MAC Common Stock?	Yes, there are substantial risks associated with owning shares of MAC Common Stock. Accordingly, you should read carefully the information set forth under “Risk Factors” in this information statement.

Summary Historical Consolidated Financial Data

MachTen, Inc. was formed on December 5, 2022 and had nominal assets, no liabilities, and conducted no operations prior to the date of this information statement. Therefore, we believe that a presentation of the historical results of MAC would not be meaningful. Accordingly, the following tables set forth certain summary historical consolidated financial data of the Michigan Businesses as of and for each of the three months ended March 31, 2023 and March 31, 2022 and the fiscal years ended December 31, 2022 and December 31, 2021.

Our historical consolidated financial data included in this information statement have been presented on a “carve-out” basis from LICT’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to the Michigan Businesses and include allocation of expenses from LICT for certain functions, including general corporate expenses related to information technology, operations, financial reporting, legal, regulatory and compliance and human resource activities, which may not be representative of the future costs we will incur as an independent public company. Our historical consolidated financial data do not reflect changes that we expect to experience in the future as a result of our spin-off from LICT. Consequently, the financial information included here may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent publicly traded company during the periods presented.

The summary historical consolidated financial data presented below should be read in conjunction with our audited historical consolidated year-end and interim financial data and accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended March 31,		Year Ended December 31,
Income Statement Data (in thousands)	2023	2022	2022	2021
Revenues	$3,871	$3,909	$15,815	$15,966
Total costs and expenses	(2,614)	(2,412)	(10,406)	(8,456)
Operating profit	1,257	1,497	5,409	7,510
Total other income (expense), net	17	1	10	—
Income before income taxes	1,274	1,498	5,419	7,510
Income tax provision	(331)	(399)	(1,402)	(1,805)
Net income	$943	$1,099	$4,017	$5,705

	As of March 31,		As of December 31,
Balance Sheet Data (in thousands)	2023	2022	2022	202
Total assets	$26,286	$19,564	$25,720	$18,561
Total liabilities	5,714	5,298	8,191	5,049
Total equity	$20,572	$14,266	$17,529	$13,512

Summary Unaudited Pro Forma Condensed Consolidated Financial Statements

The accompanying pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X under the Exchange Act and present the pro forma statement of operations and pro forma balance sheet of MAC based on the historical carve-out financial statements of LMT Holding after giving effect to the spin-off. The unaudited pro forma condensed consolidated financial statements have been prepared to reflect transaction accounting and autonomous entity adjustments to present the financial condition and results of operations as if we were a separate stand-alone entity. MAC had nominal assets and no liabilities, and conducted no operations prior to the date of this information statement. Therefore, we believe that a presentation of the historical results of MAC would not be meaningful. Accordingly, the following pro forma condensed consolidated financial information includes only the financial data of LMT Holding as of March 31, 2023 and December 31, 2022.

The accompanying MAC pro forma financial statements are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved if the transactions had been consummated for the periods presented or that will be achieved in the future. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of revenue growth or operational synergies expected to result from the transactions. The pro forma financial statements do not include management adjustments.

The unaudited pro forma balance sheet as of March 31, 2023 has been prepared giving effect to the spin-off as if this transaction had occurred as of March 31, 2023. The unaudited pro forma statement of operations for the three months ended March 31, 2023 has been prepared giving effect to the spin-off as if this transaction had occurred on January 1, 2023. The unaudited pro forma statement of operations for the year ended December 31, 2022 has been prepared giving effect to the spin-off as if this transaction had occurred on January 1, 2022. The unaudited pro forma financial information also reflects certain assumptions that we believe are reasonable given the information currently available.

The unaudited pro forma balance sheet and the unaudited pro forma statement of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 have been prepared to reflect transaction accounting and autonomous entity adjustments to the Company’s historical consolidated financial statements to present the financial condition and results of operations as if we were a separate stand-alone entity.

In addition, throughout the periods presented in the pro forma financial statements, the operations of LMT Holding were conducted and accounted for as part of LICT using accounting conventions applicable to LMT Holding that could differ in the future. The audited historical carve-out consolidated financial statements and unaudited historical condensed consolidated financial statements of LMT Holding have been derived from LMT Holding accounting records and reflect certain allocations of expenses. All of the allocations and estimates in such financial statements are based on assumptions that LMT Holding management believes are reasonable. The historical condensed consolidated carve-out financial statements of the LMT Holding do not necessarily represent the financial position or results of operations of MAC had it been operated as a standalone company during the periods or at the dates presented.

We expect to enter into a Transitional Services Agreement with LICT under which limited services will be provided to us upon consummation of the transactions until the applicable term for each service has expired or has otherwise been terminated. We do not expect the cost of these services to be substantially different from expenses reflected in our historical financial statements. See “Ancillary Agreements” for further discussion of the Transitional Services Agreement.

The unaudited pro forma condensed consolidated financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and LMT Holding’s historical annual consolidated carve-out financial statements and corresponding notes thereto included elsewhere in this information statement. The unaudited pro forma consolidated financial information reflects certain known impacts as a result of the Distribution to separate the Company from LICT.

This unaudited pro forma condensed consolidated financial information has been presented for informational purposes only and is not intended to reflect the results of operations or the financial position of LMT Holding which would have actually resulted had the spin-off been effected on the dates indicated. Furthermore, the unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations that may be achieved in the future. They should be read in conjunction with the historical financial statements and notes thereto of LMT Holding.

MachTen, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2023
(in thousands, except share and per share data)

	LMT (Historical)	Transaction Adjustments		Autonomous Entity Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,821	$20,000	A.	$—	$6,821
		(15,000)	B.
Accounts receivable, less allowances for expected credit loss of $13 and $13 as of March 31, 2023 and December 31, 2022	913	—		—	913
Materials and supplies	1,471	—		—	1,471
Other current assets	625	—		—	625
Total current assets	4,830	5,000		—	9,830
Property, plant and equipment, net	20,561	—		—	20,561
Right-of-use assets, net	725	—		—	725
Goodwill	100	—		—	100
Other noncurrent assets	70	—		—	70
Total assets	$26,286	$5,000		$—	$31,286

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$138	$—		$—	$138
Accrued liabilities	2,118	—		—	2,118
Current operating lease liability	75	—		—	75
Total current liabilities	2,331	—		—	2,331
CoBank revolver	—	20,000	A.	—	20,000
Deferred income taxes	2,533	—		—	2,533
Long term operating lease liability	685	—		—	685
Asset retirement obligation	139	—		—	139
Other noncurrent liabilities	26	—		—	26
Total liabilities	5,714	20,000		—	25,714

Shareholders' equity:
Additional paid-in capital	2,100	—		—	2,100
Retained earnings	18,472	(15,000)	B.	—	3,472

Total shareholders' equity	20,572	(15,000)		—	5,572
Total liabilities and shareholders' equity	$26,286	$5,000		$—	$31,286

MachTen, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2023

(in thousands, except per share data)

Income Statement Data	LMT (Historical)	Transaction Adjustments		Autonomous Entity Adjustments		Pro Forma
Revenues	$3,871	$—		$—		$3,871

Operating Costs:
Cost of revenue, excluding depreciation	1,371	—		—		1,371
General and administrative	737	—		(15)	E.	722
Depreciation	506	—		—		506
Total Costs and Expenses	2,614	—		(15)		2,599

Operating profit	1,257	—		15		1,272
						—
Other Income
Interest Expense	—	(325)	C.	—		(325)
Investment income	17	—		—		17
Total Other Income	17	(325)		—		(308)

Income before income taxes	1,274	(325)		15		964

(Provision) benefit for income taxes	$(331)	84	D.	(4)	D.	(250)

Net Income	$943	$(241)		$11		$714

Net income per share:	$9,430					$7,140

Weighted Average Common Shares Outstanding	100					100

MachTen, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2022

(in thousands, except per share data)

Income Statement Data	LMT (Historical)	Transaction Adjustments		Autonomous Entity Adjustments		Pro Forma
Revenues	$15,815	$—		$—		$15,815

Operating Costs:
Cost of revenue, excluding depreciation	5,623	—		—		5,623
General and administrative	2,597	—		60	E.	2,657
Depreciation	2,186	—		—		2,186
Total Costs and Expenses	10,406	—		60		10,466

Operating Profit	5,409	—		60		5,349
						—
Other Income
Interest Expense	—	(1,300)	C.	—		(1,300)
Investment income	10	—		—		10
Total Other Income	10	(1,300)		—		(1,290)

Income before income taxes	5,419	(1,300)		60		4,059

Provision for income taxes	(1,402)	351	D.	(16)	D.	(1,067)

Net Income	$4,017	$(949)		$44		$2,992

Net income Per Share	$40,170					$29,920

Weighted Average Common Shares Outstanding	100					100

A.	Reflects LMT Holding’s anticipated draw on its senior secured revolving credit facility (“revolver”) with CoBank for $20.0 million.

B.	Reflects LMT Holding’s anticipated dividend to LICT of $15.0 million.

C.	Reflects the impact on interest expense related to the Company’s draw on its revolver, assuming an interest rate of 6.5%.

D.	Reflects the impact of the income tax effects of the pro forma adjustments using a blended federal and state statutory tax rate of 26.0% for the year ended March 31, 2023.

E.	In connection with the spin-off transaction, LMT will enter into the Transitional Services Agreement and pay LICT a fee of $5,000 per month for three months post-transaction.

RISK FACTORS

You should carefully consider the risks described below and all of the other information in this information statement in evaluating MAC. Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

See also “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Among other services, we provide services to customers over access lines and a decline in access lines is common in our industry. If we lose access lines, our business, financial condition and results of operations may be adversely affected.

We generate a substantial portion of our revenue by delivering voice and data services over access lines. We have experienced net access line losses in the past years. These losses resulted mainly from competition, the use of alternative technologies and, to a lesser degree, challenging economic conditions, and competitors providing lower cost or higher speed broadband services. In addition to line losses, the usage of our networks, generally measured in Minutes of Use (“MOUs”), has also been decreasing. It is reasonable to expect that we will continue to experience net access line and MOU losses in our markets. Our inability to retain access lines, broadband lines and the declining usage of the lines we do retain could adversely affect our business, financial condition and results of operations. While we have historically referenced access lines as an important metric for our business, the ongoing transition to mobile telephone service and high-speed broadband has diminished the relevance of traditional telephone customers.  See “Business—Competitive Developments.”

Over half of the Company’s revenues are derived from the FCC’s Alternative Connect America Cost Model (“A-CAM”) program using federal Universal Service Funds (“USF”), which both UPTC and MCBC elected commencing in 2017. If we lose A-CAM revenues, our business, financial condition and results of operations may be adversely affected.

In October 2016, UPTC voluntarily elected into the FCC’s A-CAM program (to be effective for ten years, from January 1, 2017 through December 31, 2026) and agreed to build a certain number of locations in eligible census blocks at certain speeds. Subsequently, UPTC accepted the FCC enhanced modifications to the A-CAM program, whereby FCC extended the program for an additional two years through December 31, 2028, and in exchange we agreed to provide higher broadband speed service to a greater number of locations.

Since the A-CAM program had to be elected for all affiliated companies within the state, it currently provides a total of $8.7 million annual revenue for the Company’s regulated incumbent local exchange carrier (“ILECs”), UPTC and MCBC. As noted above, our participation in the A-CAM program is set to expire on December 31, 2028. If the FCC does not extend the A-CAM past 2028, or if the Company does not elect to adopt an extended A-CAM program, it may adversely affect our business, financial condition and results of operations.

Under the terms of our agreement with the FCC on the A-CAM program, the Company is required, through its two RLEC subsidiaries, UPTC and MCBC, to provide broadband service in A-CAM eligible census blocks at speeds of 25/3 Mbps, 10/1 Mbps and 4/1 Mbps to the following number of locations by December 31, 2028:

Number of Locations in Eligible Census Blocks with Obligation to Offer 25/3 Mbps	Number of Locations in Eligible Census Blocks with Obligation to Offer 10/1 Mbps	Number of Locations in Eligible Census Blocks with Obligation to Offer 4/1 Mbps	Number of Locations Remaining on Reasonable Request Standard
3,603	3,604	338	1,014

As shown above, the Company agreed to comply with 1,014 “Reasonable Requests”, which occur if a customer requests service and the Company determines the capital expenditures needed to provide the level of broadband service is less than the average revenues the Company will receive for that customer over the next several years. Reasonable Request computations are based on a defined calculation which the Company computes for high-cost locations.

In addition to meeting the December 31, 2028 deadline, the Company has interim build-out requirements for both the 25/3 Mbps and 10/1 Mbps speed tiers, which commence at 40% of the final build-out requirement and increase 10% each year. The 40% requirement for the 10/1 Mbps speed tier commenced in 2020 and the 40% requirement for the 25/1 Mbps speed tier commenced in 2022, with both tiers increasing 10% each year. Currently, the Company meets both tiers’ build-out requirements and fully expects to satisfy the additional 10% build-out requirements until December 31, 2028.

As of December 31, 2022, the Company has already completed 1,472 of the 3,603 build-out requirements with respect to 25/3 Mbps and 2,670 of the 3,604 build-out requirements with respect to the 10/1 Mbps. However, there remains a risk that the Company might not be able to meet the A-CAM build-out requirements in the future.

The capital expenditures included in the projections for the Company should also help achieve the necessary A-CAM build-out requirements. Moreover, quarterly performance testing is required for the A-CAM election and the Company has been submitting successful A-CAM test results since A-CAM performance testing commenced in 2021. However, similar to the risk with the build-out requirements, there is a risk that we may not meet the capital expenditure requirements and may not submit successful A-CAM test results in the future.

Finally, when A-CAM’s support ceases on December 31, 2028, the Company could experience a loss in revenues if the program is not extended.  The FCC issued a news release on June 16, 2023 stating that the FCC is considering extending the A-CAM program. Management’s current expectation is that once the FCC extends the A-CAM program, the Company will voluntarily elect an extension. Management’s expectation of FCC’s extension of the program is grounded in prior extensions done in 2017, 2018 and 2019, but there can be no assurances that the FCC will in fact extend the A-CAM program.

If the Company does not fulfill the A-CAM mandated build-out and performance testing requirements, the FCC can claw back a portion of A-CAM revenues back to 2017 with penalty. If some or all A-CAM revenues were required to be refunded, with penalty, our business, financial condition and results of operations may be adversely affected.

The FCC’s A-CAM program requires build-out requirements as well as performance testing for speed and latency. If MAC were to significantly fail to meet the required benchmarks, which increase each year through 2028, our A-CAM revenues could be required to be repaid to the FCC, with penalty, on a prorated basis. The Company believes this risk is extremely low because the Company must fail the tests at a material number of locations for an extended period of time. The Company has been submitting passing performance test results since 2021. If a specific set of locations did not pass the performance tests, the Company believes it could remedy the situation either through new cable or electronics and provide the necessary speeds. The Company makes certain to perform the tests early in each quarter such that any failed results can be remedied before the quarter ends. The Company is currently in full compliance with build-out and performance testing requirements. Through 2022, at least 40% of the build-out has been met and we fully expect to continue upgrading facilities in order to comply with the A-CAM requirements. If, however, we do not make the required upgrades, and if we do not meet the build-out and performance testing requirements of the A-CAM program, our business, financial condition and results of operations may be adversely affected.

The Broadband Equity, Access, and Deployment (“BEAD”) Program, provides $42.45 billion in federal grants to expand high-speed internet access to unserved and underserved locations in the United States. In addition, various state grants are available to provide funding. If competitors receive extremely low cost loans or grant funding to build fiber in the Company’s current service territory, those locations could be lost to a competitor and our business, financial condition and results of operations may be adversely affected.

Almost all of the Company’s RLEC locations are either unserved or underserved by the BEAD program’s definition. If the Company does not upgrade its unserved and underserved locations, a competitor may receive a BEAD or state grant or extremely low cost loan to build fiber-to-the-premise (“FTTP”) in the Company’s current service area in Michigan. One of the Company’s smallest towns in the lower peninsula of Michigan has already been overbuild with FTTP by a competitor. In addition, another company applied for an extremely low cost loan to overbuild portions of our other lower peninsula towns in Michigan. If this continues where the Company is unsuccessful in defending its territory from other companies receiving funding low cost loans or grants, it may adversely affect our business, financial condition and results of operations.

In addition to grant-funded competition, we are subject to traditional competition that may adversely impact our business, financial condition and results of operations.

As the incumbent telephone company, we historically had experienced little competition in our RLEC markets. However, many of the competitive threats confronting large communications companies, such as competition from other providers of broadband, voice, cable and wireless services, are becoming more widespread in the rural markets that we serve. Regulations and technology change quickly in the communications industry, and changes in these factors historically have had, and may in the future have, a significant impact on the competitive dynamics of our industry. In most of our rural markets, we are facing competition from wireless technology, which may increase as wireless technology improves. We are also likely to face increased competition from wireline and cable television operators. We may face additional competition from providers of wireless broadband, as that technology is entering an era of rapid expansion, including by satellite companies and electric utilities. The internet services market is also highly competitive, and we expect that this competition will continue to grow. Many of our competitors have brand recognition, offer online content services, and have financial, personnel, marketing and other resources that are significantly greater than ours. We believe that a growing percentage of our current and potential customers will have access to telecommunications offerings that compete with ours.

In particular, consolidation and strategic alliances within the communications industry or the development of other new technologies could affect our competitive position. We cannot predict the number of competitors that will emerge from technological developments or as a result of existing or new federal and state regulatory or legislative actions. However, increased competition from existing and new entities could have a material adverse effect on our business, financial condition and results of operations. Competition may lead to loss of revenues and profitability as a result of numerous factors, including, but not limited to:

•	loss of customers;

•	reduced usage of our network by our existing customers, who may use alternative providers for long distance and data services;

•	reductions in the prices for our services which may be necessary to meet competition; and/or

•	increases in marketing expenditures and discount and promotional campaigns.

We may face 5G Wireless Competition in the future.

National wireless carriers provide service in most of our service territories. As wireless carriers continue to build out and enhance their voice and data networks and add 5G products and services intended to improve their high-speed data service, we may experience increased competition which could have an adverse effect on our business, revenue and cash flow.

We may not be able to successfully integrate new technologies, respond effectively to customer requirements or provide new services.

The communications industry is subject to rapid and far-reaching changes in technology, frequent new service introductions, competitive pricing changes and evolving industry standards. We cannot predict the effect of these changes on our competitive position, profitability or financial condition. Technological developments may reduce the competitiveness of our networks and require unbudgeted upgrades or the procurement of additional products that could be expensive, technologically complex and time-consuming to implement. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological changes or obsolescence, or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers.

We face risks associated with acquired businesses and potential acquisitions.

We intend to grow, in part, by acquiring other businesses and a portion of our future growth may result from additional acquisitions. Growth through acquisitions entails numerous risks, including but not limited to:

•	strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

•	the potential loss of key employees or customers of the acquired businesses or our existing business;

•	liabilities or contingencies involving the acquired businesses;

•	unbudgeted costs which we may incur in connection with pursuing potential acquisitions, whether or not the acquisitions are consummated;

•	failure to achieve projected cash flow or realize anticipated cost-saving synergies from acquired businesses;

•	fluctuations in our operating results caused by incurring expenses to acquire businesses before receiving the anticipated revenues expected to result from the acquisitions;

•	difficulties in finding suitable acquisition candidates;

•	difficulties in making acquisitions on attractive terms due to a potential increase in competition; and

•	difficulties in obtaining and maintaining any required regulatory authorizations in connection with acquisitions.

In the future, we may need additional capital to continue growing through acquisitions. This additional capital may be raised in the form of additional debt, which would increase our leverage and could further limit our financial flexibility. We may not be able to raise sufficient capital on terms we consider acceptable, or at all. We also may not be able to successfully integrate any businesses that we might acquire into our existing operations. If we fail to do so, or if we do so but at greater cost than we anticipated, our business, financial condition and results of operations and our ability to expand in the future may be adversely affected.

A network disruption could cause delays or interruptions of service, which could cause us to lose customers.

To be successful, we will need to continue to provide our customers reliable service over our network. Some of the risks to our network and infrastructure include:

•	physical damage to our communication lines;

•	widespread power surges or outages;

•	software defects in critical systems; and

•	disruptions beyond our control.

Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and/or revenues and incur expenses.

Effects of climate change may impose risk of damage to our infrastructure, our ability to provide services, and may cause changes in federal, state and foreign government regulation, all of which may result in potential adverse impact to our financial results.

Extreme weather events precipitated by long-term climate change have the potential to directly damage network facilities or disrupt our ability to build and maintain portions of our network and could potentially disrupt suppliers’ ability to provide products and services required to provide reliable network coverage. Any such disruption could delay network deployment plans, interrupt service for our customers, increase our costs and have a negative effect on our operating results. The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, freezing conditions, sea-level rise, and other climate-related events, could adversely affect our operations, infrastructure, and financial results. Operational impacts resulting from the potential physical effects of climate change, such as damage to our network infrastructure, could result in increased costs and loss of revenue. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.

Further, customers, consumers, investors and other stakeholders are increasingly focusing on environmental issues, including climate change, water use, deforestation, plastic waste, and other sustainability concerns. Concern over climate change or other environmental, social and governance (ESG) matters may result in new or increased legal and regulatory requirements to reduce or mitigate impacts to the environment and reduce the impact of our business on climate change. Further, climate change regulations may require us to alter our proposed business plans or increase our operating costs due to increased regulation or environmental considerations, and could adversely affect our business and reputation.

Our billing systems or the billing systems of our third-party vendors may not function properly.

The failure of any of the billing systems which we use could result in our inability to adequately bill and provide service to our customers. The failure of any of our billing systems could have a material adverse effect on our business, financial condition and results of operations.

We depend on third parties for some aspects of our provision of long distance and broadband services.

Our provision of long distance and broadband services is to some extent dependent on underlying agreements with other carriers that provide us with transport and termination services. If these carriers fail to meet their obligations, or if the provisions in our agreements with them prove unfavorable to us due to changes in market conditions or other factors, our business and operations may be adversely affected.

We may not be able to maintain the necessary rights-of-way for our networks.

We are dependent on rights-of-way and other permits from railroads, utilities, state highway authorities, local governments, transit authorities and others to install and maintain conduit and related communications equipment for any expansion of our networks. We may need to renew current rights-of-way for our networks, and it is not guaranteed that we will be successful in renewing each of these agreements on acceptable terms or at all. If any of these agreements are terminated or not renewed, we could be required to remove or abandon our facilities. Similarly, we may not be able to obtain right-of-way agreements on favorable terms, or at all, in new service areas, and, if we are unable to do so, our ability to expand our networks could be impaired.

We may face significant future liabilities or compliance costs in connection with environmental and worker health and safety matters.

Our operations and properties are subject to federal, state and local laws and regulations relating among other things to protection of the environment, natural resources, and worker health and safety, including laws and regulations governing the management, storage and disposal of hazardous substances, materials and wastes, and remediation of contaminated sites. Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any contamination at owned or operated properties, or for contamination arising from the disposal by us or our predecessors of regulated materials at formerly owned or operated properties or at third-party waste disposal sites. In addition, we could be held responsible for third-party property or personal injury claims relating to any such contamination or relating to any violations of environmental laws. Changes in existing laws or regulations, future acquisitions of businesses or any newly discovered information could require us to incur substantial costs relating to these matters.

The COVID-19 global pandemic may adversely impact our business.

The COVID-19 pandemic has significantly impacted health and economic conditions throughout the United States. Although COVID-19 appears to be abating, federal, state and local governments took and are continuing to take a variety of actions to contain the spread of COVID-19. We also continue to closely monitor developments relating to the pandemic. It has taken and is continuing to take steps to mitigate the potential risks of the pandemic to the Company, our employees, our suppliers and our customers. We provide essential broadband and voice services to our customers, so we have been operating throughout the pandemic at close to normal levels. To protect our employees while continuing to provide the communications services needed by our customers, we adapted installation and repair service processes to limit customer contact and minimize employee contact with other employees. In addition, we changed technician dispatch procedures to further limit contact and provided personal protective equipment, including masks, gloves and sanitizing products. Customers must answer a series of screening questions before an appointment is scheduled. If a technician determines that circumstances at a customer’s location present a health risk, they are to reach out to their supervisor for further instructions. Our teammates’ dedication and work ethic have allowed us to continue providing critical services to our customers.

We have also made numerous accommodations to provide services to families in need. Like most businesses, we have had some supply chain issues. However, we have not experienced significant interruptions in our operations. While the short-term impact on our operations has been limited, we cannot predict the continuing or future impact if this pandemic changes in its nature, continues for an extended period of time, or a new pandemic arises. We understand the challenges our customers face, and our employees live in the communities we serve and are also affected by many of the same obstacles. We will continue to do our best to minimize the effects of the pandemic on all whom we employ, serve as customers and otherwise do business with.

We expect to incur new indebtedness substantially concurrently with or shortly after the distribution, and the degree to which we will be leveraged following completion of the distribution could adversely affect our business, financial condition and results of operations.

In connection with the spin-off, LMT Holding, after converting from a corporation to a single-member limited liability company wholly owned by MAC, intends to incur substantial indebtedness in an aggregate principal amount of approximately $20 million, in the form of a senior secured revolving credit facility with CoBank, and to use certain of the proceeds of borrowings thereunder for working capital and to meet our cash flow needs, including to pay costs associated with grant applications and achieving organic growth. We expect that approximately $15 million of the net proceeds of the senior secured revolving credit facility will be transferred to LICT substantially concurrently with or shortly after the consummation of the spin-off. We estimate that our cash balance at the time of the spin-off will be approximately $1.5 million. After the distribution, we will be responsible for servicing our own debt and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. After the spin-off, our access to and cost of debt financing will be different from the historical access to and cost of debt financing under LICT. Differences in access to and cost of debt financing may result in differences in the interest rate charged to us on financings, as well as the amount of indebtedness, types of financing structures and debt markets that may be available to us. Our ability to make payments on and to refinance our indebtedness, including the debt incurred in connection with the spin-off, as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Inflation in the U.S. economies could impact our results of operations

Unfavorable economic conditions, such as inflation in the U.S. markets in which we operate, could negatively affect the affordability of and demand for some of our products and services and our cost of doing business. In difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of our products, electing to use fewer higher margin services, dropping down in price plans or obtaining lower-cost products and services offered by other companies. Similarly, under these conditions, the business customers that we serve may delay purchasing decisions, delay full implementation of service offerings or reduce their use of services. If these events were to occur, it could have a material adverse effect on our results of operations.

Risks Related to Our Regulatory Environment

We are subject to significant regulations that could change in a manner adverse to us.

We operate in a heavily regulated industry, and major portions of our revenues are derived from regulatory programs, including particularly substantial governmental support for the provision of broadband services in rural areas. This support comes from both the federal and state governments, but either of these levels of government may eventually reduce or eliminate such support, or may distribute it in a manner which favors our competitors over the Company. Over the past few years, these programs have greatly increased the financial support being provided to the Company, but future regulatory actions could ultimately effect fundamental changes in the financial structure and characteristics of the telecommunications industry which may be adverse to us. The Company would have little if any ability or opportunity to affect such changes in either type or amount.

Risk of loss of statutory exemption from burdensome interconnection rules imposed on incumbent local exchange carriers.

Our operating subsidiaries are exempt from some of the more burdensome requirements of federal law governing the rights of competitors to interconnect to our networks and to utilize discrete elements thereof at favorable rates. However, federal or state regulation could ultimately require that some or all of these obligations should be imposed upon us, and we could be required to provide additional facilities or services to competitors in our service areas. As a result, more competitors could enter our traditional telephone markets than are currently active there, which could have a material adverse effect on our business, financial condition and results of operations.

Risks posed by costs of regulatory compliance.

Regulatory requirements create significant compliance costs for us and are expected to continue to do so. Our subsidiaries that provide intrastate services may be or become subject to certification, tariff filing, and other ongoing regulatory requirements imposed by state regulators. We are also subject to audits by both federal and state regulatory authorities, which may be costly and burdensome and may result in fines, penalties, refunds or other unfavorable and potentially expensive outcomes. Our business also may be impacted by legislation or regulations imposing new or greater obligations related to assisting law enforcement, bolstering homeland security, minimizing environmental impacts, protecting customer privacy or addressing other issues that impact our business. For example, existing provisions of the Communications Assistance for Law Enforcement Act (“CALEA”) and the FCC regulations implementing that legislation require communications carriers to ensure that their equipment, facilities, and services are able to facilitate authorized electronic surveillance. We cannot predict whether or to what extent the FCC might modify its CALEA rules or any other rules, or what compliance with new rules might cost. Similarly, we cannot predict whether or to what extent federal or state legislators or regulators might impose new security, environmental or other obligations on our business, although it is possible that they may do so.

Additional legislative, regulatory and judicial actions in the communications industry could adversely affect our business by facilitating greater competition, reducing potential revenues or raising our costs.

Over the past several years, Congress and the FCC have made fundamental changes in the structure and regulation of the telecommunications industry, and this evolution is ongoing. Most aspects of the evolution are also subject to judicial review, which increases the uncertainty of the legal and regulatory future we face. It is not possible to predict what effects future legislative, regulatory and judicial actions will have on our business, financial condition or results of operations. However, such effects could be materially adverse to our business, operating environment and financial results.

Risks Related to the Spin-Off

We may not achieve the benefits expected from our spin-off from LICT and may be more susceptible to adverse events.

We expect that, as a company independent from LICT, we will be able to grow organically and through acquisitions. Nonetheless, we may not be able to achieve any of these benefits. Furthermore, by separating from LICT, there is a risk that we may be more susceptible to adverse events than we would have otherwise experienced as a subsidiary of LICT. As a subsidiary of LICT, we enjoyed certain benefits, including economies of scope and scale in costs, employees and business relationships. These benefits may not be as readily achievable as a smaller, stand-alone company.

After the spin-off, certain of our directors and officers may have actual or potential conflicts of interest because of their positions or relationships with LICT.

Mr. Moore, our Interim Chief Financial Officer and Secretary, will continue to serve as Vice President of Finance at LICT. In addition, Mr. Miller, our Chairman and Chief Executive Officer, will continue to serve as Executive Vice President of Gabelli Funds, LLC. Gabelli Funds, LLC is controlled by Mario J. Gabelli, who is the largest stockholder of LICT and who will be the largest stockholder of our common stock after the distribution, beneficially owning approximately 30.5% of our Common Stock. These relationships could create, or appear to create, potential conflicts of interest if we and LICT face decisions that could have implications for both us and LICT. Potential conflicts of interest could arise in connection with the resolution of any dispute between us and LICT regarding the terms of the agreements governing the separation and distribution and our relationship with LICT following the separation and distribution. Potential conflicts of interest may also arise out of any commercial arrangements that we or LICT may enter into in the future.

Concerns about our prospects as a stand-alone company could affect our ability to attract and retain qualified management and other employees or individuals whom we are attempting to recruit as employees.

Our success depends upon the talents and efforts of our all of our personnel. The loss of any member of our senior management team, and the inability to attract and retain highly qualified technical and management personnel in the future, could have an adverse effect on our business, financial condition and results of operations. Our employees or individuals whom we are attempting to recruit as employees may have concerns about our prospects as a stand-alone company, including our ability to maintain our independence and our inability to continue our current reliance on LICT’s resources after the spin-off. If we are not successful in assuring our employees or individuals whom we are attempting to recruit as employees of our prospects as an independent company, our employees or recruits may seek or accept other employment, which could adversely affect our business and our results of operations.

Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our financial stability could have an adverse effect on our business, financial condition, results of operations and cash flows.

We may have been able to receive better terms from unaffiliated third parties than the terms provided in our agreements with LICT.

The agreements related to our separation from LICT, including, but not limited to, the Separation Agreement, the Transitional Services Agreement and the Tax Indemnity and Sharing Agreement, were negotiated in the context of our separation from LICT while MAC was still majority-owned by LICT. Accordingly, they may not reflect terms that would have been reached between unaffiliated parties. The terms of the agreements we negotiated in the context of our separation related to, among other things, indemnities and other obligations between LICT and us. Had these agreements been negotiated with unaffiliated third parties, they might have been more favorable to us. For more information, see “Arrangements Between LICT and MAC After the Spin-Off.”

In connection with the spin-off, LICT will indemnify us for certain liabilities. There can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that LICT’s ability to satisfy its indemnification obligations will not be impaired in the future.

Pursuant to the Separation Agreement, LICT will agree to indemnify us from certain liabilities, as discussed further in the section entitled “Arrangements Between LICT and MAC After the Spin-Off.” Third parties could seek to hold us responsible for any of the liabilities that LICT has agreed to retain, and there can be no assurance that the indemnity from LICT will be sufficient to protect us against the full amount of such liabilities or that LICT will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from LICT any amounts for which we are held liable, we may be temporarily required to bear those losses until such recovery. Each of these risks could adversely affect our business, results of operations and financial condition.

At this time, there has been no authoritative determination as to whether the distribution will qualify for tax-free treatment for LICT, MAC or LICT stockholders under U.S. tax laws. It could be determined in the future that the distribution should have been considered a taxable event with respect to U.S. federal income tax purposes for MAC, LICT or LICT stockholders.

Completion of the spin-off is conditioned on LICT’s receipt of a tax opinion from its tax advisor substantially to the effect that, for U.S. federal income tax purposes, the distribution, taken together with certain related transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a generally tax-free distribution under Section 355 of the Code. LICT has received such opinion from its tax advisor, but we and LICT have not sought and have not received, and do not plan on seeking or obtaining, a ruling from the IRS regarding the tax consequences of the spin-off. The tax opinion is based on the assumption that, among other things, the spin-off will be completed according to the terms of the Separation Agreement and relies on the facts as stated in this Information Statement and other related information and therefore is based on certain assumptions as well as certain representations as to factual matters from, and certain covenants by, MAC and LICT. If any of these facts, assumptions, representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if LICT or we breach any of other applicable representations or covenants relating to the opinion of counsel, the opinion of counsel may be invalid and the conclusions reached therein may not be relied on. In addition, the opinion of counsel is not binding on the IRS or the courts, and accordingly there can be no assurance that the IRS or another taxing authority will not assert that the distribution is taxable to LICT, MAC or LICT stockholders. If the spin-off were taxable, among other things, each LICT stockholder who receives shares of MAC Common Stock in the spin-off may be treated as receiving a taxable distribution and LICT would realize taxable income to the extent the distribution consists of appreciated property distributed by LICT.

For more information, see “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.” Tax matters are very complex and the tax consequences of the spin-off to any particular LICT stockholder will depend on that stockholder’s particular situation. LICT stockholders should consult with their own tax advisors to determine the specific tax consequences of the spin-off to them.

The aggregate post-distribution value of the MAC Common Stock and the LICT Common Stock may not equal or exceed the pre-spin-off value of the LICT Common Stock.

After the spin-off, the LICT Common Stock will continue to be listed and traded on the OTC Pink marketplace under the symbol “LICT.” The MAC Common Stock is expected to be listed on the OTC Pink marketplace under the symbol “MACT.” We cannot assure you that the combined value of the LICT Common Stock and the MAC Common Stock after the spin-off, as adjusted for any changes in the combined capitalization of these companies, will be equal to or greater than the value of LICT Common Stock prior to the spin-off. Until the market has fully evaluated the business of LICT without the business of MAC, the value of LICT may fluctuate significantly. Similarly, until the market has fully evaluated the business of MAC, the value of MAC may fluctuate significantly.

Our unaudited pro forma consolidated financial statements included in this information statement are for illustrative purposes only and do not reflect what our financial position and results of operations would have been had the spin-off occurred on the date indicated in the pro forma data and are not necessarily indicative of our future financial position and future results of operations.

We have no operating history as an independent, publicly traded company, and our historical consolidated financial data is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

We derived the historical consolidated financial data included in this information statement from LICT’s consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent, publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

•	Prior to the spin-off, we operated as part of LICT’s broader corporate organization, and LICT performed various corporate functions for us. Our historical consolidated financial data reflects allocations of corporate expenses from LICT for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent publicly traded company.

•	We will enter into transactions with LICT that did not exist prior to the spin-off, such as the Separation Agreement and Transitional Services Agreement, and undertake indemnification obligations, which will cause us to incur new costs. See “Arrangements Between LICT and MAC After the Spin-Off.”

•	Our historical consolidated financial data does not reflect changes that we expect to experience in the future as a result of our separation from LICT, including changes in the financing, cash management, operations, cost structure and personnel needs of our business. As part of LICT, we enjoyed certain benefits from LICT’s operating diversity, reputation, size, purchasing power, borrowing leverage and available capital for investments, and we will lose these benefits after the spin-off. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets, on terms as favorable to us as those we obtained as part of LICT prior to the spin-off, and our results of operations may be adversely affected.

Following the spin-off, we will also face additional costs and demands on management’s time associated with being an independent, publicly traded company, including costs and demands related to corporate governance, investor and public relations and public reporting. For additional information about our past financial performance and the basis of presentation of our Consolidated Financial Statements, see “Summary Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Summary Historical Consolidated Financial Data and the Notes thereto included elsewhere in this information statement.

Risks Related to the MAC Common Stock

There is no guarantee that MAC Common Stock will be quoted on the OTC Pink marketplace.

There presently is no public market for MAC Common Stock or any of our other securities. We have applied for a stock symbol and to have our shares quoted on the OTC Pink marketplace after the distribution is completed, but there are no assurances that our stock symbol will be issued, or that a liquid trading market will develop even if it is approved. Even if such quotation is approved by FINRA, there can be no assurance any broker will be interested in trading MAC Common Stock. Therefore, it may be difficult to sell any shares you acquire in the distribution if you desire or need to sell them. No market maker is obligated to make a market in MAC Common Stock, and even after making a market, can discontinue market making at any time without notice. We cannot provide any assurance that an active and liquid trading market in MAC Common Stock will develop or, if developed, that the market will continue.

We cannot predict the prices at which the MAC Common Stock may trade after the spin-off.

The market price of the MAC Common Stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated reductions in our revenue, net earnings and cash flow resulting from actual or anticipated decline in assets under management;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover MAC after the spin-off or changes in financial estimates by analysts;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations; and

•	general economic conditions.

In particular, the realization of any of the risks described in these “Risk Factors” could have a significant and adverse impact on the market price of the MAC Common Stock. In addition, the stock market in general has experienced extreme price and volume volatility that has often been unrelated to the operating performance of particular companies. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of the MAC Common Stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our stock price.

Substantial sales of MAC Common Stock may occur in connection with the spin-off, or in the future, including the disposition by LICT of shares of MAC Common Stock that it may retain after the distribution, either of which could cause our stock price to decline.

Immediately following the distribution, LICT will own 19% of the economic interest and voting power of our outstanding common stock. We understand that LICT currently intends to dispose of all of MAC Common Stock that it retains after the distribution through distributions to LICT stockholders as dividends or in one or more public or private sale transactions (including potentially through secondary transactions), taking into account market and general economic conditions and sound business judgment, but in no event later than five years after the distribution, in order to comply with IRS ruling guidelines and to avoid adverse tax consequences of the spin-off to LICT and the stockholders.

Further, LICT stockholders who are not deemed “affiliates” under the Securities Act of 1933, as amended (the “Securities Act”) receiving shares of MAC Common Stock in the distribution generally may sell those shares immediately in the public market. It is possible that some LICT stockholders, including some of its larger stockholders, will sell their shares of MAC Common Stock received in the distribution if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives, or, in the case of index funds, we are not a participant in the index in which they are investing. The sales of significant amounts of MAC Common Stock or the perception in the market that such sales might occur may decrease the market price of MAC Common Stock.

One of our stockholders, Mario Gabelli, will have significant voting power of MAC and may vote his shares in a manner that is not in the best interest of other stockholders.

One of our stockholders, Mr. Mario Gabelli, will control approximately 30% of the voting power represented by our outstanding shares of common stock. He may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.

The reduced disclosure requirements applicable to us as an “emerging growth company” and a “smaller reporting company” may make MAC Common Stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and, like smaller reporting companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain an emerging growth company for up to five full fiscal years following the spin-off. We would cease to be an emerging growth company, and, therefore, become ineligible to rely on the above exemptions, if we (a) have more than $1 billion in annual revenue in a fiscal year, (b) issue more than $1 billion of non-convertible debt over a three-year period or (c) become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur after: (i) we have filed at least one annual report; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of MAC Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. We cannot predict if investors will find MAC Common Stock less attractive because we may rely on these exemptions.

We also qualify as a “smaller reporting company” under the Exchange Act. As a smaller reporting company, we enjoy many of the same exemptions and reduced disclosure requirements as emerging growth companies, and those exemptions would continue to be available to us even after the emerging growth company status expires if we still are a smaller reporting company at such time.

If some investors find MAC Common Stock less attractive as a result of the exemptions available to us as an emerging growth company and a smaller reporting company, there may be a less active trading market for MAC Common Stock (assuming a market develops) and our value may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

Holders of MAC Common Stock may be diluted due to future equity issuances.

In the future, holders of MAC Common Stock may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including any equity awards that we will grant to our directors, officers and employees. We may issue stock-based awards, including annual awards, new hire awards and periodic retention awards, as applicable, to our directors, officers and other employees under an equity compensation program. Such stock awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock.

Our certificate of incorporation provides that certain lawsuits must be litigated in Delaware, which may limit your ability to obtain a favorable judicial forum for disputes with us.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of MAC to MAC or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our certificate of incorporation or our bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Accordingly, it may not be possible for stockholders to litigate any action relating to the foregoing matters outside of the State of Delaware, even though stockholders may view other forums to be more favorable. However, if a court were to find the exclusive forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. We note that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce the exclusive forum provision. Our stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

Material weakness in our internal control over financial reporting could have a significant adverse effect on our business and the price of our common stock.

We have identified the existence of a material weakness in our internal control over financial reporting. A “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. Since addressing material weakness in our internal control over financial reporting is critical to our success going forward, we have developed a plan consisting of four major components and expect to implement the plan within the next six to nine months. The four components of our plan consist of staffing, systems, procedures and interdepartmental communications.

We have added staff members to the accounting department in Michigan and are currently looking to add a Vice President of Finance and a Chief Financial Officer with greater familiarity with U.S. GAAP and SEC reporting requirements. We expect these new staff members to start in July and will provide enhanced and focused trainings. We have retained a consulting firm to assist us in assessing our compliance with the Sarbanes-Oxley Act to help us (i) further develop and implement formal policies, processes and documentation procedures relating to our financial reporting as well as (ii) address the accounting function’s staffing needs and training and strengthen our internal control processes.

In addition, we expect that upon the distribution, MachTen will streamline and consolidate its financial systems, including with respect to accounting and customer billing. We believe this is the best and most cost-effective solution. We expect to have this consolidation completed before the end of the year.

With respect to procedures, our audit internal control procedures previously did not clearly identify the responsible parties, time of control and the documentation used in the control. As part of the audit, these procedures were revised to meet the standards and requirements needed. As the procedures are now in place, we have begun to monitor and review them to ensure that we are executing the procedures as documented. In addition, we now have a control matrix document to summarize all of the documented procedures. We are currently reviewing and considering additional procedures and controls that may need to be updated. We expect to have this completed by end of the third quarter of 2023.

Finally, we are working to ensure that key information is shared in a timely manner with all company personnel that needs to know such information. We will establish weekly interdepartmental meetings to review our progress under each of the four components.

While we are taking steps to remediate these material weaknesses, there can be no assurance that these efforts will be successful. Our material weakness will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded that these controls are effective. Any failure to successfully remediate these material weaknesses could result in additional material weaknesses being identified in the future, which could have a material adverse effect on our business and the price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this information statement contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. The factors described under “Risk Factors” could cause our actual results to differ from our expectations or beliefs. These risks include, among others, the following:

•	a decline in our access lines or loss of access lines;

•	failing to meet A-CAM compliance for either build-out milestones and performance testing;

•	competitors obtaining extremely low cost loans or grants to build fiber in our service areas;

•	competition that may adversely impact our business, financial condition and results of operations;

•	future 5G wireless competition;

•	our failure to successfully integrate new technologies, respond to customers or provide new services;

•	risks associated with acquired businesses and potential acquisitions;

•	network disruption, delays or interruptions of service;

•	risks associated with climate change on our infrastructure, ability to provide services and regulations applicable to us;

•	the failure of any of our billing systems;

•	our dependency on third parties for long distance and broadband services;

•	our failure to maintain the necessary rights-of-way for our networks;

•	future liabilities or compliance costs in connection with environmental and worker health and safety matters;

•	the impairment of our goodwill or other intangible assets;

•	the adverse impact of COVID-19 global pandemic on our business;

•	inflation in the U.S. economies could impact our results of operations;

•	our incurrence of indebtedness;

•	adverse changes in significant regulations;

•	loss of statutory exemption from burdensome rules;

•	costs of regulatory compliance;

•	additional legislative, regulatory and judicial actions in the communications industry;

•	our failure to achieve the benefits expected from our spin-off from LICT;

•	actual or potential conflicts of interest among certain of our directors and officers;

•	our failure to attract and retain qualified management and employees;

•	the ability to assure others that our financial stability, on a stand-alone basis, is sufficient;

•	our inability to obtain potentially better terms from unaffiliated third parties than the terms provided in our agreements with LICT;

•	our inability to assure that LICT’s indemnification will be sufficient and will remain unimpaired in the future;

•	a lack of authoritative determination as to whether the distribution will qualify for tax-free treatment for LICT, MAC or LICT stockholders under U.S. tax laws;

•	changes to the aggregate post-distribution value of the MAC Common Stock and the LICT Common Stock that may not equal or exceed the pre-spin-off value of the LICT Common Stock;

•	our operating history and financial information may not be a reliable indicator of our future results;

•	the lack of guarantee that MAC Common Stock will be quoted on the OTC Pink marketplace;

•	the inability to predict the prices at which the MAC Common Stock may trade after the spin-off;

•	substantial sales of MAC Common Stock by LICT may cause our stock price to decline;

•	the control by Mario J. Gabelli of a majority of the combined voting power of MAC Common Stock;

•	our reduced disclosure requirements may make MAC Common Stock less attractive to investors;

•	holders of MAC Common Stock may be diluted by further equity issuances; and

•	our lawsuits must be litigated in Delaware, which may limit your ability to obtain a favorable judicial forum for disputes with us.

Other factors not described above, may also cause our actual results to differ from our expectations and belief. Except as required by law, we do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

THE SPIN-OFF

Background

The LICT Board regularly reviews the various businesses conducted by LICT to ensure that resources are deployed and activities are pursued in the best interests of its stockholders. On June 8, 2022, LICT first discussed plans to spin-off of a majority interest in the Michigan Businesses from LICT. This authorization is subject to, among other things, the conditions described below under “—Spin-Off Conditions and Termination.”

To effect the spin-off, LICT will transfer the Michigan Businesses to MAC and then subsequently distribute 81% of the shares of MAC Common Stock on a pro rata basis to LICT stockholders in a distribution that is generally intended to be tax-free to LICT stockholders for U.S. federal income tax purposes. LICT will thereafter own 19% of the outstanding shares of MAC Common Stock, with the intention of disposing of those shares within the next five years.

On July 28, 2023, the LICT Board approved the distribution of 81% of the issued and outstanding shares of MAC Common Stock, on the basis of 150 shares of MAC Common Stock for every one share of LICT Common Stock held as of the close of business on the record date of July 31, 2023. On August 31, 2023, the distribution date, each LICT stockholder will receive 150 shares of MAC Common Stock for every one share of LICT Common Stock held at close of business on the record date. Following the spin-off, we will operate independently from LICT. No approval of LICT’s stockholders is required in connection with the spin-off, and LICT’s stockholders will not have any appraisal rights in connection with the spin-off.

Reasons for the Spin-Off

The LICT Board has determined upon careful review and consideration that the spin-off of the Michigan Businesses from the rest of LICT and the establishment of MAC as a separate, publicly traded company is in the best interests of both MAC and LICT. The LICT Board’s determination was based on a number of factors, including but not limited to the following:

•	Facilitation of a Borrowing. Presently, MAC is not well-positioned to incur debt on its own as a part of LICT’s corporate structure. The creation of MAC to hold the Michigan Businesses will permit MAC to incur debt by means of one or more borrowings.

•	Cost Savings. The MAC spin-off would permit LICT to be compensated for any services provided to MAC under the Transitional Services Agreement, and would permit MAC to pay for only those particular services which it needs. In addition to providing savings, the spin-off would provide the opportunity for each of MAC and LICT to precisely tailor its operations and expenditures to actual needs. In addition, LICT and MAC would be further incentivized to optimize their interactions from both a financial and an operational perspective, creating increased efficiencies and reducing duplication resulting from the existing parent/subsidiary relationship.

•	Fit and Focus. The diverse nature of LICT’s assets, properties and subsidiaries has historically been challenging for equity and financing market participants to navigate. In recent years, LICT has been concentrating its attention on its properties and operations west of the Mississippi River. As a result, the Michigan Businesses have become something of a geographic and operational outlier compared to the other LICT companies. The spin-off of the Michigan Businesses will help to provide a sharper fit and focus for the business models of both LICT and MAC and unlock more intrinsic value. We believe that the spin-off will create opportunities for potential acquisitions and financings and facilitate a more appropriate market valuation of both LICT and MAC.

•	Facilitation of an Acquisition. As noted above, the spin-off will assist both LICT and MAC in pursuing potential acquisitions. The spin-off of MAC will enable it to play a significant role as a competitor in the marketplace for acquisitions. At the same time, its departure will enhance LICT’s ability to compete for acquisitions in its focus areas. These outcomes will have beneficial effects for each company’s stockholders.

•	Risk Reduction. The Michigan Businesses have historically required a disproportionate share of LICT’s managerial oversight, and the LICT Board believes that MAC’s continuation as an LICT subsidiary is not optimal for either company. It is clear from MAC’s current financial condition and operations that it is viable as an independent operation. As such, there would be no corresponding risk to MAC resulting from the spin-off. The spin-off will come at no expense to MAC and will reduce drag for LICT’s remaining subsidiaries.

The LICT Board also considered a number of potentially negative factors in evaluating the spin-off, including the potential loss of synergies from operating as a subsidiary and potential increased costs, potential disruptions to MAC’s businesses as a result of the spin-off and the risks of being unable to achieve the benefits expected to be achieved by the spin-off. The LICT Board concluded that the potential benefits of the spin-off greatly outweighed these factors.

LICT’s Retention of Shares of MAC Common Stock

LICT’s plan to transfer less than all of the outstanding shares of MAC Common Stock to its stockholders in the distribution is motivated by its desire to establish, in an efficient and non-taxable, cost-effective manner, an appropriate capital structure for each of MAC and LICT. We understand that LICT currently intends to dispose of all of MAC Common Stock that it retains after the distribution through distributions to LICT stockholders as dividends or in one or more public or private sale transactions (including potentially through secondary transactions), taking into account market and general economic conditions and sound business judgment, but in no event later than five years after the distribution, in order to comply with IRS ruling guidelines and to avoid adverse tax consequences of the spin-off to LICT and the stockholders.

We intend to enter an agreement with LICT in which LICT will agree to vote any shares of MAC Common Stock that it retains immediately after the distribution in proportion to the votes cast by our other stockholders. Pursuant to such agreement, LICT will grant us a proxy to vote its shares of our retained shares of MAC Common Stock in such proportion. As a result, LICT will not be able to exert any control over us through the shares of MAC Common Stock it retains. Any such proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from LICT to a person other than LICT, and the proxy will neither limit nor prohibit any such sale or transfer.

Manner of Effecting the Spin-Off

Our Board of Directors (our “Board”) and the LICT Board have approved the spin-off of MAC to the holders LICT Common Stock. No stockholder vote is necessary to effectuate the spin-off and none will be obtained.

The general terms and conditions relating to the spin-off will be set forth in the Separation Agreement between LICT and us. Under the Separation Agreement, the spin-off will be effective on the distribution date. As a result of the spin-off, you will receive 150 shares of MAC Common Stock for each share of LICT Common Stock that you hold on the record date. No fractional shares will be issued in the distribution. If applicable, any fractional share of MAC Common Stock otherwise issuable to you will be sold on your behalf, and you will receive a cash payment with respect to that fractional share. Such cash payment generally will constitute taxable income to you.

As discussed under “—Trading of LICT Common Stock After the Record Date and Prior to the Distribution,” if a stockholder of record of LICT Common Stock sells those shares in the market after the record date and prior to the distribution, that stockholder also will be selling the right to receive shares of MAC Common Stock in the distribution.

The distribution will be made in book-entry form. For registered LICT stockholders, our transfer agent will credit their shares of MAC Common Stock to book-entry accounts established to hold their shares of MAC Common Stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own LICT Common Stock through a bank or brokerage firm, their shares of MAC Common Stock will be credited to their accounts by the bank or broker. See “—When and How You Will Receive Shares of MAC Common Stock.” Each share of MAC Common Stock that is distributed will be validly issued, fully paid and nonassessable. Holders of shares of MAC Common Stock will not be entitled to preemptive rights. See “Description of Capital Stock.” Following the spin-off, stockholders whose shares are held in book-entry form may request the transfer of their shares of MAC Common Stock to a brokerage or other account at any time, without charge.

You will not be required to make any payment for the shares of MAC Common Stock that you receive, nor will you be required to surrender or exchange your shares of LICT Common Stock or take any other action to receive MAC Common Stock.

Results of the Spin-Off

After the spin-off, we will be a publicly traded company. Immediately following the spin-off, we expect that there will be approximately 3,172,407 shares of MAC Common Stock issued and outstanding, based on the number of shares of LICT Common Stock outstanding as of the record date.

You will not be required to make any payment for the shares of MAC Common Stock you receive, nor will you be required to surrender or exchange your shares of LICT Common Stock or take any other action in order to receive the shares of MAC Common Stock to which you are entitled. The spin-off will not affect the number of outstanding shares of LICT Common Stock or any rights of LICT stockholders. The spin-off may affect the market value of the outstanding LICT Common Stock. Immediately following the spin-off, we expect to have approximately 80 registered holders of shares of MAC Common Stock.

We and LICT will be parties to agreements that govern the spin-off and our future relationship. For a more detailed description of these agreements, see “Arrangements Between LICT and MAC After the Spin-Off.”

When and How You Will Receive Shares of MAC Common Stock

On the distribution date, LICT will release 81% of its shares of MAC Common Stock for distribution by AST, as the distribution agent. The distribution agent will cause the shares of MAC Common Stock to which you are entitled to be registered in your name or in the “street name” of your bank or brokerage firm.

“Street Name” Holders. Many LICT stockholders hold their LICT Common Stock in an account with a bank or brokerage firm. If this applies to you, that bank or brokerage firm is the registered holder that holds the shares of LICT Common Stock on your behalf. For stockholders who hold their LICT Common Stock in an account with a bank or brokerage firm, the MAC Common Stock being distributed will be registered in the “street name” of your bank or broker, who in turn will electronically credit your account with the shares that you are entitled to receive in the distribution. We anticipate that banks and brokers will generally credit their customers’ accounts with MAC Common Stock on or shortly after the distribution date. We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having your shares credited to your account.

Registered Holders. If you are the registered holder of LICT Common Stock and hold your LICT Common Stock either in physical form or in book-entry form, the shares of MAC Common Stock distributed to you will be registered in your name and you will become the holder of record of the number of shares of MAC Common Stock that you are entitled to receive in the distribution. Our distribution agent will send you a statement reflecting your ownership of MAC Common Stock.

Direct Registration System. As part of the spin-off, we will be adopting a direct registration system for book-entry share registration and transfer of the MAC Common Stock. The shares of MAC Common Stock to be distributed in the spin-off will be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing your shares will be mailed to you in connection with the spin-off. Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares. The distribution agent will begin mailing book-entry account statements reflecting your ownership of shares promptly after the distribution date. You can obtain more information regarding the direct registration system by contacting our transfer agent and registrar, AST, at c/o Shareholder Services, 6201 15th Avenue, Brooklyn, New York 11219, Toll Free at (800) 937-5449 or through its website at www.astfinancial.com.

Transferability of Shares You Receive

The shares of the MAC Common Stock distributed to stockholders will be freely transferable, except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us, and include our directors and certain of our officers. Our affiliates will be permitted to sell their shares of MAC Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act (“Rule 144”).

Under Rule 144, an affiliate may not sell within any three-month period shares of MAC Common Stock in excess of 1% of the then outstanding number of shares of MAC Common Stock.

Sales for affiliates under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and availability of current public information about us. Among other restrictions, sales for affiliates will not be able to be made using Rule 144 until MAC has been subject to the reporting requirements of Section 13 of the Exchange Act for a period of at least 90 days, which will occur on October 11, 2023.

Incurrence of Debt

In connection with the spin-off, LMT Holding, after converting from a corporation to a single-member limited liability company wholly owned by MAC, intends to incur indebtedness in an aggregate principal amount of approximately $20 million, in the form of a senior secured revolving credit facility (the “revolver”) with CoBank. We expect that approximately $15 million of the net proceeds of the revolver will be transferred to LICT substantially concurrently with or shortly after the consummation of the spin-off.

The revolver is expected to mature five years from the closing date thereof. Interest on the loans under the revolver is expected to be calculated by reference to the Secured Overnight Financing Rate (“SOFR”) or an alternative base rate, plus an applicable interest rate margin. The revolver is expected to contain representations and warranties, affirmative and negative covenants and events of default customary for secured financings of this type, including limitations with respect to dividends and indebtedness, in each case, subject to a number of important exceptions and qualifications. In addition, it is expected that the revolver will obligate LMT Holding to maintain a leverage ratio and an interest coverage ratio.

The revolver will be unconditionally guaranteed by UPTC, MCBC and Alpha and secured by a perfected, first-lien security interest in substantially all assets of LMT Holding and UPTC, MCBC and Alpha. We estimate that our cash balance at the time of the spin-off will be approximately $1.5 million.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following discussion summarizes the material U.S. federal income tax consequences of the spin-off to us, LICT, and LICT stockholders. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations, any of which may be applied retroactively. It is not intended to and does not constitute tax advice for any individual or legal entity, nor may or should it be so interpreted.

Each stockholder is urged to consult his or her tax advisor as to the specific tax consequences of the spin-off to that stockholder, including the effect of any state, local or foreign tax laws or U.S. tax laws other than those relating to income taxes and of changes in applicable tax laws.

The following summary is for general information only and may not be applicable to stockholders who received their shares of MAC Common Stock pursuant to an employee benefit plan (or otherwise as compensation) or who are not citizens or residents of the United States (or are not otherwise United States persons) within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), or who are otherwise subject to special treatment under the Code, such as tax-exempt entities, partnerships (including arrangements treated as partnerships for U.S. federal income tax purposes), financial institutions, insurance companies, dealers or traders in public securities, and persons who hold their shares of LICT Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. Each stockholder’s individual circumstances may affect the tax consequences of the spin-off to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, stockholders are advised to consult their own tax advisor as to the specific tax consequences of the spin-off and the effect of possible changes in tax laws.

If a partnership (including any arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of LICT Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of LICT Common Stock should consult its tax advisor regarding the tax consequences of the spin-off.

Completion of the spin-off is conditioned upon LICT’s receipt of an opinion from its tax advisor substantially to the effect that, for U.S. federal income tax purposes, the distribution, taken together with certain related transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a generally tax-free distribution under Section 355 of the Code. LICT has received such opinion from its tax advisor, but we and LICT have not sought and have not received, and do not plan on seeking or obtaining, a ruling from the IRS regarding the tax consequences of the spin-off. The opinion of counsel is not binding on the IRS or the courts. If the conclusions expressed in the opinion are challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the spin-off could be materially less favorable, and there can be no assurance that the IRS or another taxing authority will not assert that the distribution is taxable to LICT, MAC or LICT stockholders. The tax opinion is based on the assumption that, among other things, the spin-off will be completed according to the terms of the Separation Agreement and relies on the facts as stated in this Information Statement and other related information and therefore is based on certain assumptions as well as certain representations as to factual matters from, and certain covenants by, MAC and LICT. The opinion cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or are violated in any material respect. The tax opinion does not address any U.S. state or local or foreign tax consequences of the spin-off.

If the spin-off qualifies as a “reorganization” under Section 368(a)(1)(D) of the Code and a generally tax-free distribution under Section 355 of the Code, and subject to the qualifications and limitations set forth herein, we expect that the distribution of 81% of the outstanding MAC Common Stock should generally result in the following consequences for federal income tax purposes:

•	LICT will not recognize any gain or loss upon the spin-off of the stock of MAC to the LICT stockholders;

•	no gain or loss will be recognized by, or be includible in the income of, a holder of LICT Common Stock solely as the result of the receipt of MAC Common Stock in the spin-off;

•	the aggregate basis of LICT Common Stock and MAC Common Stock in the hands of LICT stockholders immediately after the spin-off will be the same as the basis of LICT Common Stock held by the stockholders immediately before the spin-off, allocated between the common stock of LICT and MAC in proportion to the relative fair market values of each on the distribution date; and

•	the holding period of MAC Common Stock received by LICT stockholders will include the holding period of their LICT Common Stock with respect to which the spin-off was made, provided that such LICT Common Stock is held as a capital asset on the date of the spin-off.

•	the receipt of cash in lieu of a fractional share of MAC Common Stock generally will be treated as a sale of MAC Common Stock, and a LICT stockholder will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s basis in the fractional share of MAC Common Stock, as determined above. The gain or loss may be long-term capital gain or loss if the holding period for the fractional share of MAC Common Stock, as determined above, is more than one year.

Although we generally expect the spin-off to be tax-free to LICT stockholders for U.S. federal income tax purposes (other than cash payments in lieu of fractional shares), if the distribution were not to qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a generally tax-free distribution under Section 355 of the Code, any LICT stockholder who receives MAC Common Stock and any cash in the distribution would generally be treated as receiving a taxable distribution equal to the fair market value of the MAC Common Stock received by such LICT stockholder in the distribution. In the event that a LICT stockholder is treated as receiving a taxable distribution in the distribution, such distribution would be treated as a taxable dividend to the extent of such LICT stockholder’s allocable share of LICT’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and to the extent the distribution exceeds such earnings and profits, the distribution would constitute a return of capital and would first reduce such LICT stockholder’s basis in its LICT Common Stock, but not below zero, and then would be treated as a gain from the sale of the LICT Common Stock. In addition, if the distribution were not to qualify for non-recognition treatment under Sections 368(a)(1)(D) and 355 of the Code, LICT would recognize taxable gain on the distribution, which could result in material tax liability to LICT.

Even if the distribution were otherwise to qualify generally for non-recognition treatment under Sections 368(a)(1)(D) and 355 of the Code, the spin-off could nevertheless become taxable to LICT (but not LICT’s stockholders) if MAC or LICT were to undergo a change in control pursuant to a plan or a series of related transactions that include the spin-off. Any transaction that occurs within the four-year period beginning two years prior to the spin-off is presumed to be part of a plan or a series of related transactions, which include the spin-off unless LICT establishes otherwise. In this context, a change in control generally means a shift in 50% or more of the ownership of either LICT or MAC. In addition, there can be no assurance that any other transactions related to the spin-off would not result in the recognition of income or gain by LICT.

In connection with the distribution, MAC and LICT will enter into a Tax Indemnity and Sharing Agreement that, among other things, will allocate between MAC and LICT the responsibility for tax liabilities incurred by them as a result of the failure of the distribution to qualify generally for tax-free treatment. In general, under the terms of such agreement, if the distribution were to fail to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Section 355 of the Code (including as a result of Section 355(e) of the Code) or if certain related transactions were to fail to qualify under applicable law for their intended tax treatment and, in each case, such failure were the result of actions taken after the distribution by LICT or MAC, the party responsible for such failure will be responsible for all taxes imposed on the other party to the extent such taxes result from such actions. However, if such failure was the result of any of MAC’s representations, statements or undertakings being incorrect, incomplete or breached, MAC generally will be responsible for all taxes imposed as a result of such breach. For a discussion of such agreement, see “Arrangements Between LICT And MAC After The Spin-Off — Tax Indemnity and Sharing Agreement.” If MAC is required to pay any taxes or indemnify LICT and its subsidiaries under the circumstances set forth in such agreement, MAC may be subject to substantial liabilities.

The foregoing is a summary of the material U.S. federal income tax consequences of the spin-off under current law. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of various states or other jurisdictions or that may apply to particular categories of stockholders. Each LICT stockholder should consult his, her or its tax advisor as to the particular tax consequences of the distribution to such stockholder, including the application of U.S. federal, state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Information Reporting

Treasury Regulations require certain “significant” LICT stockholders who receive MAC Common Stock pursuant to the spin-off to attach to his or her U.S. federal income tax return for the taxable year in which the spin-off occurs a detailed statement setting forth certain information with respect to the spin-off. MAC will provide adequate information to such stockholders for this purpose.

Trading Markets for the MAC Common Stock

As of the date of this information statement, there is no current trading market for MAC Common Stock. We have applied for quotation of MAC Common Stock on the OTC Pink marketplace. Since the OTC Pink marketplace is a quotation service maintained by the OTC Markets, Inc. and is not an issuer listing service or securities market, there are minimal listing requirements that must be satisfied by us prior to quotation. The ultimate determination of eligibility for quotation is subject to approval by FINRA. There can be no assurance that the MAC Common Stock will be approved by FINRA for quotation on any over-the-counter marketplace, including the OTC Pink marketplace.

We cannot predict the price at which MAC Common Stock will trade after the distribution. In fact, the combined trading prices, after the spin-off, of the shares of MAC Common Stock that each LICT stockholder will receive in the distribution and the shares of LICT Common Stock held at the record date may not equal the trading price of a share of LICT Common Stock immediately prior to the distribution. The price at which MAC Common Stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for MAC Common Stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to the MAC Common Stock.” In addition, we cannot predict any change that may occur in the trading price of LICT Common Stock as a result of the spin-off.

Trading of LICT Common Stock After the Record Date and Prior to the Distribution

Trading of LICT Common Stock after the record date and through the distribution date will trade with an entitlement to shares of MAC Common Stock distributed in connection with the spin-off. Therefore, if you owned shares of LICT Common Stock on the record date and sell those shares on or prior to the distribution date, you also will be selling your right to receive the shares of MAC Common Stock that would have been distributed to you in connection with the spin-off.

Spin-Off Conditions and Termination

We expect that the spin-off’s distribution date will be on or about August 31, 2023, provided that, among other things:

•	the LICT Board will have approved the distribution of 81% of MAC Common Stock to LICT stockholders;

•	the Form 10, of which this information statement is a part, shall go effective under the Exchange Act, with no stop order in effect with respect to the Form 10;

•	this information statement shall have been mailed to the holders of LICT Common Stock;

•	the actions and filings, if any, necessary under securities and blue sky laws of the states of the United States and any comparable laws under any foreign jurisdictions must have been taken and become effective;

•	LICT has received an opinion from its tax advisor substantially to the effect that, for U.S. federal income tax purposes, the distribution, taken together with certain related transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a generally tax-free distribution under Section 355 of the Code;

•	no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin-off will be in effect and no other event outside LICT’s control will have occurred or failed to occur that prevents the consummation of the spin-off;

•	the approval for quotation of the MAC Common Stock on the OTC Pink marketplace, subject to official notice of issuance, shall have been obtained; and

•	no event or development has occurred or exists that, in the judgment of the LICT Board, in its sole discretion, makes the spin-off inadvisable.

Reasons for Furnishing and Content of this Information Statement

This information statement is being furnished solely to provide information to holders of LICT Common Stock who will receive shares of MAC Common Stock in connection with the spin-off. It is not provided as an inducement or encouragement to buy or sell any securities. You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after such date, and neither LICT’s nor MAC’s management has an obligation or intention to update the information.

Accounting Treatment

The spin-off will be accounted for by LICT as a dividend at historical cost, and no gain or loss will be recorded.

DIVIDEND POLICY

We may consider paying a dividend in the future, although we do not currently have a plan to do so, other than the $15 million of the net proceeds that will be transferred to LICT substantially concurrently with or shortly after the consummation of the spin-off. Whether we pay cash or other dividends in the future will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that our Board determines are relevant.

REGULATORY APPROVALS

Other than certain approvals already received from FINRA, we do not believe any regulatory approvals are required in connection with the spin-off.

BUSINESS

Background and History of MAC

MAC was incorporated under the laws of the State of Delaware on December 5, 2022 as a subsidiary of LICT to serve as a holding company for LICT’s three operating companies located in the State of Michigan: UPTC, an RLEC serving the counties of Baraga, Chippewa, Dickinson, Gogebic, Houghton, Iron, Mackinac, Marquette, Menominee and Ontonagon in the upper peninsula of Michigan; MCBC, which serves the counties of Mecosta, Montcalm, Otsego, Presque Isle and Kalkaska as an RLEC and of which UPTC is the sole member; and Alpha, a CLEC which serves the counties of Delta, Grand Traverse, Marquette and Menominee in Michigan, and in addition serves as the provider of high-speed broadband services (either through fiber optic or DSL facilities) to UPTC’s and MCBC’s subscribers.

UPTC, MCBC and Alpha are long-established enterprises in the provision of communications services, all organized in the State of Michigan. UPTC was incorporated in 1927; MCBC was separated from UPTC and organized as a sole-member limited liability company in 2008; and Alpha was incorporated in 1990. LICT acquired UPTC and Alpha in 1997. Each of these entities provides voice telephone as well as internet access and high-capacity broadband services.

MAC’s RLECs, UPTC and MCBC, are licensed local exchange carriers which serve the predominantly rural areas authorized by the MPSC. As licensed carriers, they are subject to the regulatory regimes of the MPSC and the FCC. Both UPTC and MCBC have transformed from being primarily voice service providers into broadband service providers that also provides voice services. In addition to broadband, the RLECs provide telephone wireline access services to residential and business customers in our service areas with a full range of calling features including call forwarding, conference calling, caller identification, voicemail and call waiting. The vast majority of our current capital expenditures are focused on improving and expanding broadband services. Historically, broadband was provided by means of DSL technology, but increasingly, we are providing broadband service by fiber optic technology, to both business and residential users, as well as provisioning broadband through wireless equipment. Both UPTC and MCBC provide network access services to long distance and other carriers which involve the use of their networks to originate and terminate interstate and intrastate telephone calls. Such services are generally offered on a month-to-month basis and certain components of the service are billed on a minutes-of-use basis. Access charges to long distance carriers and other customers are based on access rates filed with the FCC for interstate services and with the MPSC, state regulatory agency, for intrastate services.

MAC’s CLEC, Alpha, is a licensed CLEC in Michigan. It operates as a lightly-regulated competitor providing broadband communications services to customers in the licensed areas served by our RLECs, and has expanded its business to other Michigan communities outside our licensed areas. Alpha operates under the “doing business as” names of Michigan Broadband Services and MACS. In our licensed territories, Alpha purchases wholesale broadband capacities from our RLECs and then sells broadband services over the RLEC facilities to customers. In addition, Alpha has developed a substantial and growing presence in the more urban communities of Traverse City and Escanaba, Michigan. There, Alpha builds, owns and operates its own broadband facilities. Most recently, in May 2022, it reached an agreement with the electric utility company serving Escanaba to use the utility’s poles for expanding its service to Escanaba customers. Alpha is actively seeking to further expand its competitive activities to additional markets.

Through its operating subsidiaries, MAC is thus an integrated provider of voice, broadband and internet access services. It provides high speed broadband services, including internet access, through fiber optic facilities, copper-based DSL, fixed wireless facilities, and coaxial cable via cable modems. The Company also provides a limited amount of a number of other services, including video services through both traditional CATV and IPTV, VoIP, and several related telecommunications services. In September 2019, UPTC acquired Sunrise Communications, a cable television/broadband provider located on Drummond Island, Michigan, which currently serves 23 video and 59 broadband internet subscribers.

The Company’s overall business development strategy is to expand its existing operations, service offerings and geographic coverage through both internal growth and acquisitions. It may also, from time to time, consider the acquisition of other assets or businesses that are not directly related to its present businesses, but that present opportunity for its further growth and expansion.

COVID-19

MAC continues to closely monitor developments relating to the COVID-19 pandemic. It has taken and is continuing to take steps to mitigate the potential risks of the pandemic to the Company, our employees, our suppliers and our customers. We provide essential broadband and voice services to our customers, so we have been operating throughout the pandemic at close to normal levels. To protect our employees while continuing to provide the communications services needed by our customers, MAC adapted installation and repair service processes to limit customer contact and minimize employee contact with other employees. In addition, MAC changed technician dispatch procedures to further limit contact and provided personal protective equipment, including masks, gloves and sanitizing products. Customers must answer a series of screening questions before an appointment is scheduled. If a technician determines that circumstances at a customer’s location present a health risk, they are to reach out to their supervisor for further instructions. Our teammates’ dedication and work ethic have allowed us to continue providing critical services to our customers.

MAC has also made numerous accommodations to provide service to families in need. While, like most businesses, we have had some supply chain issues, we have not experienced significant interruptions. During the year ended December 31, 2022, the Company has not experienced material, detrimental issues related to COVID-19 in its supply chain, quality assurance and regulatory compliance activities, and has been able to operate without interruption. The Company has taken, and plans to continue to take, commercially practical measures to keep its facilities open. The Company’s supply chains remain intact and operational, and the Company is in regular communications with its suppliers and third-party partners.

It is not possible to predict whether COVID-19 will cause future interruptions and delays. We well understand the challenges facing our customers. Our employees live in the communities we serve and are affected by many of the same obstacles. We will continue to do our best to minimize the effects of the pandemic on all whom we employ, serve as customers and otherwise do business with.

Communications Operations

Broadband Data and Voice Services

Organization and Locations

We provide services through our three operating company subsidiaries. As noted above, our service offerings include high-capacity broadband, including internet access, voice (both local and long distance), VoIP and video services. Our services fall into two broad categories: regulated (or RLEC) and unregulated (or CLEC).

The Company determines its reporting units in accordance with FASB ASC 280, “Segment Reporting” (“ASC 280”). The Company evaluates a reporting unit by first identifying its operating segments under ASC 280. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and reporting unit. The Company is organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

Principal Products and Services

Traditional Regulated RLEC Services

Local network services. We provide telephone wireline access services to residential and business customers in our RLEC service areas with a full range of calling features, including call forwarding, conference calling, caller identification, voicemail and call waiting. We provide broadband services using several technologies, including fiber optic cable, DSL (which are copper facilities), coaxial cable via cable modem, and wireless technology, to both business and residential users. At the current time, MAC operates 635 miles of fiber optic cable, 2,118 miles of copper facilities, 23 miles of coaxial cable and has three communications towers to facilitate wireless services.

In our RLEC service territories, the Company’s broadband penetration levels are currently in the 80% range and are continuing to climb as a result our efforts to expand our broadband customer base and services. We also offer packages of telecommunications services which permit customers to bundle their basic telephone line with their choice of enhanced services, or to customize a set of selected enhanced features that fit their specific needs. Our principal suppliers of materials (for both RLEC and CLEC) used in the provision of these services include Power & Telephone, Walker & Associates, Millennium and Galloway Group. We are currently experiencing longer lead times than usual on most materials, including optical fiber, pedestals, handholes, last mile electronics, switches, routers and CPE equipment.

Network access services. We provide network access services to long distance and other carriers which involve the use of our network to originate and terminate interstate and intrastate telephone calls. Such services are generally offered on a month-to-month basis and the service is billed on a minutes-of-use basis. Access charges to long distance carriers and other customers are based on access rates filed with the FCC for interstate services and with the respective state regulatory agencies for intrastate services.

Non-Regulated Services

Broadband and voice services. We provide non-regulated high-capacity broadband services, including internet access and data transport, through our CLEC, Alpha, in our traditional RLEC territories and certain adjacent areas. We have a long history of bringing affordable connectivity to rural markets and are continually striving to improve the services we provide. In recent times, we have extended that performance to more urban markets such as Traverse City and Escanaba. We also plan to continue such expansions to other cities and towns as rapidly as business conditions permit.

Cellular backhaul and other data transport services. We have constructed fiber optic facilities to numerous cell tower sites operated by wireless carriers and are continuing to expand these facilities. This allows us to participate in the growing demand for wireless broadband services and opens new broadband opportunities in our markets. We expect continued demand for transport services from the wireless providers as mobile data usage grows, and we have secured a number of long-term contracts that will help support our revenue growth objectives for years to come. In addition, we are experiencing significant demand from schools, health care facilities, government agencies and other public institutions for data transport.

Expansion and Development of New Products and Services

MAC is continually seeking to introduce new services based on technological advances and expanding commercial initiatives. Our subsidiaries seek to expand their service offerings beyond both their regulated and unregulated geographic territories, primarily by establishing and developing broadband connections in adjoining or nearby areas. This is accomplished by building facilities utilizing fiber optic and coax cable, along with fixed wireless solutions, directly to the customer premises to provide services. Where favorable arrangements are available, we may lease facilities from other carriers to reach customers.

As described in greater detail below, we expect future growth in operations to be derived from a broad range of activities, including providing service to new customers, primarily through broadband connections and providing a broader range of services to existing customers.

In addition to organic growth opportunities, the Company plans to consider acquisition and other joint-venture or partnership opportunities. We intend to seek companies with local management who wish to remain actively involved in maintaining the entrepreneurial spirit and operational expertise that we believe is critical to ensuring the continued success of their business post-acquisition. Telephone holding companies and others often compete aggressively for the acquisition of such properties, and the acquisitions may be subject to the consent or approval of regulatory agencies on the federal or state level. In addition, any acquisition is subject to various risks, including the ability to find and complete the transaction at an attractive price, and to successfully integrate and operate the acquired entity. Although MAC will carefully evaluate potential acquisitions, there can be no assurance that we will be able to identify suitable transactions, to conclude them successfully or to operate them profitably.

Our RLECs, UPTC and MCBC, offer broadband internet access service, and at December 31, 2022, broadband access customers totaled 3,448 compared to 3,449 customers at December 31, 2021, reflecting no change for the year. Our CLEC, Alpha, also offers broadband internet access in the markets it serves, and has also grown its broadband business. Its broadband customers have increased from 431 customers at December 31, 2021 to 481 customers at December 31, 2022, or a 12% increase.

The expansion of the geographic areas served by broadband and the increase in the broadband capacities available have been high priorities of government at both the federal and state level for a number of years now. Accordingly, federal and state government broadband infrastructure funding programs have been rapidly increasing. There have been four major broadband funding sources at the federal level, including the Coronavirus Aid, Relief and Economic Security (“CARES”) Act (March 27, 2020); the Coronavirus Response and Relief Supplemental Appropriations (“CRRSA”) Act (December 27, 2020); the American Rescue Plan (“ARP”) (March 11, 2021); and the Infrastructure Investment and Jobs Act (“IIJA”) (November 15, 2021). Many of these programs channel federal funding through the states for distribution, and in some cases (including Michigan), states are providing their own funding resources. MAC has been, and will continue to be, actively reviewing available broadband infrastructure programs to secure additional funding, and will apply for such funding wherever appropriate.

In fact, UPTC has already secured a matching broadband funding grant from the State of Michigan in the amount of $2 million, under its Connecting Michigan Communities program. The total cost of the project involved is $4 million, and UPTC will be responsible for the remaining $2 million. This grant will enable UPTC to construct new fiber optic facilities covering the communities of Carney and Wallace. These new facilities will allow UPTC to offer vastly increased communications capacities and services to nearly 400 locations in these towns.

In 2022, using its own funds, MCBC added 49 fiber route miles, along with associated new technology, to expand our ability to provide faster broadband connections to our customers. With 684 total fiber route miles combined in our regulated telephone exchanges and competitive fiber markets of Escanaba and Traverse City, Michigan, we achieved 3.8% non-regulated revenue growth in 2022.

Contributing to this growth was 16% growth in business-to-business fiber connections and other managed services revenues. Residential broadband revenues grew by 1% due to increased demand for services during the pandemic. In addition, our A-CAM construction plan (as defined and further described below) continued throughout 2022 and our companies achieved all of their required progress milestones to date. At this time, we believe our A-CAM build out plan will meet, if not exceed, the requirements of the program, and we will significantly increase the broadband speeds and value-added service offerings to our rural customer base.

There is no assurance that the Company can successfully acquire or develop new businesses or telecommunications facilities, or make acquired or expanded businesses or facilities profitable within a reasonable period of time. New businesses or facilities, and in particular any CLEC business or facilities, may be expected to operate at a loss initially and for a period of time. In addition, competition in the CLEC and other telecommunications businesses is substantial and may increase in the future.

Regulatory Environment

Our RLECs are subject to varying degrees of Federal and state regulation. They are regulated by the FCC with respect to interstate telecommunications services and by the MPSC with respect to intrastate telecommunications services, although MPSC regulation has diminished over the past few years. They are also subject to local government regulation in some instances, such as the use of local streets and rights of way. While some regulation of RLECs has eased as competition has increased, in general they remain more highly regulated than CLECs such as Alpha.

A-CAM

Separate from the broadband grant programs noted above, the FCC provides ongoing annual support to RLECs. In 2017, UPTC and MCBC opted into the FCC’s A-CAM program. These programs provide a substantially greater and more predictable amount of support than was available under the FCC’s previous support mechanisms, called High Cost Loop Support and Connect America Fund-Broadband Loop Support. MAC’s A-CAM revenues were $8.7 million annually in 2021 and 2022. For this support, A-CAM participants are required to meet certain milestones for the build-out of their broadband facilities. MAC’s RLECs have met and will continue to meet or exceed the high-speed capacities required by each of these milestones as capital expenditures are authorized to build the required facilities. The A-CAM programs extend to the end of 2028. The FCC has opened a proceeding to explore the future of the A-CAM programs and its other regulatory support mechanisms post-2028. Neither the timeframe nor the outcome of this proceeding can be predicted with any certainty. If the FCC decides not to extend the A-CAM program, there could be potential loss in our revenues and our business, financial condition and results of operations may be adversely affected. For more information, see “Risk Factors—Risks Related to Our Business—Over half of the Company’s revenues are derived from the FCC’s A-CAM program using federal USF, which both UPTC and MCBC elected commencing in 2017. If we lose A-CAM revenues, our business, financial condition and results of operations may be adversely affected.”

National Exchange Carrier Association (“NECA”)

Both of MAC’s RLEC telephone subsidiaries are rural, rate-of-return “cost” companies for interstate regulatory purposes. Such companies receive support based on the costs which they incur in conducting their businesses and providing their services. Accordingly, these companies’ interstate revenues are determined through cost studies computed on the basis of each company’s own interstate costs, subject to certain FCC caps and phase-downs. RLECs electing A-CAM cannot participate in NECA’s Common Line (“CL”) tariffs and access revenue pool; however, the FCC permits A-CAM companies to remain in NECA’s tariff for access rates. In addition to receiving A-CAM revenues, both of MAC’s RLECs continue to participate in NECA’s Traffic Sensitive (“TS”) pool for both special access and switched access.

Interstate access revenue for rate-of-return carriers is based on an FCC regulated rate-of-return on investment and recovery of operating expenses related to interstate access. TS Switched Access was frozen at 2011 projected tariff revenue requirement levels at 11.25% rate-of-return and is phased down 5% per year effective July 1st of each year. The allowable interstate TS Special Access rate-of-return was phased down over a six-year phased transition of 25 basis points per year from July 1, 2016 through July 1, 2021, from 11.25% to 9.75%. The TS Special Access rate-of-return will remain at 9.75%, absent a future change by the FCC. A-CAM was set at 9.75% rate-of-return and remains constant through 2028.

The FCC rules mandate that the frozen switched access portion of the NECA TS pool earns the frozen 11.25%; however, the special access portion of the NECA TS pool earns whatever rate-of-return the special access tariff rates produce given the actual demand during the year and based on the actual costs of the RLECs participating in the TS pool.

Intercarrier Compensation

The transition of terminating Intercarrier Compensation (“ICC”) culminated to a default bill-and-keep arrangement as of July 1, 2020. LICT receives certain access charge revenues from other carriers to transport and terminate calls that originate on those carriers’ networks. The FCC discussed modifying originating ICC in various proceedings but has not yet done so. There is no active FCC Notice of Proposed Rulemaking (“NPRM”) underway to modify originating access and it is not possible to predict the impact of any future changes to originating ICC. Total billed Michigan Interstate Switched Access Revenues were approximately $0.1 million for each of 2022, 2021 and 2020. Completion of the transition to “bill-and-keep” was completed July 1, 2020; however, ongoing reductions in interstate switched access revenues will continue as consumers continue to transition to wireless and VoIP usage. Reductions in the interstate access charge revenues going forward will not be material to the results of the Company even if they were to decline substantially.

Eligible Telecommunication Carrier

The FCC requires all companies receiving federal USF support to obtain designation by their state regulator annually as an eligible telecommunications carrier (“ETC”) and recertification annually in order to continue to receive USF. Both of MAC’s RLEC subsidiaries receive federal USF and through December 2022, received Michigan state USF. Both are currently designated as ETCs. We expect that they will continue to be so designated as an ETC.

Intrastate Access Revenues

The RLEC subsidiaries are compensated for their intrastate costs through a bill and keep intrastate access charge (i.e., there are no intrastate access revenue pools). Intrastate access charge revenues are based on intrastate access rates filed with the MPSC. The FCC requires that the Company’s intrastate access charge rates be at or below interstate rates by July 1st of each tariff year; therefore, MAC’s RLECs were required to reduce their intrastate rates on July 1, 2021 and will continue to do so in the prescribed manner if so required in the future. Total billed Michigan Intrastate Switched Access Charge Revenues were approximately $0.1 million for each of 2022, 2021 and 2020. Reductions in the intrastate access charge rates to match the interstate charge rates going forward will not be material to the results of the Company even if they were to decline substantially.

Voice over Internet Protocol

VoIP services are prevalent across the nation, including in the areas served by MAC’s companies. Competition from VoIP services has a detrimental impact on current and future revenues and creates additional uncertainty for us. It is not possible to predict the extent to which these complementary or substitutable services will impact our current or future revenues. Because of the rural nature of their operations and related low population densities, our RLEC subsidiaries are generally high-cost operations which receive substantial federal support. The regulatory environment for RLEC operations is in some ways becoming less supportive than has historically been the case, which may enhance the competitive impact of VoIP. The FCC’s regulations provide that all carriers originating and terminating VoIP calls will be on equal footing in their ability to obtain compensation for this traffic.

Competitive Developments

In addition to the VoIP competition described above, competition in the telecommunications industry has been increasing across the board for several decades, essentially since the divestiture of the former Bell System operated by AT&T in 1984. Competition in the Company’s wireline telecommunications markets is growing fastest, especially from satellite broadband providers and continually-improving cellular services. Our RLECs had historically been monopoly wireline providers in their respective areas for local telephone exchange service, but the competitive aspect of the regulatory landscape, along with the variety and scope of competitive communications offerings, have been continually evolving. We now experience competition in most locations from long distance carriers, from cable companies for voice, data and video, from internet service providers for internet access, or from wireless carriers.

The competition puts pressure on the prices we are able to charge for some services, particularly for some non-residential services. The total number of competitors is difficult to estimate since many of the companies do not have a local presence, but instead compete for customers via the internet using VoIP or through wireless operations. It is difficult to estimate how much traffic is lost to VoIP or wireless competitors. Our regulated RLEC business has continued to grow but at a relatively modest rate. On the other hand, our unregulated CLEC, Alpha, is increasing its services and business, and is showing itself to be a viable competitor although the environment in which it operates has been and will continue to be challenging.

The competition also results in a continuing loss of access lines and minutes of use, and in the conversion of retail lines to wholesale lines, which negatively affects revenues and margins from those lines. However, while we have historically referenced access lines as an important metric for our business, the ongoing transition to mobile telephone service and high-speed broadband has diminished the relevance of traditional telephone customers.

The number of homes and businesses with traditional voice access lines will likely continue to decline in our regulated territory, as it has throughout the country.  However, as we continue to upgrade our fiber-to-the-home (“FTTH”) network, we anticipate a greater number of new broadband customers, most of whom will receive an access line included in the “bundle.”  We expect the increase in new FTTH customers over the next several years will more than offset the decline in traditional access lines.

Further, access lines are no longer a significant driver of regulated revenue given the implementation of the FCC’s A-CAM program in 2017. This program is currently estimated to run through 2028, with a potential extension through 2034.  A-CAM revenues were approximately $8.7 million in 2022 and replaced the FCC’s High-Cost Loop Support and Interstate Common Line Support universal service fund programs. We believe broadband customer counts are now the most important measure of our business. Our ability to increase voice access lines will be directly correlated with our ability to provide high-speed broadband via FTTH.

We may participate in future FCC spectrum auctions, in order to have the flexibility to accommodate present and developing needs of existing and future customers. The acquisition of spectrum licenses may also help us to develop and expand our high-capacity broadband offerings. However, there are many risks related to FCC spectrum licenses, including, without limitation, the generally high cost of the licenses; the start-up nature of these businesses; the FCC’s rules imposing build-out requirements on all spectrum licenses; the need to raise substantial funds to pay for the licenses and their build-out; the decisions on how best to develop the licenses and which technology to use; the small size and limited resources of our companies compared to other potential competitors; existing and changing regulatory requirements; additional auctions of wireless telecommunications spectrum; and the challenges of actually building out and operating new businesses profitably in a highly competitive environment featuring already-established cellular telephone operators and other new licensees. In addition, there are substantial restrictions on the transfer of control of licensed spectrum. There can be no assurance that any licenses granted to entities in which subsidiaries of MAC have interests can be successfully sold, financed or developed, thereby allowing MAC’s subsidiaries to recover their investments.

Other Patents, Licenses, Franchises

The Company holds other licenses of various types, but it does not believe they are material to the conduct or results of its basic business and ongoing operations, which are its RLEC companies complemented by its CLEC operations.

Environmental Compliance

Capital expenditures, earnings and the competitive position of MAC’s companies have not been materially affected by compliance with current federal, state and local laws and regulations relating to the protection of the environment. In general, the provision of products and services such as those offered by MAC has not had a history of causing environmental problems. However, we cannot predict the effect of future laws and regulations on its environmental compliance or the costs thereof.

Seasonality

The customer usage of MAC’s business varies somewhat during the year, primarily due to tourism and the presence of vacation homes in the Upper Peninsula and the Traverse City area of Michigan. However, this variation is not material to our operations or results as a whole.

Legal Proceedings

From time to time, we may be named in legal actions and proceedings. These actions may seek substantial or indeterminate compensatory as well as punitive damages or injunctive relief. We are also subject to governmental or regulatory examinations or investigations. Examinations or investigations can result in adverse judgments, settlements, fines, injunctions, restitutions or other relief. For any such matters, the combined consolidated financial statements include the necessary provisions for losses that we believe are probable and estimable. Furthermore, we evaluate whether there exist losses which may be reasonably possible and, if material, make the necessary disclosures.

Human Capital

We believe that our ability to attract and retain highly motivated and skilled employees with diverse backgrounds and experiences is critical to our continued success. Our human capital management objective is to attract, develop, and retain qualified employees as appropriate to support our growth, customers, and investments, while furthering our commitment to our culture, mission, and values.

As of December 31, 2022, the operating companies have a total of 39 full-time (and no part-time) employees. Of these, 6 comprise the management team (excluding officers); 4 are salespeople; 6 are accounting and billing and 23 are craft employees and technicians.

Mr. Miller and Mr. Moore are MAC’s only officers, and it has no other employees.

We offer numerous programs and benefits in furtherance of our human capital management objective, including competitive compensation and benefits; corporate 401(k) retirement plan with a matching component; support during the COVID-19 pandemic, including flexible remote working arrangements and employee benevolence programs to provide additional assistance to employees in times of need.

•	We treat everyone respectfully. We are respectful, transparent, and collaborative. We maintain a safe environment for the well-being and inclusion of everyone.

•	We value diversity. We value and pursue diversity in all its forms, and welcome ideas and input from everyone.

•	We welcome feedback. We are committed to feedback, continuous improvement, and learning, so everyone can contribute their best work with passion and enjoyment.

Businesses; Properties

MAC’s operating companies operate 19 regulated telephone exchanges within the Upper and Lower Peninsulas of Michigan. The companies own approximately 100 acres interspersed within these 19 exchanges. UPTC leases property to American Tower Corporation for the latter’s operations, and also owns a tower structure which generates lease revenue from a mobile operator. At its Carney, Michigan location, UPTC owns 11,200 square feet of space which is used for administrative, technical and customer service purposes. UPTC and MCBC together also own 23 smaller facilities housing garage, warehouse and central office switching equipment. They own and operate a total of 635 miles of fiber optic cable as well as 2,118 miles of copper and 23 miles of coaxial cable. In addition, MAC leases office space in Traverse City, Michigan which is served with our own fiber optic facilities. MAC believes that these facilities and the associated real estate are in good condition, and are both appropriate and adequate for their intended uses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read together with our Condensed Consolidated Financial Statements and the notes thereto. It should also be read against the backdrop of our overall business development philosophy and intent: Our management believes strongly in growing intrinsic value, developing new business initiatives and seeking entrepreneurial opportunities as the long-term prescription for managing our enterprise successfully.

Overview

LMT Holding and its subsidiaries operate in Michigan, and following the spin-off, will be under the parent organization of MachTen, providing regulated and unregulated internet access broadband and communications services including local telephone service, network access, transport, long-distance service, cable television, RLEC, and CLEC services. LMT operating telephone companies include UPTC, MCBC and Alpha.

The Company provides an array of broadband and communications services, primarily in rural areas but with continuing expansions in adjacent or nearby urban communities, which are detailed in the Business—Communications Operations section of this document. Our history has been principally as an operator of rural telephone service via our RLECs. Our two RLEC operations have provided customary voice telephone services, and in more recent years increasingly higher capacity broadband services, primarily in rural parts of both the Upper Peninsula and the lower portion of Michigan. We continue to operate in these rural areas, and have also been actively transitioning to add a heightened focus on high-speed broadband in more populated areas of Michigan. As technologies have evolved to permit faster and faster speeds, we have also evolved to use these developments for providing enhanced service offerings both in our traditional and in our new service territories.

The broad array of services which we provide to residential, commercial and governmental customers include:

•	Broadband services with steadily increasing transmission capacities, through fiber optic facilities, fixed wireless technologies, DSL, and coaxial cable via cable modem;

•	Video services, including cable television and Over-The-Top (“OTT”) services;

•	Local and long-distance telephone service;

•	Access for other telephone service providers to the intra-state and interstate networks;

•	Private line connections between, for example, two branches of a business;

•	Public access, including, for example, 911 service;

•	Managed Hosting, where we host virtual switchboards for customers.

The federal authorities and the Michigan state government, particularly through the MPSC, have long had a policy of encouraging and promoting telephone, broadband and other communication services in rural areas. Public policy, at both the federal and state levels, has traditionally recognized that the availability of modern communications capabilities in rural areas benefit not only the citizens who live and work there, but the nation as a whole. The RLECs that form the core of our Company provide communications services that would not be economically feasible, due to the sparseness and widespread distribution of the population we serve, without USF mechanisms. The USF programs have consistently evolved (and continue to do so) to address the need to provide upgraded service based on customer needs through the use of new technologies which permit the offering of new and improved services. To that end, the USF programs encourage RLECs to invest in and expand their use of new communications technologies for the benefit of their customers. However, there is no guarantee that such support programs will continue at the same levels, or increase at the same amounts, as they have in the past. Some reductions have already occurred including the elimination of state USF revenues, although the FCC’s A-CAM support program increased the Company’s USF revenues. In addition, current federal and state grant programs, discussed below, have significantly increased the amount of potential funding to build out high speed broadband service. Overall, we believe that governmental agencies will continue to encourage and support the provision of expanded modern communications services to people living in high-cost, rural areas. We believe that this expansion is creating opportunities for us to develop the Company’s RLEC business, as our rural customers are demanding more and better communications services which we will be able to provide with our new technological infrastructure.

Increasing demand for high-speed connectivity, partially fueled by the COVID-19 pandemic, has been a major driver of growth for our Company. In particular, the number of our broadband subscribers has grown in the past two years as a result of the growth of remote work, distance learning and other on-line activities. This has been offset, in part, by reductions in the number of traditional voice telephone lines we serve, as consumers replace traditional telephone connections with new technologies. We expect such shifts in consumer behavior to continue and we, in turn, are continuing to develop our Company as a broad-based communications provider, using the newest technologies as rapidly as we are able to deploy them.

A brief summary of recent developments in governmental support for rural communications will provide a picture of the regulatory status quo and its possible future trajectory for our RLECs.

Effective January 1, 2017, the FCC instituted a revised, voluntary USF mechanism for eligible rate-of-return RLECs, called A-CAM. A-CAM replaced two prior cost-based USF support programs, known as Interstate Common Line Support (“ICLS”) and High Cost Loop Support (“HCLS”). For our RLECs, these previous programs were based on actual expenditures for operations and an authorized cost of capital. The A-CAM program which replaced these mechanisms was designed to expedite the deployment of broadband capabilities throughout the nation’s rural areas. Both of our RLECs elected to adopt A-CAM, which originally provided a fixed amount of annual funding for a ten-year period beginning January 1, 2017. The A-CAM program requires that our ILECs meet certain broadband build-out requirements over that ten-year period. Our RLECs have always been and continue to be compliant with these build-out requirements. In return, UPTC receives $8.0 million per year and MCBC receives $0.7 million per year in A-CAM support.

In February 2019, the FCC expanded the A-CAM program and offered to extend the A-CAM annual support payments for two additional years, contingent upon the acceptance of increased broadband build-out requirements. Our RLECs accepted this offer and thus will continue to receive A-CAM support through 2028.

Results of Operations

Three Months Ended March 31, 2023 Compared to Three Months Ended March 31, 2022

The following is a breakdown of revenue and operating costs and expenses (in thousands):

	For the Three Months Ended March 31,
	2023	2022	Increase (Decrease)
Revenue:
Regulated revenue:
Interstate access & USF	$2,633	$2,631	$2	—%
Local Access	315	331	(16)	(5)%
Intrastate access & USF	18	91	(73)	(80)%
Other	28	15	13	87%
Total regulated revenue	$2,994	$3,068	$(74)	(2)%
Non-regulated revenue:
Broadband and related services	720	685	35	5%
Video (including cable modem)	10	7	3	43%
Other	147	149	(2)	(1)%
Total non-regulated revenue	$877	$841	$36	4%
Total revenue	$3,871	$3,909	$(38)	(1)%

Operating Costs and Expenses:
Cost of revenue, excluding depreciation	$1,371	$1,208	$163	13%
General and administrative	503	390	113	29%
Management fees	175	150	25	17%
Internal director fees	56	56	—	—%
Accretion expense	3	3	—	—%
Depreciation	506	605	(99)	(16)%
Total operating costs and expenses	$2,614	$2,412	$202	8%
Operating Profit	1,257	1,497		—%
Other income (expense):
Investment income	17	1	16	1600%
Total other income	$17	$1	$16	1600%
Income before income taxes	1,274	1,498	(224)	(15)%
Provision for income taxes	(331)	(399)	68	(17)%
Net Income	$943	$1,099	$(156)	(14)%

Key Metrics
Access lines	7,023	6,826	197	3%

Revenue

Regulated revenues - Regulated revenue was relatively unchanged at $3.0 million for each of the three months ended March 31, 2023 and 2022.

Non-regulated revenues: Broadband and related services - Broadband and related services revenue was relatively unchanged at $0.7 million for each of the three months ended March 31, 2023 and 2022.

Non-regulated revenues: Video (including cable modem) - Video (including cable modem) revenue was less than $0.1 for each of the three months ended March 31, 2023 and 2022.

Non-regulated revenues: Other - Other non-regulated revenue was $0.1 million for each of the three months ended March 31, 2023 and 2022.

Operating Costs and Expenses

Cost of Revenue, excluding depreciation: The cost of revenue, excluding depreciation, increased by $0.2 million or 13% for the three months ended March 31, 2023. This increase is due to increased sales and marketing expenses with the expansion into residential fiber to the home project in Escanaba. In addition to staffing and related salary expense to support increased labor demand along with inflationary pressures.

General and Administrative: General and administrative costs increased by $0.1 million or 29% for the three months ended March 31, 2023. This increase is primarily due to an increase in employee headcount which resulted in higher payroll costs.

Depreciation: Depreciation decreased by $0.1 million or 16% for the three months ended March 31, 2023. This decrease is primarily due to an increase in the number of assets that were fully depreciated for the three months ended March 31, 2023 compared to the three months ended March 31, 2022.

Other Income

Investment Income: Investment income was less than $0.1 million for each of the three months ended March 31, 2023 and 2022. This amount of investment income relates to interest income from our Gabelli money market accounts.

Income Tax Provision

The income tax provision includes federal, as well as state and local taxes. The tax provision for the three months ended March 31, 2023 and 2022 represents effective tax rates of 26% and 27%, respectively. The effective tax rate differs from the statutory federal income tax rate primarily due to nondeductible items, state income taxes and return to accrual adjustments related to prior year accruals.

Non-GAAP Financial Measures

In addition to the results reported with the Generally Accepted Accounting Principles (“GAAP”), we also use certain non-GAAP measures such as net earnings before interest expense, income taxes, and depreciation and amortization (EBITDA) and adjusted EBITDA to evaluate operating performance and to facilitate the comparison of our historical results and trends. These financial measures are not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as a measure of performance and net cash provided by operating activities as a measure of liquidity. They are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. The calculation of these non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted. These measures are a common measure of operating performance in the communications industry and are useful, with other data, as a means to evaluate our ability to fund our estimated uses of cash. Adjusted EBITDA is used by our management as a supplemental financial measure to evaluate the operating performance of our business and when viewed with our GAAP results and the accompanying reconciliations, we believe it provides a more complete understanding of factors and trends affecting our business than the GAAP results alone.

The following table is a reconciliation of net income to adjusted EBITDA for the three months ended March 31, 2023 and 2022 (dollars in thousands).

	Three Months Ended March 31,
	2023	2022	Increase (Decrease)
Net Income	$943	$1,099	$(156)	(14)%
Add (subtract):
Depreciation	506	605	(99)	(16)%
Income tax provision	331	399	(68)	(17)%
EBITDA	$1,780	$2,103	$(323)	(15)%

Adjustments to EBITDA
Accretion expense	3	3	—	—%
Investment income	(17)	(1)	(16)	1600%
Adjusted EBITDA	$1,766	$2,105	$(339)	(16)%

EBITDA and adjusted EBITDA decreased by $0.3 million, or 15% and 16%, respectively, for the three months ended March 31, 2023. This decrease was driven by lower depreciation for the three months ended March 31, 2023. See the “Operating Costs and Expenses” section above for our discussion on the fluctuation of depreciation.

Liquidity and Capital Resources

As of March 31, 2023 the Company had current assets of $4.8 million and current liabilities of $2.3 million resulting in working capital surplus of $2.5 million compared to $0.6 million deficit at December 31, 2022.

In connection with the spin-off, we intend to incur indebtedness in an aggregate principal amount of approximately $20.0 million by drawing down on our line of credit with CoBank. These funds will be used to pay a dividend to LICT in connection with the spin-off of $15.0 million. The remaining $5.0 million will be maintained as cash on hand for general corporate purposes.

Our primary sources of liquidity for the three months ended March 31, 2023 were proceeds generated from cash generated from operations and our cash and cash equivalents. We believe that our current liquidity position and future cash flows from operations will enable us to fund our operations, both in the next twelve months and in the longer term. We do not have any material cash requirements, including capital expenditure requirements or any known contractual requirements as of March 31, 2023. Cash as of March 31, 2023 was $1.8 million compared to $1.2 million at December 31, 2022.

Sources and Uses of Cash

The Company or one of its subsidiaries may participate in one or more of the FCC’s Spectrum Auctions. As part of the prescribed auction procedures, each participant is required to make an upfront deposit. This upfront deposit would be used to pay for spectrum licenses acquired in the Auctions, if any, and excess would be returned to the participant. Participation in an FCC Auction could impact the Company’s short-term liquidity and if significant licenses were acquired, they could impact its long-term liquidity.

The Company anticipates being able to continue to produce positive operating cash flows and that, together with our available liquid assets, should be sufficient to meet our cash requirements. We expect to generate $8.7 million annually in revenue from the FCC’s A-CAM program which will continue through December 31, 2028. The RLEC industry filed a proposal with the FCC for a voluntary extension of the A-CAM program through 2034 at an increased amount of A-CAM support based on a commitment by each company to build-out 100 Mbps or greater broadband to A-CAM-funded locations. While the FCC has not yet approved any extension of A-CAM past 2028, the RLEC industry is optimistic that the FCC will adopt some type of A-CAM extension. The Company is evaluating options for accepting the extended A-CAM industry proposal, if the FCC adopts it or some modification thereof. The extended A-CAM industry proposal would also provide additional funding past 2034 once build-out was completed. Looking forward, MAC expects to have additional liquidity through several sources: maintaining an adequate cash balance from operations, access to global funding sources including debt, and credit facilities. In addition to these resources, MAC expects that to have improved cash flows resulting from stronger operating performance, and savings from structural actions to reduce infrastructure and overhead costs.

The following table summarizes cash flows for the three months ended March 31, 2023 and 2022:

	Three Months Ended
	March 31,	March 31,	Increase (Decrease)
Dollars in thousands:	2023	2022
Net cash provided by (used in):
Net cash provided by operating activities	$1,217	$1,109	$108	10%
Net cash used in investing activities	(2,698)	(601)	(2,097)	(349)%
Net cash provided by (used in) financing activities:	2,100	(345)	2,445	709%
Change in Cash	$619	$163	$456	280%

Net cash provided by operating activities

Net cash provided by operating activities was relatively unchanged for the three months ended March 31, 2023 and 2022 at $1.2 and $1.1 million, respectively.

Net cash used in investing activities

Net cash used from investing activities for the three months ended March 31, 2023 and 2022 was $2.7 and $0.6 million, respectively. The increase was primarily due to the payment for capital expenditures that was included in accounts payables for the year ended December 31, 2022.

Net cash used in financing activities

Net cash provided by financing activities was $2.1 million for the three months ended March 31, 2023, compared to a net cash used in financing activities of $0.3 million for the three months ended March 31, 2022, an increase of $2.4 million. The increase was solely due to an increase in the amount of contributions from parent of approximately $2.1 million for the three months ended March 31, 2023.

Results of Operations

Year 2022 Compared to Year 2021

The following is a breakdown of revenue and operating costs and expenses (in thousands):

	For the Years Ended December 31,
	2022	2021	Increase (Decrease)
Revenue:
Regulated revenue:
Interstate access & USF	$10,472	$10,637	$(165)	(2)%
Local Access	1,347	1,393	(46)	(3)%
Intrastate access & USF	292	374	(82)	(22)%
Other	144	130	14	11%
Total regulated revenue	12,255	12,534	(279)	(2)%
Non-regulated revenue:
Broadband and related services	2,930	2,793	137	5%
Video (including cable modem)	32	35	(3)	(9)%
Other	598	604	(6)	(1)%
Total non-regulated revenue	3,560	3,432	128	4%
Total revenue	15,815	15,966	(151)	(1)%

Operating Costs and Expenses:
Cost of revenue, excluding depreciation	5,623	4,715	908	19%
General and administrative	2,597	2,181	416	19%
Depreciation	2,186	1,560	626	40%
Total operating costs and expenses	10,406	8,456	1,950	23%
Operating Profit	5,409	7,510	(2,101)	(28)%
Other income (expense):
Investment income	10	—	10	—%
Total other income	10	—	10	—%
Income from operations before taxes	5,419	7,510	(2,091)	(28)%
Provision for income taxes	(1,402)	(1,805)	403	(22)%
Net Income	$4,017	$5,705	(1,688)	(30)%

Key Metrics
Access lines	3,938	4,070	(132)	(3)%

Revenue

Regulated revenues - Regulated revenue was $12.3 million which was $0.3 million or (2)% lower in 2022 compared to 2021. This decrease was primarily driven by customers who previously relocated their non-primary residence to within the Company’s service territory as a result of the COVID-19 pandemic. Those customers are now returning to their primary residences outside of our territory and cancelling their services as many of the fears and challenges prevalent during the pandemic began to fade.

Non-regulated revenues: Broadband and related services - Broadband and related services revenue was $2.9 million which was a $0.1 million or 5% higher in 2022 compared to 2021. This increase was driven by the number of our broadband subscribers which have grown dramatically in the past two years as a result of the growth of remote work, distance learning and other on-line activities.

Non-regulated revenues: Video (including cable modem) - Video (including cable modem) revenue was less than $0.1 in both 2022 and 2021. Video revenue decreased by 9% in 2022 compared to 2021 as a result of the Company transitioning to a new video service provider (IPTV), which resulted in some customers cancelling their services.

Non-regulated revenues: Other - Other non-regulated revenue was $0.6 million in both 2022 and 2021. Other revenue decreased by (1%) as a result of reductions in the number of traditional voice telephone lines we serve, as consumers replace traditional telephone connections with new technologies.

Operating Costs and Expenses

Cost of Revenue, excluding depreciation: The cost of revenue, excluding depreciation, increased by $0.9 million or 19% in 2022. This increase is due to increased sales and marketing expenses with the expansion into residential fiber to the home project in Escanaba. In addition to staffing and related salary expense to support increased labor demand along with inflationary pressures.

General and Administrative: General and administrative costs increased by $0.4 million or 19% in 2022. This increase is primarily due to an increase in engineering and power costs and upgrades to materials and supplies.

Depreciation: Depreciation increased by $0.6 million or 40% in 2022. This increase is primarily due to an increase in capital expenditures during 2022.

Other Income

Investment Income: Investment income was less than $0.1 million in 2022 compared to $0 in 2021. This amount of investment income relates to interest income from our Gabelli money market accounts.

Income Tax Provision

The income tax provision includes federal, as well as state and local taxes. The tax provision for 2022 and 2021 represents effective tax rates of 25.9% and 24.0%, respectively. The effective tax rate differs from the statutory federal income tax rate primarily due to nondeductible items, state income taxes and return to accrual adjustments related to prior year accruals.

Non-GAAP Financial Measures

In addition to the results reported with GAAP, we also use certain non-GAAP measures such as net earnings before interest expense, income taxes, and depreciation and amortization (EBITDA) and adjusted EBITDA to evaluate operating performance and to facilitate the comparison of our historical results and trends. These financial measures are not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as a measure of performance and net cash provided by operating activities as a measure of liquidity. They are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. The calculation of these non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted. These measures are a common measure of operating performance in the communications industry and are useful, with other data, as a means to evaluate our ability to fund our estimated uses of cash. Adjusted EBITDA is used by our management as a supplemental financial measure to evaluate the operating performance of our business and when viewed with our GAAP results and the accompanying reconciliations, we believe it provides a more complete understanding of factors and trends affecting our business than the GAAP results alone.

The following table is a reconciliation of net income to adjusted EBITDA for the years ended December 31, 2022 and 2021(dollars in thousands).

	Years Ended December 31,
	2022	2021	Increase (Decrease)
Net Income	$4,017	$5,705	(1,688)	(30)%
Add (subtract):
Depreciation	2,186	1,805	381	21%
Income tax provision	1,402	1,560	(158)	(10)%
EBITDA	$7,605	$9,070	(1,465)	(16)%

Adjustments to EBITDA
Accretion expense	11	10	1	10%
Investment income	(10)	—	(10)	100%
Adjusted EBITDA	$7,606	$9,080	(1,474)	(16)%

EBITDA and adjusted EBITDA decreased by $(1.5) million, or 16%, in 2022. This decrease was driven by the decline in net income which resulted from a minor decline in revenue coupled with increases in operating costs and expenses. See the “Results from Operation” above for our discussion on the fluctuations of the components of net income.

Liquidity and Capital Resources

As of December 31, 2022 the Company had current assets of $4.0 million and current liabilities of $4.7 million resulting in working capital deficit of $(0.7) million compared to $2.0 million surplus at December 31, 2021.

In connection with the spin-off, we intend to incur indebtedness in an aggregate principal amount of approximately $20.0 million by drawing down on our line of credit with CoBank. These funds will be used to pay a dividend to LICT in connection with the spin-off of $15.0 million. The remaining $5.0 million will be maintained as cash on hand for general corporate purposes.

Our primary sources of liquidity for the year ended December 31, 2022 were proceeds generated from cash generated from operations and our cash and cash equivalents. We believe that our current liquidity position and future cash flows from operations will enable us to fund our operations, both in the next twelve months and in the longer term. We do not have any material cash requirements, including capital expenditure requirements or any known contractual requirements as of December 31, 2022. Cash as of December 31, 2022 was $1.2 million compared to $1.0 million at December 31, 2021.

Sources and Uses of Cash

The Company or one of its subsidiaries may participate in one or more of the FCC’s Spectrum Auctions. As part of the prescribed auction procedures, each participant is required to make an upfront deposit. This upfront deposit would be used to pay for spectrum licenses acquired in the Auctions, if any, and excess would be returned to the participant. Participation in an FCC Auction could impact the Company’s short-term liquidity and if significant licenses were acquired, they could impact its long-term liquidity.

The Company anticipates being able to continue to produce positive operating cash flows and that, together with our available liquid assets, should be sufficient to meet our cash requirements. We expect to generate $8.7 million annually in revenue from the FCC’s A-CAM program which will continue through December 31, 2028. The RLEC industry filed a proposal with the FCC for a voluntary extension of the A-CAM program through 2034 at an increased amount of A-CAM support based on a commitment by each company to build-out 100 Mbps or greater broadband to A-CAM-funded locations. While the FCC has not yet approved any extension of A-CAM past 2028, the RLEC industry is optimistic that the FCC will adopt some type of A-CAM extension. The Company is evaluating options for accepting the Extended A-CAM industry proposal, if the FCC adopts it or some modification thereof. The extended A-CAM industry proposal would also provide additional funding past 2034 once build-out was completed. Looking forward, MAC expects to have additional liquidity through several sources: maintaining an adequate cash balance from operations, access to global funding sources including debt, and credit facilities. In addition to these resources, MAC expects that to have improved cash flows resulting from stronger operating performance, and savings from structural actions to reduce infrastructure and overhead costs.

The following table summarizes cash flows for the years ended December 31, 2022 and 2021:

	Years Ended
	December 31,	December 31,
Dollars in thousands:	2022	2021	Increase (Decrease)
Net cash provided by (used in):
Net cash provided by operating activities	$6,618	$6,613	$5	—%
Net cash used in investing activities	$(6,443)	$(2,603)	$(3,840)	148%
Net cash used in financing activities:	$—	$(4,000)	$4,000	(100)%
Change in Cash	$175	$10	$165	6%

Net cash provided by operating activities

Net cash provided by operating activities was $6.6 million for the year ended December 31, 2022 and 2021. There was an increase in cash flow from trade accounts receivable and trade accounts payable and accrued liabilities, that was offset by a decrease in cash flow across other operating activities. The increase in cash flow related to trade accounts receivable was primarily due to an increase in our collection of outstanding receivables. The increase in cash flow related to trade accounts payable and accrued expense resulted from an increase in purchases that have not been paid due to increase in business activities.

Net cash used in investing activities

Net cash used for investing activities was $6.4 million for the year ended December 31, 2022, compared to $2.6 million for the year ended December 31, 2021, an increase of $3.8 million. The change was primarily due to an increase in plant and equipment expenditures. As we anticipate shifts in consumer behavior, as discussed in “Revenue” above, we continue to develop our plant and equipment using the newest technologies which require additional capital expenditures.

Net cash used in financing activities

Net cash used for financing activities was $0.0 million for the year ended December 31, 2022, compared to $4.0 million for the year ended December 31, 2021, a decrease of $4.0 million. The decrease was solely due the amount of distributions to parent of approximately $0.0 million in 2022 compared to $4.0 million in 2021.

Critical Accounting Estimates

In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with GAAP. We base our estimates on historical experience, when available, and on other various assumptions that are believed to be reasonable under the circumstances. Actual results could differ significantly from those estimates under different assumptions and conditions. Note 2 describes several accounting policies that are important to the preparation of our condensed consolidated financial statements, but do not meet the SEC’s definition of critical accounting estimate.

Quantitative and Qualitative Disclosures about Market Risk

The Company is not required to provide the information called for by this Item as it is a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act.

ARRANGEMENTS BETWEEN LICT AND MAC AFTER THE SPIN-OFF

General

As of the date of this information statement, LICT owns 100% of the Michigan Businesses. Prior to the spin-off, LICT will transfer the Michigan Businesses to MAC. On the distribution date, 81% of the shares of MAC Common Stock held by LICT will be distributed pro rata to the holders of LICT Common Stock as of the record date. After the spin-off, LICT will own 19% of the outstanding shares of MAC Common Stock, with the intention of disposing of those shares within the next five years.

We will enter into agreements with LICT prior to and concurrently with the spin-off to govern the terms of the spin-off and to define our ongoing relationship following the spin-off, allocating responsibility for obligations arising before and after the spin-off, including obligations with respect to liabilities relating to LICT’s business and to MAC’s business and obligations with respect to our employees and certain transitional services. We will enter into these agreements with LICT while the Michigan Businesses are still owned by LICT, and certain terms of these agreements may not be as favorable to MAC as could have been negotiated between independent parties.

The following descriptions are summaries of the terms of the agreements. These summaries are qualified in their entirety by reference to the full text of such agreements, the forms of which will be included as exhibits to our registration statement on Form 10 filed with the SEC, of which this information statement is a part. We encourage you to read, in their entirety, each of the material agreements when they become available. The terms of these agreements have not yet been finalized; changes, some of which may be material, may be made prior to the spin-off.

Separation and Distribution Agreement

The Separation Agreement will contain the key provisions relating to the spin-off of our business from that of LICT and the distribution of the MAC Common Stock. The Separation Agreement will identify the assets to be transferred, liabilities to be assumed and contracts to be assigned to us by LICT and by us to LICT in the spin-off and describe when and how these transfers, assumptions and assignments will occur. The Separation Agreement will also include procedures by which LICT and we will become separate and independent companies. In addition, we will enter into certain ancillary agreements with LICT governing various interim and ongoing relationships between LICT and us following the distribution date. These ancillary agreements include:

•	the Transitional Services Agreement; and

•	a Tax Indemnity and Sharing Agreement.

We and LICT intend to execute the Separation Agreement and the ancillary agreements on or before the distribution date; however, they will not be effective until the distribution date. The Separation Agreement (as well as the ancillary agreements) may be amended if both parties agree in writing.

Recapitalization and Separation

The Separation Agreement will provide that, subject to the terms and conditions contained in the Separation Agreement and before the distribution,

•	we will assume certain liabilities with respect to the assets transferred to MAC prior to the spin-off; and

•	in exchange for the transfer of MAC assets pursuant to the Separation Agreement, MAC will issue to LICT a number of shares of MAC Common Stock such that the number of shares of MAC Common Stock that will be distributed to the holders of LICT Common Stock issued and outstanding as of the record date will equal 81% of the total number of shares of MAC Common Stock issued and outstanding immediately before the Distribution.

Distribution of Shares

LICT will distribute to its stockholders 81% of the issued and outstanding shares of MAC Common Stock that it owns to the distribution agent. On or as soon as practicable following the distribution date, the distribution agent will electronically deliver the shares of MAC Common Stock to LICT stockholders based on the distribution ratio. The LICT Board may, in its sole and absolute discretion, determine the record date, the distribution date and the terms of the spin-off, including the amount of the shares of MAC Common Stock it may retain. In addition, LICT may, at any time until the distribution, decide to abandon the distribution or modify or change the terms of the distribution.

Conditions

The Separation Agreement will also provide that several conditions must be satisfied or, to the extent permitted by law, waived by LICT, in its sole and absolute discretion, before the distribution can occur. For further information about these conditions, see “The Spin-Off — Conditions to the Spin-Off.”

Termination

The LICT Board, in its sole and absolute discretion, may terminate the Separation Agreement at any time prior to the distribution.

Mutual Release

As of the time of the distribution, each party will release the other party and their respective affiliates and their directors, officers, employees and agents from all claims, demands and liabilities, in law and in equity, against such other party, which such releasing party has or may have had relating to events, circumstances or actions taken by such other party prior to the distribution. This release does not apply to claims arising from the Separation Agreement.

Indemnification

From and after the distribution, LICT will indemnify MAC and its directors, officers, employees, agents and affiliates (collectively, “MAC indemnitees”) against all losses, liabilities and damages incurred or suffered by any of the MAC indemnitees arising out of:

•	LICT’s business;

•	the failure or alleged failure of LICT or any of its subsidiaries to pay, perform or otherwise discharge in due course any of LICT liabilities;

•	a breach by LICT of any of its obligations under the Separation Agreement; and

•	any untrue statement or allegedly untrue statement of a material fact: (i) contained in any document filed with the SEC by LICT pursuant to any securities rule, regulation or law, (ii) otherwise disclosed by LICT or its subsidiaries to investors or potential investors in LICT or its subsidiaries or (iii) furnished to any MAC indemnitee by LICT or any of its subsidiaries for inclusion in any public disclosures to be made by any MAC indemnitee; or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) a material fact necessary to make the statements not misleading. The indemnity described in this paragraph will be available only to the extent that MAC losses are caused by any such untrue statement or omission or allegedly untrue statement or omission, and the information which is the subject of such untrue statement or omission or allegedly untrue statement or omission was not supplied after the distribution by MAC or its agent.

From and after the distribution, MAC will indemnify LICT and its directors, officers, employees, agents and affiliates (collectively, “LICT indemnitees”) against all losses, liabilities and damages incurred or suffered by any of the LICT indemnitees arising out of:

•	MAC’s business;

•	the failure or alleged failure of MAC or any of its subsidiaries to pay, perform or otherwise discharge in due course any of MAC liabilities;

•	a breach by MAC of any of its obligations under the Separation Agreement; and

•	any untrue statement or allegedly untrue statement of a material fact: (i) contained in any document filed with the SEC by MAC following the distribution pursuant to any securities rule, regulation or law, (ii) otherwise disclosed following the distribution by MAC or its subsidiaries to investors or potential investors in MAC or its subsidiaries or (iii) furnished to any LICT indemnitee by MAC or any of its subsidiaries for inclusion in any public disclosures to be made by any LICT indemnitee; or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) a material fact necessary to make the statements not misleading. The indemnity described in this paragraph will be available only to the extent that LICT losses are caused by any such untrue statement or omission or allegedly untrue statement or omission, and the information which is the subject of such untrue statement or omission or allegedly untrue statement or omission was not supplied by LICT or its agent.

Further Assurances

Each of the parties will agree to cooperate with the other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Other Matters

Other matters governed by the Separation Agreement include, without limitation, access to financial and other records and information, confidentiality and resolution of disputes between the parties relating to the Separation Agreement, the ancillary agreements and the agreements and transactions contemplated thereby.

Transitional Services Agreement

Concurrently with our separation from LICT, we will enter into the Transitional Services Agreement pursuant to which LICT will provide MAC with limited services following the spin-off. Among the principal services LICT will provide to us are accounting, financial reporting and consolidation services, including the services of a financial and operations principal until such time as MAC hires one or more employees to perform such functions.

In providing the services pursuant to this agreement, LICT may, subject to the prior written consent of MAC, employ consultants and other advisers in addition to utilizing its own employees.

Services provided by LICT to MAC under the Transitional Services Agreement will be charged at a fee of $5,000 per month.

The Transitional Services Agreement has an initial term of three months, and may be extended thereafter for subsequent three month periods in whole or in part by agreement of the parties. The Transitional Services Agreement is terminable by either party on 10 days’ prior written notice to the other party.

Tax Indemnity and Sharing Agreement

LICT and we expect to enter into a Tax Indemnity and Sharing Agreement effective as of the distribution date that will provide for certain agreements and covenants related to tax matters involving LICT and us. This agreement will cover time periods before and after the distribution. Among the matters to be addressed in the agreement are filing of tax returns, retention and sharing of books and records, cooperation in tax matters, control of possible tax audits and contests and tax indemnities. Under this agreement, we will represent that there is no plan or intention to liquidate MAC or to merge or consolidate any member of the Michigan Businesses with any other person subsequent to the spin-off, except for the liquidation of a holding company between LMT Holding and its operating subsidiaries. The agreement will also provide for limitations on certain corporate transactions that could affect the qualification of the spin-off as generally tax free under the Code, including a covenant that we will not dispose of or permit a member of the Michigan Businesses to dispose of, directly or indirectly, any interest in a member of the Michigan Businesses during the two-year period following the spin-off, except for the liquidation of a holding company between LMT Holding and its operating subsidiaries.

Voting Agreement

In addition, we intend to enter an agreement with LICT in which LICT will agree to vote any shares of MAC Common Stock that it retains immediately after the distribution in proportion to the votes cast by our other stockholders. Pursuant to such agreement, LICT will grant us a proxy to vote its shares of our retained shares of MAC Common Stock in such proportion. As a result, LICT will not be able to exert any control over us through the shares of MAC Common Stock it retains. Any such proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from LICT to a person other than LICT, and the proxy will neither limit nor prohibit any such sale or transfer.

Revolver

In connection with the spin-off, LMT Holding, after converting from a corporation to a single-member limited liability company wholly owned by MAC, intends to incur indebtedness in an aggregate principal amount of approximately $20 million, in the form of a senior secured revolving credit facility (the “revolver”) with CoBank and to use certain of the proceeds of borrowings thereunder for working capital and to meet our cash flow needs, including to pay costs associated with grant applications and achieving organic growth. We expect that approximately $15 million of the net proceeds of the revolver will be transferred to LICT substantially concurrently with or shortly after the consummation of the spin-off in exchange for the contribution of LMT Holding to MAC.

MANAGEMENT

Executive Officers Following the Separation

The following table sets forth the information as of July 7, 2023 regarding the individuals who are expected to serve as our executive officers following the spin-off.

Name	Age	Title with MachTen, Inc.
Daniel Miller	42	Chairman and Chief Executive Officer
Stephen J. Moore	58	Interim Chief Financial Officer and Secretary

The biographical information of each of our executive officers, including each of our executive officers’ employment history for at least the past five years, is set forth below:

Daniel Miller. Mr. Miller has served as Executive Vice President of Gabelli Funds, LLC, a registered investment advisor (since 2016), responsible for the distribution of the firm’s products to financial intermediaries. He is also lead portfolio manager of the Gabelli Focused Growth & Income Fund (since 2012) and the Gabelli Pet Parents Fund (since June 2018), is on the Gabelli Equity Trust investment team, and is a Managing Director of GAMCO Asset Management, an institutional and private wealth advisory business (since 2012). Mr. Miller joined an affiliate of Gabelli Funds in June 2002, after graduating Magna Cum Laude from the University of Miami. Mr. Miller joined the Board of ICTC Group Inc. in 2015, a publicly traded rural broadband and telecommunications provider. He became the Chairman and CEO of ICTC Group in January 2016, and led the company until it was acquired in 2018 at a 300% premium to the share price at the inception of his tenure. Mr. Miller has served as Board Chair of HFC, a national 501(c)(3) involved in Alzheimer’s care, support and education, since its founding in 2018. We believe Mr. Miller’s extensive investment experience and executive leadership experience, particularly with rural broadband and telecommunications companies, makes him highly-qualified to serve on the Board.

Stephen J. Moore. Mr. Moore has served as Vice President of Finance at LICT since April 2014. He also served as Chief Financial Officer of CIBL, Inc., a holding company of cash and liquid investments and a telecommunications operation in New Hampshire, from February 2020 to July 2022. Prior thereto, Mr. Moore served as Controller for North America for Poyry Management Consulting (USA) Inc., a private international consulting and engineering firm, from January 2008 until October 2013 and he was previously employed as Controller for Dorian Drake International Inc., a private export management company, from June 1997 to December 2007. Mr. Moore earned his MBA from Long Island University in 2000.

Our Board Following the Separation

General

Under Delaware law, the business and affairs of MAC will be managed under the direction of our Board. Our certificate of incorporation and bylaws will provide that the number of directors may be fixed by our Board from time to time, provided that there are always at least three and no more than twelve directors. As of the distribution date, our Board is expected to consist of the five individuals listed below (ages as of July 7, 2023). The term of office of each person elected as a director will continue for one year, until his successor is duly elected and qualified, or until his earlier resignation, removal or death.

Name	Age
Daniel Miller (Chief Executive Officer and Chairman)	42
Patrick J. Hansen	64
Philip J. Lombardo	87
Gary L. Sugarman	70
Katherine Tansey	36

Biographical Information Relating to Directors

The present principal occupation or employment and five-year employment history of each of our directors is set forth below, except for Mr. Miller, whose biographical information is set forth above. Each of the individuals listed below is a citizen of the United States.

Patrick J. Hansen. Mr. Hansen is retired Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Strattec Security Corporation, a publicly traded company and manufacturer of automotive access control products primarily for North American OEM automotive customers. Mr. Hansen served in the above roles from February 1999 until his retirement in September 2022. Mr. Hansen’s career includes experience in financial oversight, mergers and acquisitions, strategic planning, information technology, supply chain management, compensation matters, manufacturing and international operations. Mr. Hansen attended the University of Wisconsin – Whitewater and received his BBA in Accounting and is a Certified Public Accountant.

Philip J. Lombardo. Mr. Lombardo has served as a director of LICT since August 2017. Mr. Lombardo is the founder and Chief Executive Officer of Citadel Communications, LLC (“Citadel”) since 1982. Mr. Lombardo previously served as the Chief Executive Officer of Capital Communications Company, Inc. (“Capital”) and as Managing Partner of Coronet Communications Company (“Coronet”). These entities operated a total of five broadcast television stations until the sale of Coronet (one station), Capital (one station) and Citadel (one station) to Nexstar Broadcasting, Inc., which closed in 2014, and the sale of two stations to Standard Media in 2019. In addition, from 1972 to 1982, Mr. Lombardo was Chairman, President, and CEO of Corinthian Broadcasting Corporation, with responsibility for the operation of six broadcast television stations. Mr. Lombardo has served as a director of CIBL, Inc. since November 2007 to the present, and served as a director of ICTC Group, Inc. from July 2015 until its sale in October 2018. Mr. Lombardo has had over 60 years of experience, primarily at the senior management level, in the broadcast television industry.

Gary L. Sugarman. Mr. Sugarman has served as a director of LICT since June 2022, and previously served as a director of LICT from February 2019 to August 27, 2021, and prior to that from September 2006 to April 2018. He is Principal of Richfield Associates FL, Inc., a private equity fund he founded in 1993 that focuses on telecom and technology. Mr. Sugarman is currently a freelance consultant for Morrison and Co. (“Morrison”), an infrastructure fund based in New Zealand and was a Senior Digital Infrastructure Advisor for Morrison from April 2021 until July 2021. He joined the Board of Fiberlight (an enterprise fiber company) owned by Morrison in May 2023. He is also an investor in Interchecks, a fintech company based in New York. Mr. Sugarman served as a director of Telephone and Data Systems, Inc., a public telecommunications company with both wireless and wireline operations, from September 2009 until his resignation on January 3, 2022. He was on the board of Otelco, a publicly traded company (“OTEL”) that operates telecom operating companies, from 2013 until May 2020. Mr. Sugarman also served as Executive Chairman/Investor of FXecosystem, Inc., a private company that provides connectivity between foreign exchange market participants, from November 2010 until April 2013. He was previously Executive Chairman/Investor - Veroxity Technology Partners, an enterprise fiber provider in Boston, from December 2007 until August 2010, He also served as Chairman and Chief Executive Officer of Mid Maine Communications, a facilities-based telecommunications company he co-founded in 1994, until its sale in late 2006.

Katherine Tansey. Ms. Tansey currently serves as Vice President of Investor Relations and Marketing at Aisling Capital, where she collaborates on strategic and operational elements of capital development and manages relationships with the firm's limited partners. Ms. Tansey was previously with GAMCO Investors, Inc. from 2009 to 2020 within their Asset Management and Mutual Funds businesses. Ms. Tansey most recently served as Vice President collaborating across investment, research, and distribution teams to provide advisory services to Institutional and Private Wealth Management clients. She currently serves as a regional advisor for University Liggett School's Alumni Association (MI) and as President of the St. Thomas More Play Group Parents Association in New York City. She previously served on the Board of Directors for the University of Michigan Club of New York City. Ms. Tansey attended the University Liggett School in Grosse Pointe, MI and received her B.A in Economics from the University of Michigan.

Corporate Governance Guidelines

Our Board will adopt Corporate Governance Guidelines. These guidelines will set forth our practices and policies with respect to, among other things, board composition, board member qualifications, responsibilities and education, management succession and self-evaluation. The full text of our Corporate Governance Guidelines will be available on our website at www.machteninc.com on or prior to the distribution date. Any stockholder may also obtain a copy of our Corporate Governance Guidelines upon request when they become available. Stockholders may address a written request for a printed copy of the Corporate Governance Guidelines to our Secretary at c/o MachTen, Inc., 1516 Barlow Street, Suite D, Traverse City, MI 49686.

Employee Code of Ethics and Business Conduct and Conflicts of Interest Policy

Our Board will adopt a Code of Ethics and Business Conduct and Conflicts of Interest Policy that will apply to all of MAC’s employees, including our officers. We will require all of our employees to adhere to our Code of Ethics and Business Conduct and Conflicts of Interest Policy in addressing legal and ethical issues encountered in conducting their work. Our Code of Ethics and Business Conduct and Conflicts of Interest Policy require that our employees comply with all laws and other legal requirements, avoid conflicts of interest which may arise in the course of their employment, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interests. In addition, employees who, due to their responsibilities, may encounter conflicting interests are required to certify compliance with our Conflicts of Interest Policy on a case-by-case basis. Our Code of Ethics and Business Conduct and Conflicts of Interest Policy will be available on our website at www.machteninc.com on or prior to the distribution date. Any stockholder may also obtain a copy of our Code of Ethics and Business Conduct and Conflicts of Interest Policy upon request when they become available. Stockholders may address a written request for a printed copy of the Code of Ethics and Business Conduct and Conflicts of Interest Policy to our Secretary at c/o MachTen, Inc., 1516 Barlow Street, Suite D, Traverse City, MI 49686.

Leadership Structure; Meetings of Independent Directors

Our governing documents allow the roles of chairman and chief executive officer to be filled by the same or different individuals. This approach allows our Board flexibility to determine whether the two roles should be separated or combined based upon our needs and our Board’s assessment of our leadership from time to time. Our Board’s leadership structure is expected to include a combined Chairman and chief executive officer role upon completion of the spin-off, with Mr. Miller serving as Chairman and Chief Executive Officer. It is expected that our Board will benefit from combining the roles of the Chairman and chief executive officer because of the importance of in-depth, industry-specific knowledge and a thorough understanding of our business environment through the transition period following the separation. Given our Board size, we do not believe an independent lead director is necessary at this time. However, the Board may choose to designate a lead independent director in the future, following the spin-off.

Upon completion of the spin-off, our non-management directors will meet, without any management directors or employees present, immediately after our regular quarterly board meetings. At least once each year, our independent directors are expected to meet in a separate executive session.

Communications with Our Board

Prior to the distribution date, our Board will establish a process for stockholders and other interested parties to send communications to our Board. Stockholders or other interested parties who wish to communicate with our Board, the non-management or independent directors, or a particular director may send a letter to our Secretary at c/o MachTen, Inc., 1516 Barlow Street, Suite D, Traverse City, MI 49686. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of our Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Transactions with Related Persons

Our Board has adopted written procedures governing the review, approval or ratification of any transactions with related persons required to be reported pursuant to the rules of the SEC. The procedures require that all related party transactions, other than certain pre-approved categories of transactions, be reviewed and approved by our Board. Under the procedures, directors may not participate in any discussion or approval by our Board of related party transactions in which they or a member of their immediate family is a related person, except that they shall provide information to our Board concerning the transaction. Only transactions that are found to be in the best interests of MAC will be approved.

Currently, we have a policy addressing conflicts of interest. Our Conflicts of Interest Policy addresses the responsibilities of our officers, directors and staff to disclose conflicts of interest to our legal counsel, who determines whether the matter constitutes a related party transaction that should be reviewed by our Board. Generally, matters involving employer-employee relationships, including compensation and benefits, are not presented for review, approval or ratification by our Board.

A description of certain related party transactions appears under the heading “Certain Relationships and Related Party Transactions.”

Director Independence

Our Board will periodically review relationships that directors have with the Company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Company, are not an affiliated person of the Company or its subsidiaries (e.g., an officer or a greater-than-ten-percent stockholder) and are independent within the meaning of applicable laws, regulations and the Nasdaq listing rules. In this latter regard, our Board will use the NASDAQ listing rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of its directors are independent, solely in order to comply with applicable SEC disclosure rules. However, this is for disclosure purposes only. It should be understood that, as a corporation whose shares are not listed for trading on any securities exchange, our Company is not required to have any independent directors at all on its Board, or any independent directors serving on any particular committees of the Board.

As of the date of this information statement, our Board has determined that each of Ms. Tansey, Mr. Hansen, Mr. Lombardo and Mr. Sugarman are independent directors within the meaning of the NASDAQ listing rule cited above.

Committees of Our Board

We presently do not have any committees of our Board. Currently, our full Board serves as the audit committee and approves, when applicable, the appointment of auditors and the inclusion of financial statements in our periodic reports. The Board has determined that each of Daniel Miller, Patrick J. Hansen and Gary L. Sugarman meet the definition of “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K. Because our securities are not listed on a national securities exchange, like the NASDAQ or the New York Stock Exchange, we are not subject to any listing rules that require us to maintain a standing compensation committee or nominating and corporate governance committee. Accordingly, the Board has determined that the entire board should be responsible for compensation, nomination and governance matters. We believe that this is appropriate because our board of directors is relatively small, consisting of only five directors, because our board comprises a majority of independent directors and because it reduces administrative burdens on the Company and the Board. However, the Board may designate committees of the Board following the spin-off.

Compensation of Directors

Our executive officers that serve on our Board will not receive compensation for such service on the Board. It is expected that all non-employee directors will receive annual cash retainers of $30,000 and meeting fees of $2,500 per meeting attended. In addition, it is expected that each of our non-employee directors will receive $50,000 worth of restricted stock awards that will vest quarterly in four equal installments for so long as such director continues to serve on the Board.

Stock Ownership of Directors and Executive Officers

See “Security Ownership of Certain Beneficial Owners and Management.”

EXECUTIVE COMPENSATION

At the time of the spin-off, our only officers will be our Chairman and Chief Executive Officer, Daniel Miller, and our Interim Chief Financial Officer and Secretary, Stephen J. Moore. The compensation of our officers will be determined by our Board prior to the spin-off. Mr. Miller will be (i) paid a base salary of $150,000 per year and (ii) granted 100,000 shares of time-based restricted stock that will vest in equal installments over a five-year period. Mr. Moore, who also serves as Vice President - Finance of LICT, will receive no additional compensation from MAC; his services will be included in the fee paid to LICT by MAC under the Transitional Services Agreement with LICT.

One of the responsibilities of our Board, in its role in setting executive compensation and overseeing our various compensation programs, is to ensure that our compensation programs are structured so as to discourage inappropriate risk-taking. We intend to employ compensation practices and policies for our executive officers that mitigate against this risk by, among other things, providing a meaningful portion of total compensation in the form of equity incentives. We intend for these equity incentives to be in the form of stock grants to promote long-term rather than short-term financial performance and to encourage our executive officers to focus on sustained stock price appreciation. The Board as a whole will be responsible for monitoring our existing compensation practices and policies and investigating applicable enhancements to align our existing practices and policies with avoidance or elimination of risk and the enhancement of long-term stockholder value.

Stock Award and Incentive Plan

The Board has approved of the adoption of the MAC 2023 Incentive Plan (the “2023 Plan”) for our employees, consultants and directors. The 2023 Plan will be implemented to attract and retain the types of employees, consultants and directors who will contribute to the Company’s long-range success and provides incentives that align their interests with those of stockholders of the Company and to promote the success of the Company’s business. We intend to grant to certain of our employees, consultants and directors restricted stock awards based on performance metrics to be established by our Board. These shares will be subject to a vesting schedule and shall vest pursuant to the terms in the respective award agreement. The vesting and exercisability of the restricted stock may be accelerated upon the occurrence of a change in control as will be provided for in the 2023 Plan.

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation and bylaws will be amended and restated prior to the spin-off. The following is a summary of the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation or our amended and restated bylaws to be in effect at the time of the spin-off and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on our capital stock as of the time of the spin-off. Our amended and restated certificate of incorporation and bylaws to be in effect at the time of the spin-off will be included as exhibits to our registration statement on Form 10, of which this information statement forms a part, and this summary is qualified in its entirety by such exhibits.

General

Prior to the distribution, we will amend and restate our certificate of incorporation to provide authorization for us to issue 11,500,000 shares of MAC Common Stock and 1,000,000 shares of preferred stock.

MAC Common Stock

Voting Rights

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes that are entitled to be cast by the holders of all shares of MAC Common Stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

Dividends

All holders of MAC Common Stock will receive an equal amount per share in any dividend declared by our Board, subject to any preferential rights of any outstanding preferred stock.

Other Rights

On liquidation, dissolution or winding up of MAC, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of MAC Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of MAC Common Stock are subject to redemption or have preemptive rights to purchase additional shares of MAC Common Stock.

Special Stockholder Meetings

Our bylaws provide that special meetings of our stockholders may be called by the Chairman, the President, a resolution of our Board or by the vote of 10% of our stockholders.

Written Consent

Our bylaws permit our stockholders to act by written consent with the same vote as would otherwise be required at an annual or special meeting of stockholders.

No Cumulative Voting for Directors

Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Amendments to MAC’s Bylaws

Our certificate of incorporation and bylaws provide that our Board shall have the power to make, alter or repeal our bylaws, subject to the power of the stockholders to alter or repeal the bylaws made or altered by our Board.

Interested Stockholder Provision

In our certificate of incorporation, we have elected not to be governed by Section 203 of the DGCL. Section 203 of the DGCL generally provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person is an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person became an interested stockholder, unless one of the following exceptions applies: (1) prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Liability of Directors; Indemnification

Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of MAC shall be liable to MAC or its stockholders for monetary damages for the breach of fiduciary duty in such capacity. Under the DGCL, such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, MAC and its stockholders may be unable to obtain monetary damages from a director for breach of that director’s duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

Our bylaws provide that MAC will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director or officer of MAC or is or was serving at the request of MAC as a director or officer of another corporation, partnership or other enterprise. Our bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of MAC, and with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful. In addition, our certificate of incorporation provides that MAC will, to the fullest extent permitted by law, indemnify and hold harmless and advance expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of MAC or serves or served at any other enterprise as a director or officer at the request of MAC or any subsidiary or affiliate of MAC.

Litigation Forum Selection Clause

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of MAC to MAC or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

Our Board

MAC’s bylaws provide that directors shall be elected at each annual stockholder meeting by a plurality of the votes cast and shall hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor has been duly elected and qualified. All vacancies on our Board, including those created by an increase in the size of the Board, shall be filled by vote of the remaining directors, even if less than a quorum.

Transfer Agent and Registrar

AST is the transfer agent and registrar for the MAC Common Stock. Our stockholders can contact the transfer agent and registrar at:

American Stock Transfer & Trust Company, LLC
c/o Shareholder Services
6201 15th Avenue
Brooklyn, New York 11219
Telephone: (800) 937-5449

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Separation and Distribution Agreement

The Separation Agreement will contain the key provisions relating to the spin-off of our business from that of LICT and the distribution of the MAC Common Stock. It will identify the assets to be transferred, liabilities to be assumed and contracts to be assigned to us by LICT and by us to LICT in the spin-off and describe when and how these transfers, assumptions and assignments will occur. It will also include procedures by which LICT and we will become separate and independent companies. In addition, we will enter into certain ancillary agreements, such as the Transitional Services Agreement and a Tax Indemnity and Sharing Agreement, with LICT governing various interim and ongoing relationships between LICT and us following the distribution date.

We and LICT intend to execute the Separation Agreement and the ancillary agreements on or before the distribution date; however, they will not be effective until the distribution date. The Separation Agreement (as well as the ancillary agreements) may be amended if both parties agree in writing.

Transitional Services Agreement

Concurrently with our separation from LICT, we will enter into the Transitional Services Agreement pursuant to which LICT will provide MAC with limited services following the spin-off. Services provided by LICT to MAC under the Transitional Services Agreement will be charged at a fee of $5,000 per month. The Transitional Services Agreement has an initial term of three months, and may be extended thereafter for subsequent three month periods in whole or in part by agreement of the parties. The Transitional Services Agreement is terminable by either party on 10 days’ prior written notice to the other party.

Tax Indemnity and Sharing Agreement

LICT and we expect to enter into a Tax Indemnity and Sharing Agreement effective as of the distribution date that will provide for certain agreements and covenants related to tax matters involving LICT and us. This agreement will cover time periods before and after the distribution. Among the matters to be addressed in the agreement are filing of tax returns, retention and sharing of books and records, cooperation in tax matters, control of possible tax audits and contests and tax indemnities. Under this agreement, we will represent that there is no plan or intention to liquidate MAC or to merge or consolidate any member of the Michigan Businesses with any other person subsequent to the spin-off, except for the liquidation of a holding company between LMT Holding and its operating subsidiaries. The agreement will also provide for limitations on certain corporate transactions that could affect the qualification of the spin-off as generally tax free under the Code, including a covenant that we will not dispose of or permit a member of the Michigan Businesses to dispose of, directly or indirectly, any interest in a member of the Michigan Businesses during the two-year period following the spin-off, except for the liquidation of a holding company between LMT Holding and its operating subsidiaries.

Voting Agreement

In addition, we intend to enter an agreement with LICT in which LICT will agree to vote any shares of MAC Common Stock that it retains immediately after the distribution in proportion to the votes cast by our other stockholders. Pursuant to such agreement, LICT will grant us a proxy to vote its shares of our retained shares of MAC Common Stock in such proportion. As a result, LICT will not be able to exert any control over us through the shares of MAC Common Stock it retains. Any such proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from LICT to a person other than LICT, and the proxy will neither limit nor prohibit any such sale or transfer.

See also “Arrangements Between LICT and MAC After the Spin-Off” for information regarding certain related party transactions that will take place in connection with the spin-off and thereafter.

LIMITATION OF LIABILITY AND INDEMNIFICATION
OF DIRECTORS AND OFFICERS

Limitation of Liability of Directors

MAC’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Indemnification of Officers and Directors

MAC’s certificate of incorporation and bylaws provide that each person who was or is a director or officer shall be indemnified to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, and states that MAC may advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We expect to obtain directors’ and officers’ liability insurance for the benefit of our directors and officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

As of the date of this information statement, LICT beneficially owns all of the outstanding shares of MAC Common Stock. After the spin-off, LICT will continue to own 19% of the shares of MAC Common Stock. The following table sets forth information with respect to the anticipated beneficial ownership of MAC Common Stock by:

•	each stockholder who is expected following the spin-off to beneficially own more than 5% of MAC Common Stock;

•	each of our executive officers;

•	each person expected to serve on our Board as of the distribution date; and

•	all of our executive officers and directors as a group.

We have based the percentage of class amounts set forth below on each indicated person’s beneficial ownership of LICT Common Stock as of July 31, 2023, unless we indicate some other basis for the share amounts, and based on the distribution of 150 shares of MAC Common Stock for each share of LICT Common Stock outstanding as of the record date. To the extent our directors and executive officers own shares of LICT Common Stock at the time of the spin-off, they will participate in the distribution of shares of MAC Common Stock in the spin-off on the same terms as other holders of LICT Common Stock. Following the spin-off, we expect to have an aggregate of approximately 3,172,407 shares of MAC Common Stock outstanding, based on 17,131 shares of LICT Common Stock outstanding on July 31, 2023. The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by those persons.

	Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Shares	%
5% Stockholders:
LICT(3)	602,757	19%
Mario J. Gabelli (2)(3)(4)	962,100	30.3%
Directors and Named Executive Officers: (6)
Daniel Miller	0	*
Steven J. Moore	450	*
Katherine Tansey	0	*
Patrick J. Hansen	0	*
Philip J. Lombardo	30,000	*
Gary L. Sugarman	2,250	*
All executive officers and directors as a group (6 persons)	32,700	1.0%

*	Less than 1%.

(1)	The applicable percentage of ownership for each beneficial owner is based on 17,131 shares of LICT Common Stock outstanding as of July 31, 2023, which translates into 3,172,407 shares of MAC Common Stock following the spin-off. Shares of common stock issuable upon exercise of options, warrants or other rights beneficially owned that are exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities and rights and all executive officers and directors as a group.
(2)	Consists of 586,500 shares owned directly by Mr. Gabelli, 149,250 shares owned by a trust that Mr. Gabelli has sole voting and dispositive power over, and 226,350 shares owned by GGCP, Inc. (“GGCP”) via GGCP Holdings, LLC (“Holdings”). Mr. Gabelli may be deemed to have beneficial ownership of the shares held by Holdings on the basis of (i) his position as the Chief Executive Officer, a director and the controlling shareholder of GGCP, which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings. Mr. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein. The address for Mr. Gabelli is 401 Theodore Fremd Avenue, Rye, New York 10580.
(3)	Mr. Mario J. Gabelli, as the Chief Executive Officer, a director, and substantial shareholder of LICT, may be deemed to beneficially own the shares of MAC that LICT beneficially owns. The address of LICT is 401 Theodore Fremd Avenue, Rye, New York 10580. For a description of certain voting arrangements relating to the shares of MAC Common Stock retained by LICT, see “Arrangements Between LICT and MAC After the Spin-Off.”
(4)	The MAC shares disclosed as being beneficially owned by Mr. Mario J. Gabelli, do not include the shares beneficially owned directly by LICT, of which he may be deemed to beneficially own as well.
(5)	Except as otherwise indicated, each person may be reached as follows: c/o MachTen, Inc., 1516 Barlow Street, Suite D, Traverse City, MI 49686.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of MAC Common Stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and MAC Common Stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

We intend to furnish holders of MAC Common Stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Report of Independent Registered Public Accounting Firm

Shareholder and Board of Directors

LMT Holding Corporation

Rye, New York

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of LMT Holding Corporation and Subsidiaries, a carve-out of LICT Corporation (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of income, shareholders’ equity and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2022.

Stamford, CT

May 15, 2023

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$1,202	$1,027
Accounts receivable, less allowances for doubtful accounts of $13 and $13 as of December 31, 2022 and 2021	868	1,448
Materials and supplies	1,408	688
Due from LICT	—	566
Other current assets	507	188
Total current assets	3,985	3,917
Property, plant and equipment, net	20,818	13,993
Right-of-use assets, net	747	483
Goodwill	100	100
Other noncurrent assets	70	68
Total assets	$25,720	$18,561

Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$3,362	$354
Accrued liabilities	1,157	1,548
Current operating lease liability	74	11
Total current liabilities	$4,593	$1,913
Deferred income taxes	2,726	2,488
Long term operating lease liability	710	488
Asset retirement obligation	136	125
Other noncurrent liabilities	26	35
Total liabilities	8,191	5,049

Shareholders' Equity
Common Stock (No par value, 60,000 shares authorized, 100 shares outstanding at December 31, 2022 and 2021)	$—	$—
Retained earnings	17,529	13,512
Total shareholders' equity	17,529	13,512
Total liabilities and shareholders' equity	$25,720	$18,561

See accompanying notes to the Consolidated Financial Statements.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	For the Years Ended December 31,
	2022	2021
Revenues	$15,815	$15,966

Operating Costs:
Cost of revenue, excluding depreciation	5,623	4,715
General and administrative	2,597	2,181
Depreciation	2,186	1,560
Total Costs and Expenses	10,406	8,456

Operating Profit	5,409	7,510

Other Income
Investment income	10	—
Total Other Income	10	—

Income before income taxes	5,419	7,510

Provision for income taxes	(1,402)	(1,805)

Net Income	$4,017	$5,705

Net Income per share	$40,170	$57,050

Weighted average common shares outstanding	100	100

See accompanying notes to the Consolidated Financial Statements.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in thousands, except share data)

	Common Stock Shares	Common Stock Value	Retained Earnings	Total
Balance as of January 1, 2021	100	$—	11,807	$11,807
Net income	—	—	5,705	5,705
Distribution to parent, net	—	—	(4,000)	(4,000)
Balance as of December 31, 2021	100	$—	13,512	$13,512
Net income	—	—	4,017	4,017
Balance as of December 31, 2022	100	$—	17,529	$17,529

See accompanying notes to the Consolidated Financial Statements.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,017	$5,705
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,186	1,560
Accretion of asset retirement obligation	11	10
Deferred income tax provision	238	300
Change in operating assets and liabilities:
Trade accounts receivable, net of allowances	580	(61)
Trade accounts payable and accrued liabilities	50	(265)
Due (to)/from LICT	566	(566)
Operating lease right of use asset	(264)	48
Operating lease liability	222	(11)
Other assets and liabilities	(988)	(107)
Net cash provided by operating activities	6,618	6,613
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,182)	(2,603)
Other	(261)	—
Net cash used in investing activities	(6,443)	(2,603)
CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to parent, net	—	(4,000)
Net cash used in financing activities	—	(4,000)
Net increase (Decrease) in cash and cash equivalents	175	10
Cash and cash equivalents at beginning of period	1,027	1,017
Cash and cash equivalents at end of period	$1,202	$1,027
Supplemental Cash Flow Information
Purchase of capital expenditures included in accounts payable	$ 2,567	$ —
Cash paid for income taxes	$ 440	$ 461

See accompanying notes to the Consolidated Financial Statements.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business Operations

Organization

LMT Holding Corporation and Subsidiaries (the “Company” or “LMT”) operate in Michigan, under the parent organization of LICT Corporation (“LICT”), providing regulated and unregulated internet access broadband and communications services including local telephone service, network access, transport, long-distance service, cable television, rural local exchange carrier (“RLEC”), and competitive local exchange carrier (“CLEC”) services. LMT operating telephone companies include Upper Peninsula Telephone Company (“UPTC”), Michigan Central Broadband Company, LLC (“MCBC”) and Alpha Enterprises Limited, Inc (“Alpha”).

These carve-out financial statements have been prepared in contemplation of the spin-off of LMT and its subsidiaries from LICT. See Note 14 “Subsequent Events” for a discussion on the spin-off transaction.

COVID-19

The Company closely monitored the impact of the outbreak of the COVID-19 pandemic on our business including taking precautions to ensure the safety of our employees, customers and business partners, while assuring business continuity and reliable service and support to our customers.

In February 2021, the FCC created the Emergency Broadband Benefit Program (“EBB”), a temporary program to help low-income households stay connected during the COVID-19 pandemic by providing broadband service discounts for eligible households. The Company was a participant in this program. The EBB ended December 31, 2021 and transitioned to the Affordable Connectivity Program (“ACP”) in which the Company continues to participate.

As of December 31, 2022, the Company has not experienced material, detrimental issues related to COVID-19 in its supply chain, quality assurance and regulatory compliance activities, and has been able to operate without interruption. The Company has taken, and plans to continue to take, commercially practical measures to keep its facilities open. The Company’s supply chains remain intact and operational, and the Company is in regular communications with its suppliers and third-party partners.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements represent the accounts of LMT and select expenses of LICT that are allocated to the Company, which provide broadband and voice communications, cable television, and internet services. The Company operates, with its subsidiaries, under the parent organization of LICT. Historically the Company and its subsidiaries have operated on primarily a stand-alone basis with separate historical financial information. The only allocation the Company is required to make from LICT are an allocation of management fees. These expenses have been allocated to the Company on the basis of revenues, operating expenses, EBITDA, headcount or other relevant measures. Management believes the assumptions underlying the consolidated financial statements, including the assumptions regarding the allocation of corporate expenses from LICT, are reasonable.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s telephone subsidiaries are regulated by both the FCC and the Michigan Public Service Commission (“MPSC”). The subsidiaries follow the accounting prescribed by the Uniform System of Accounts of the FCC, the MPSC, and regulated accounting practices. Where applicable, this regulated accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, the Company is required to depreciate telephone plant over useful lives prescribed by regulators that would otherwise be determined by management. Criteria that would give rise to the discontinuance of regulatory accounting practices include (1) increasing competition restricting the Company’s wireline businesses’ ability to establish prices to recover specific costs, and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company periodically reviews the applicability of regulatory accounting guidelines based on the developments in its current regulatory and competitive environments.

The accompanying consolidated carve-out financial statements of the Company and select expenses of LICT that are allocated to the Company, show the historical consolidated carve-out financial position, results of operations, changes in shareholders’ equity and cash flows of the Company. These consolidated carve-out financial statements have been derived from the accounting records of the Company on a carve-out basis and should be read in conjunction with the accompanying notes thereto. These consolidated carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries. All intercompany profits, transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts; the valuation of deferred tax assets; liabilities for income tax uncertainties; the application of regulated accounting practices such as reserves for National Exchange Carrier Association (NECA) revenues; and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

Cash Equivalents

Cash equivalents consist of US Treasury money market funds with original maturities of three months or less when purchased.

Concentration of Risks

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, accounts payable and accrued liabilities. It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. Because of the short maturity and capacity of prompt liquidation of such assets and liabilities, the fair values of these financial instruments approximate their carrying values. Management believes the financial risks associated with these financial instruments are minimal.

Cash equivalents held in United States Treasury money market funds totaled $0.7 million as of December 31, 2022 and 2021, respectively, and are insured by the Securities Investor Protection Corporation up to $500,000 per separate capacity account. The Company maintains its cash balance in accounts that, at times, may exceed the $250,000 Federal Deposit Insurance Corporation limits per financial institution.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company received revenue from the Federal USF, various state funds and NECA in excess of ten percent of consolidated revenue in 2022 and 2021. The revenue received from these sources were $10.1 million (64% of revenue) in 2022 and $10.2 million (64% of revenue) in 2021. A loss of revenue from these sources could negatively impact our operations and results.

Fair Value Measurement

The Company follows the authoritative guidance of ASC 820, Fair Value Measurement, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis, and of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a nonrecurring basis or are presented only in disclosures.

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Level 3 inputs are unobservable.

Asset Retirement Obligations

The Company’s asset retirement obligation (“ARO”) primarily represents the fair value of a liability that the Company will incur to restore leased locations to their pre-lease conditions. In the determination of fair value for an ARO, the Company uses various assumptions and judgments, including such factors as the existence of a legal obligation, estimated amounts and timing of settlements, discount and inflation rates. AROs are primarily recorded for the Company’s leased fiber, leased tower sites, pole attachments and submarine cable.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Receivable balances are reviewed on an aged basis and account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is doubtful. Due to the dispersed geographic nature of the Company’s operations and the residential nature of its customers, no single customer, or identifiable group of customers, accounts for a significant amount of the Company’s receivable balances, other than from NECA or the Universal Service Administrative Company (“USAC”), as discussed in Revenue Recognition below.

Materials and Supplies

Materials and supplies are stated at cost and are not held for sale, but rather for purposes of supporting the Company’s business. Major components are fiber, copper, coax cable, routers and various electronics.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and include expenditures for additions and major improvements for the Company’s regulated telephone companies, including an allowance for funds used during construction where appropriate. Maintenance and repairs are charged to operations as incurred. Depreciation of telephone plant is computed on the straight-line method using class or overall group rates acceptable to regulatory authorities. This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment, and as such, amounts are recovered through rates authorized by regulatory authorities. Accordingly, the Company is required to depreciate plant and equipment over the useful lives that would otherwise be determined by management. Depreciation of non-telephone property is computed on the straight-line method over the estimated useful lives of the assets.

Depreciable lives for the Company’s telephone and non-telephone Businesses, excluding land, range from 15 to 40 years for buildings, 3 to 50 years for Machinery and equipment and 3 to 25 years for other assets. Regulated telecommunication assets acquired from other regulated entities are capitalized following the FCC’s rules, including affiliated transaction rules if acquired from an affiliated company.

When a portion of the Company’s depreciable property, plant and equipment relating to its telephone operations business is retired, the gross carrying value of the assets is charged to accumulated depreciation, in accordance with regulated accounting procedures. Cost of removal and salvage, if any, are also charged to the accumulated depreciation account per the FCC rules.

Goodwill

On September 10, 2019, Upper Peninsula Telephone Company, a wholly owned subsidiary of LMT Holdings, acquired selected assets and operations from Sunrise Communications, a Cable television provider in Northern Michigan resulting in the recognition of $0.1 million of goodwill. No impairment was recorded as of December 31, 2022 and 2021.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (or asset group) to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases. There were no asset impairments recorded during the years ended December 31, 2022 and 2021.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

Revenue is measured according to ASC 606, Revenue from Contracts with Customers, which outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers. The core principle, involving a five-step process, of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or service to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This principle is achieved through applying the following five-step approach: (1) identification of the contract, or contracts, with a client, (2) identification of the performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract, and (5) recognition of revenue when, or as, we satisfy a performance obligation.

At contract inception, the Company assesses the goods and services to be provided to the customer and identifies the associated performance obligation. The Company considers all obligations, whether they are explicitly stated

in the contract or are implied by customary business practices.

See Note 9 “Revenue Recognition” for a discussion of our revenue recognition policies.

Leases

The Company recognizes leases in accordance with ASC 842, Leases, which requires lessees to recognize a right-of-use (ROU) asset and a lease liability on the balance sheet.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. If a rate implicit in the lease is not known, the estimated incremental borrowing rate is utilized and is derived from information available at the lease commencement date to determine the present value of lease payments. To estimate the incremental borrowing rate, a risk-free rate plus incremental interest rate spread for collateralized debt is used and updated on an annual basis. Multiple incremental borrowing rates that correspond to term of the leases are used.

Short-term leases primarily consist of month-to-month leases where either party has the option to cancel with less than one year’s notice, or for those leases where the agreement terms are not final. Expenses are recognized as incurred.

Income Taxes

The Company calculated its tax provision using the separate return method. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effects attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Accounting guidance concerning uncertain income tax positions requires the Company to recognize the effect of income tax positions only if those positions are more likely than not to be sustained. There were no uncertain tax positions to report in 2022 and 2021 Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. The Company does not have any dilutive securities that would result in diluted earnings per share.

Accounting Pronouncements

In November 2021, the FASB issued ASU 2021-10 (Topic 832), which requires business entities to disclose information about certain government assistance they receive. The ASU is effective for annual reporting periods beginning after December 15, 2021. The Company adopted this ASU effective January 1, 2022. The Company receives Alternative Connect America Cost Model (ACAM) funding which is included in Revenues in the Consolidated Statements of Income at an amount of $8.7 million for the year ended December 31, 2022. The Company also receives Connect America Fund – Intercarrier Compensation (“CAF-ICC”) funding which is included in Revenues in the Consolidated Statement of Income at an amount of $1.1 million for the year ended 2022.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASC 326, Measurement of Credit Losses on Financial Instruments, as amended. The new guidance broadens the information that an entity must consider in developing its expected credit loss estimates related to its financial instruments and adds to U.S. GAAP an impairment model that is based on expected losses rather than incurred losses. The amendment is currently effective for the Company for annual reporting periods beginning after December 15, 2022, but it is not expected to have a material impact on the Company’s consolidated financial statements.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Property, Plant and Equipment

Components of the Company’s property, plant and equipment and accumulated depreciation are as follows (in thousands):

	December 31,	December 31,
	2022	2021
Land	$78	$78
Motor Vehicles	1,036	770
Buildings and leasehold improvements	2,881	2,881
Fiber Cable	35,813	33,942
Circuit and Switching Equipment	14,440	14,006
Other	2,550	2,281
Construction in progress	7,416	1,245
	64,214	55,203
Accumulated depreciation	(43,396)	(41,210)
Total	$20,818	$13,993

Depreciation expense for years ended December 31, 2022 and 2021 were $2.2 million and $1.6 million, respectively

4. Related Party Transactions

LMT Holding Corporation operates, with its subsidiaries, under the parent organization of LICT. LICT is a holding company of other telecom subsidiaries which have similar operations to LMT Holding Corporation.

The Company transfers cash to LICT on a regular basis. Funds are sent as payment for expenses including annual management and director fees, which are calculated as a ratio based on performance compared to all LICT subsidiaries as a whole. Management fees expense charged to the Company by LICT for the years ended December 31, 2022 and 2021 were $0.7 million and $0.6 million, respectively, and is included in General and administrative expenses in the Consolidated Statements of Income. Internal director fees expense charged to the Company for the years ended December 31, 2022 and 2021 was $0.2 million and is included in General and administrative expenses in the Consolidated Statements of Income.

As of December 31, 2022 and 2021 the Company had $0.7 million invested in United States Treasury money market funds for which affiliates of the Company’s Chairman serve as investment managers to the respective funds.

The Company also engages in monthly transactions with Western New Mexico Telephone Corporation, another subsidiary under LICT where the Company is charged a percentage of an LICT officer’s salary. The Company’s allocation has been less than $0.1 million for both 2022 and 2021 and is included in General and administrative expenses in the Consolidated Statements of Income.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Accrued Liabilities

As of December 31, 2022 and 2021, the accrued liabilities consisted of the following:

Year ended December 31,	2022	2021
Accrued income taxes	$815	$976
Accrued payroll and employee benefits	219	394
Accrued for other expenses	123	178
Total Accrued liabilities	$1,157	$1,548

6. Income Taxes

LMT Holding Corporation does not file a consolidated income tax return with its subsidiaries for federal income tax purposes. LMT Holding Corporation is included within the tax return filed by its parent company, LICT. The income tax provision for LMT was prepared on a stand-alone basis.

The provision for income taxes is summarized as follows (in thousands):

Year ended December 31,	2022	2021
Current Taxes:
Federal	$833	$1,247
State and local	331	258
Total Current Taxes	$1,164	$1,505

Deferred taxes:
Federal	$227	$277
State and local	11	23
Total Deferred Taxes	$238	$300
Total Provision for Income Taxes	$1,402	$1,805

A reconciliation of the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes follows (in thousands).

Year ended December 31,	2022	2021
Tax at statutory rate	$1,138	$1,577
Increases (decreases):
State and local taxes, net of federal benefit	253	222
Other	11	6
Total Provision for Income Taxes	$1,402	$1,805

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes for 2022 and 2021 are provided for the temporary differences between the financial reporting basis and the tax bases of the Company’s assets and liabilities. Cumulative temporary differences are as follows (in thousands):

Year ended December 31,	2022	2021
Fixed assets and depreciation	$2,634	$2,458
Deferred state tax credits	29	38
Other reserves and accruals	63	(8)
Total Deferred Tax Liabilities	$2,726	$2,488

The Company has performed a review of the deferred tax provisions and has concluded that there is no valuation allowance adjustment needed. The Company recognizes tax liabilities in accordance with guidance for uncertain tax positions and adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined. During 2022, the Company did not record or maintain any balance in its consolidated financial statements for uncertain tax positions. The Company does not anticipate significant changes to its unrecognized tax benefits in the next 12 months.

The Company remains subject to examination for tax years 2018 through 2022 by the Internal Revenue Service and, with few exceptions, is subject to state examinations by tax authorities for the same four years.

On March 27, 2020, the President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of the employer portion of social security tax payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increase limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. The Company evaluated the provisions of the CARES Act and concluded that most of the provisions of the CARES Act did not apply to the Company and chose not to defer the employer portion of the social security tax payments.

7. Fair Value Measurement

The Company has assets that are measured at fair value: U.S. Treasury money market funds, included in cash and cash equivalents in the accompanying consolidated balance sheets, which are classified as Level 1 inputs because they are valued using quoted market prices. U.S. Treasury money market funds had a value of $0.7 million as of December 31, 2022 and 2021, respectively. Financial instruments not described elsewhere include cash, accounts receivable, accounts payable, and accrued liabilities. The carrying value of these instruments do not differ materially from their respective fair value due to the immediate or short-term nature of these items. There are no Level 2 or Level 3 financial assets and liabilities as of December 31, 2022 and 2021.

Asset retirement obligations for the fair value of legal obligations associated with asset retirements and a corresponding increase in the carrying amount of the related long-lived asset in the period in which the obligations are incurred. In periods subsequent to initial measurement, the Company recognizes changes in the liability resulting from the passage of time and updates to the timing or the amount of the original estimates. Level 3 inputs are unobservable and used for the fair value calculation of asset retirement obligations. See Note 12 “Asset Retirement Obligation” for a discussion of the Company’s asset retirement obligations.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Employee Benefit Plans

UPTC maintains a defined contribution plan. Contributions under this plan, are based primarily on the financial performance of the business units and employee compensation. Total discretionary employer contribution expense related to these plans for the years ended December 31, 2022 and 2021 was less than $0.1 million and $0.1 million, respectively.

9. Revenue Recognition

Revenue Accounted for in Accordance with ASC 606

Local access revenue is accounted for under ASC 606 and comes from providing local telephone exchange services billed to end users in accordance with tariffs filed with the MPSC. Local access revenue is predominantly billed in advance and recognized as revenue when earned.

Interstate and intrastate access revenues handled as “bill-and-keep” (see notes under Revenue Accounted for in Accordance with Other Guidance) are accounted for under ASC 606, for which revenues are recognized as services are provided.

Broadband and related services, video, including cable modem, and certain other revenues, are accounted for under ASC 606, for which revenues are recognized as services are provided.

Revenue Accounted for in Accordance with Other Guidance

Regulated RLECs are required to follow the Code of Federal Regulations (“CFR”) Title 47- Telecommunications Part 32 established by the FCC; therefore, Part 32 contains the Other Guidance which the Company’s RLECs follow. Certain revenues for regulated companies are derived from the Company’s cost for providing services. Revenue that is billed in arrears includes most intrastate and interstate network access services, nonrecurring local services, and long-distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided.

Revenues from intrastate access are based on tariffs approved by the MPSC and are subject to ASC 606 because they are handled on a bill-and-keep basis. Revenues from interstate access are either bill-and-keep or are derived from settlements with NECA or USAC. Intrastate USF, Interstate USF and Interstate settlement revenues are not accounted for under ASC 606. NECA was created by the FCC to administer interstate access rates and revenue pooling on behalf of small local exchange carriers who elect to participate in a pooling environment. LMT RLEC subsidiaries include two cost-based companies that participate in the NECA interstate traffic sensitive access pool. Interstate settlements for cost-based companies are determined based on the Company’s cost of providing interstate telecommunications service, including investments in specific types of infrastructure and operating expenses and taxes.

Both LMT RLECs receive a fixed amount of USF support paid from USAC through NECA based on the FCC’s A-CAM program. The A-CAM program provides revenue through 2028 based on a cost model, rather than company-specific costs. Carriers electing A-CAM are required to maintain voice and provide broadband service of at least 10/1 Mbps or 25/3 Mbps to a certain percentage of locations by the end of the support term in 2028, with deployment milestones along the way. A-CAM revenues were $8.7 million for the years ended December 31, 2022 and 2021.

For all taxable revenue, the Company collects taxes from its customers on behalf of various governmental authorities and remits these taxes to the appropriate authorities. The collection of such taxes and fees is not recognized as revenue. Deferred revenue resulting from large non-regulated business installations or other non-regulated services are included in other liabilities and are amortized over the customer life.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide the Company’s revenue disaggregated on the basis of revenue source and products (in thousands):

December 31, 2022
	Accounted for Under ASC 606	Accounted for Under Other Guidance	Total Revenue
Regulated Revenue
Local access	$1,347	$—	$1,347
Interstate access and USF	1,155	9,317	10,472
Intrastate access and USF	87	205	292
Other	143	1	144
Total Regulated Revenue	$2,732	$9,523	$12,255
Non-Regulated Revenue
Broadband and other services	$2,930	$—	$2,930
Video	32	—	32
Other	598	—	598
Total Non-Regulated Revenue	$3,560	$—	$3,560
Total Revenue	$6,292	$9,523	$15,815
December 31, 2022
Revenue by type of recognition:
Services transferred over time	$6,104
Equipment and long-distance service transferred at a point in time	188
Total Revenue	$6,292

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021
	Accounted for Under ASC 606	Accounted for Under Other Guidance	Total Revenue
Regulated Revenue
Local access	$1,393	$—	$1,393
Interstate access and USF	1,255	9,382	10,637
Intrastate access and USF	101	273	374
Other	129	1	130
Total Regulated Revenue	$2,878	$9,656	$12,534
Non-Regulated Revenue
Broadband and other services	$2,793	$—	$2,793
Video	35	—	35
Other	604	—	604
Total Non-Regulated Revenue	$3,432	$—	$3,432
Total Revenue	$6,310	$9,656	$15,966
December 31, 2021
Revenue by type of recognition:
Services transferred over time	$6,110
Equipment and long-distance service transferred at a point in time	200
Total Revenue	$6,310

Performance Obligations

ASC 606, Revenue from Contracts with Customers, requires that the Company disclose the aggregate amount of the transaction price that is allocated to remaining performance obligations that are unsatisfied as of December 31, 2022. The guidance provides certain practical expedients that limit this requirement. The service revenue contracts of the Company meet the following practical expedients provided by ASC 606: (1) The performance obligation is part of a contract that has an original expected duration of one year or less and (2) Revenue is recognized from the satisfaction of the performance obligations in the amount billable to the customer in accordance with ASC 606-10-55-18.

The Company has elected these practical expedients. Performance obligations related to our service revenue contracts are generally satisfied over time. For services transferred over time, revenue is recognized based on amounts invoiced to the customer as the Company has concluded that the invoice amount directly corresponds with the value of services provided to the customer. Management considers this a faithful depiction of the transfer of control as services are substantially the same and have the same pattern of transfer over the life of the contract. As such, revenue related to unsatisfied performance obligations that will be billed in future periods has not been disclosed.

Transaction Price Allocated to Remaining Performance Obligations

The aggregate amount of the transaction price allocated to the remaining performance obligations for contracts with customers that are unsatisfied, or partially unsatisfied, are accounted for in accordance with ASC 606. For equipment delivery, installation and configuration, and services, the performance obligation is expected to be satisfied within 12 months. For business broadband and other services, the performance obligation will be satisfied as the service is provided over the terms of the contracts, which typically range from one to five years. The Company’s agreements with its residential customers are typically originated on a month-to-month basis, or one to two-year contracts converting to a month-to-month basis after expiration, and no provision is made for future performance obligations.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract Assets and Liabilities

The Company incurs certain incremental costs to obtain contracts that it expects to recover. These costs consist primarily of sales commissions and other directly related incentive compensation payments related to customer contracts. Incremental costs of obtaining contracts for which the term is one year or less are expensed as incurred. The Company does not incur material contract fulfillment costs associated with is contracts with customers. The cost of the Company’s network and related equipment, and enhancements to the network required under customer contracts, is accounted for in accordance with ASC 360, Property, Plant and Equipment. When a customer adds a distinct service to an existing contract for the standalone selling price of that service, the new service is treated as a separate contract. Contract modifications and cancellations did not have a material effect in the year ended December 31, 2022. The Company did not have any contract assets and liabilities as of December 31, 2022 and 2021. The Company did not incur any material commission fees or costs associated with installation and infrastructure as of December 31, 2022 and 2021.

10. Leases

The Company’s leases primarily consist of towers for wireless equipment and dark fiber.

Lease terms may include options to extend or terminate the lease. Options to extend leases are included when, based on the individual lease and the Company’s business objectives at lease inception, it is reasonably certain they will be exercised. Leases with a term of 12 months or less are not recorded on the consolidated balance sheets.

The practical expedient was elected to combine the lease and non-lease components for all asset classes. The following table summarizes the components of lease expense (in thousands):

Year ended December 31,	2022	2021
Operating lease cost	$141	$95
Total Lease Cost	$141	$95

The weighted-average remaining lease term and the weighted-average discount rate for operating leases are as follows:

Year ended December 31,	2022	2021
Weighted-average remaining lease term (in years) - operating leases	14 years	18 years
Weighted-average discount rate - operating leases	7.0%	9.3%

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides a summary of minimum payments for operating leases (in thousands):

Year ending December 31,
2023	$127
2024	129
2025	105
2026	67
2027	69
Thereafter	944
Total Obligation	1,441
Less: amount representing interest and discount	(657)
Present Value of Future Minimum Lease Payments	784
Less: current portion	(74)
Lease obligations, net of current portion	$710

ROU assets were approximately $0.7 million and $0.5 million at December 31, 2022 and 2021.

11. Commitments and Contingencies

Litigation

The Company is involved from time to time in various legal proceedings, regulatory investigations, and claims arising in the normal conduct of business, which may include proceedings that are specific to the Company and others generally applicable to business practices within the industries in which the Company operates. A substantial legal liability or a significant regulatory action against the Company could have an adverse effect on the business, financial condition, and on the results of operations in a particular year. LMT was not involved in any legal proceedings in 2022 and 2021 that had any significant effect on its financial results and is not involved in any ongoing material legal proceedings that expect to exceed our insurance coverage.

Connecting Michigan Communities 3.0 Grant

On May 2, 2022, the Michigan Department of Technology, Management, and Budget (“DTMB”) announced Upper Peninsula Telephone Company was a successful recipient of a $2.0 million CMIC 3.0 broadband grant, which it applied for in January 2022, requiring a CapEx match of $2.0 million for a total project cost of $4.0 million. This project was accepted and is underway.

12. Asset Retirement Obligations

The Company is subject to asset retirement obligations associated with its leased fiber, leased tower sites, pole attachments and submarine cable. Asset retirement obligations generally include obligations to restore leased locations to their pre-lease conditions.

The Company owns cable and wire and also leases property and towers used for housing equipment and fiber cable. These assets and leases often have removal or remediation requirements associated with them. For example, the Company’s cable, wire, and wireless equipment are often located on property that is not owned by the Company and are often subject to the provisions of easements, permits, or leasing arrangements. Pursuant to the terms of the permits, easements, or leasing arrangements, the Company is often required to remove these assets and return the property to its original condition at some defined date in the future.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2022 and 2021, the Company performed a review of the assumptions and estimated costs related to asset retirement obligations. The results of the review are as follows.

Year ended December 31,	2022	2021
Beginning Balance	$125	$115
Accretion Expense	11	10
Ending Balance	$136	$125

13. Segment Information

We operate in the Telecommunications Segment and have no other significant business segments. The Telecommunications Segment consists of broadband, voice and video services delivered to the customer.

14. Subsequent Events

On June 8, 2022, LICT first discussed plans to spin-off a majority interest of its LMT from LICT. To effect the spin-off, LICT will transfer LMT to MachTen, Inc. (“MAC”) which was incorporated on December 5, 2022, and then subsequently distribute 81% of the shares of MAC Common Stock on a pro rata basis to LICT stockholders in a distribution that is generally intended to be tax-free to LICT stockholders for U.S. federal income tax purposes (the “Distribution” or the “spin off”). LICT will thereafter own 19% of the outstanding shares of MAC Common Stock, with the intention of disposing of those shares within the next five years.

In connection with the spin-off, we intend to incur indebtedness in an aggregate principal amount of approximately $20.0 million by drawing down on our line of credit with CoBank. These funds will be used to pay a dividend to LICT in connection with the spin-off of $15.0 million. The remaining $5.0 million will be maintained as cash on hand.

The Company has evaluated subsequent events through the date of issuance of May 15, 2023.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2023 (UNAUDITED) AND DECEMBER 31, 2022

(In thousands, except share and per share data)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,821	$1,202
Accounts receivable, less allowances for expected credit loss of $13 and $13 as of March 31, 2023 and December 31, 2022	913	868
Materials and supplies	1,471	1,408
Other current assets	625	507
Total current assets	4,830	3,985

Property, plant and equipment, net	20,561	20,818
Right-of-use assets, net	725	747
Goodwill	100	100
Other noncurrent assets	70	70
Total assets	$26,286	$25,720

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$138	$3,362
Accrued liabilities	2,118	1,157
Current operating lease liability	75	74
Total current liabilities	2,331	4,593

Deferred income taxes	2,533	2,726
Long term operating lease liability	685	710
Asset retirement obligation	139	136
Other noncurrent liabilities	26	26
Total liabilities	5,714	8,191

Shareholders' equity:
Additional paid-in capital	2,100	—
Retained earnings	18,472	17,529
Total shareholders' equity	20,572	17,529
Total liabilities and shareholders' equity	$26,286	$25,720

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2023	2022

Revenues	$3,871	$3,909

Operating Costs:
Cost of revenue, excluding depreciation	1,371	1,208
General and administrative	737	599
Depreciation	506	605
Total Costs and Expenses	2,614	2,412

Operating profit	1,257	1,497

Other Income
Investment income	17	1
Total Other Income	17	1

Income before income taxes	1,274	1,498

Provision for income taxes	$(331)	$(399)

Net Income	$943	$1,099

Net income per share:	$9,430	$10,990

Weighted-average shares outstanding:	100	100

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(UNAUDITED)

(In thousands, except share data)

	Common Stock Shares	Common Stock Value	Retained Earnings	APIC	Total
Balance at January 1, 2023	100	$—	$17,529	$—	$17,529
Net Income	—	—	943		943
Contributions from parent	—	$—	$—	$2,100	2,100
Dividends	—	$—	$—	$—	—
Balance at March 31, 2023	100	$—	$18,472	$2,100	$20,572

	Common Stock Shares	Common Stock Value	Retained Earnings	APIC	Total
Balance at January 1, 2022	100	$—	$13,512	$—	$13,512
Net Income	—	—	1,099	—	1,099
Dividends	—	$—	$(345)	$—	(345)
Balance at March 31, 2022	100	$—	$14,266	$—	$14,266

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	For the Three Months Ended March 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$943	$1,099
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	506	605
Accretion of asset retirement obligation	3	3
Deferred income tax provision	(103)	(118)
Change in operating assets and liabilities:
Trade accounts receivable, net of allowances	(45)	306
Trade accounts payable and accrued liabilities	101	(110)
Operating lease right of use asset	22	(331)
Operating lease liability	(25)	272
Other assets and liabilities	(185)	(617)
Net cash provided by operating activities	1,217	1,109
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,642)	(536)
Other	(56)	(65)
Net cash used in in investing activities	(2,698)	(601)
CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from (Distribution to) parent, net	2,100	(345)
Net cash provided by (used in) financing activities	2,100	(345)
Net increase in cash and cash equivalents	619	163
Cash and cash equivalents at beginning of period	1,202	1,027
Cash and cash equivalents at end of period	$1,821	$1,190

Supplemental Cash Flow Information
Cash paid for income taxes	$60	$125

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Business Organization and Nature of Operations

LMT Holding Corporation and Subsidiaries (the “Company” or “LMT”) operate in Michigan, under the parent organization of LICT Corporation (“LICT”), providing regulated and unregulated internet access broadband and communications services including local telephone service, network access, transport, long-distance service, cable television, rural local exchange carrier (“RLEC”), and competitive local exchange carrier (“CLEC”) services. LMT operating telephone companies include Upper Peninsula Telephone Company (“UPTC”), Michigan Central Broadband Company, LLC (“MCBC”) and Alpha Enterprises Limited, Inc. (“Alpha”).

These carve-out financial statements have been prepared in contemplation of the spin-off of LMT and its subsidiaries from LICT. See Note 14 “Subsequent Events” for a discussion on the spin-off transaction.

COVID-19

The Company closely monitored the impact of the outbreak of the COVID-19 pandemic on our business including taking precautions to ensure the safety of our employees, customers and business partners, while assuring business continuity and reliable service and support to our customers.

In February 2021, the FCC created the Emergency Broadband Benefit Program (“EBB”), a temporary program to help low-income households stay connected during the COVID-19 pandemic by providing broadband service discounts for eligible households. The Company was a participant in this program. The EBB ended December 31, 2021 and transitioned to the Affordable Connectivity Program (“ACP”) in which the Company continues to participate.

As of March 31, 2023, the Company has not experienced material, detrimental issues related to COVID-19 in its supply chain, quality assurance and regulatory compliance activities, and has been able to operate without interruption. The Company has taken, and plans to continue to take, commercially practical measures to keep its facilities open. The Company’s supply chains remain intact and operational, and the Company is in regular communications with its suppliers and third-party partners.

Note 2. Basis of Presentation

The accompanying condensed consolidated financial statements represent the accounts of LMT and select expenses of LICT that are allocated to the Company, which provide broadband and voice communications, cable television, and internet services. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal and recurring accruals) considered necessary for the fair presentation of the financial statements and present fairly the results of operations, financial position and cash flows for the interim periods presented as required by Regulation S-X, Rule 10-01. The Company operates, with its subsidiaries, under the parent organization of LICT. Historically the Company and its subsidiaries have operated on primarily a stand-alone basis with separate historical financial information. The only allocation the Company is required to make from LICT are an allocation of management fees. These expenses have been allocated to the Company on the basis of revenues, operating expenses, EBITDA, headcount or other relevant measures. Management believes the assumptions underlying the condensed consolidated financial statements, including the assumptions regarding the allocation of corporate expenses from LICT, are reasonable.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company’s telephone subsidiaries are regulated by both the FCC and the Michigan Public Service Commission (“MPSC”). The subsidiaries follow the accounting prescribed by the Uniform System of Accounts of the FCC, the MPSC, and regulated accounting practices. Where applicable, this regulated accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, the Company is required to depreciate telephone plant over useful lives prescribed by regulators that would otherwise be determined by management. Criteria that would give rise to the discontinuance of regulatory accounting practices include (1) increasing competition restricting the Company’s wireline businesses’ ability to establish prices to recover specific costs, and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company periodically reviews the applicability of regulatory accounting guidelines based on the developments in its current regulatory and competitive environments.

The accompanying condensed consolidated carve-out financial statements of the Company and select expenses of LICT that are allocated to the Company, show the historical condensed consolidated carve-out financial position, results of operations, changes in shareholders’ equity and cash flows of the Company. These condensed consolidated carve-out financial statements have been derived from the accounting records of the Company on a carve-out basis and should be read in conjunction with the accompanying notes thereto. These unaudited condensed consolidated carve out financial statements do not purport to reflect what the results of operations, financial position, or cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented. These unaudited condensed consolidated carve out financial statements should be read in conjunction with the financial statements and notes included in our audited consolidated financial statements for the year ended December 31, 2022.

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries. . As described in Note 6, “Related Party Transactions,” certain transactions between the Company and LICT have been included in these unaudited condensed consolidated financial statements. All other intercompany profits, transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; the valuation of deferred tax assets; liabilities for income tax uncertainties; the application of regulated accounting practices such as reserves for National Exchange Carrier Association (NECA) revenues; and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

Cash Equivalents

Cash equivalents consist of US Treasury money market funds with original maturities of three months or less when purchased.

Concentration of Risks

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, accounts payable and accrued liabilities. It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. Because of the short maturity and capacity of prompt liquidation of such assets and liabilities, the fair values of these financial instruments approximate their carrying values. Management believes the financial risks associated with these financial instruments are minimal.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Cash equivalents held in United States Treasury money market funds as of March 31, 2023 and December 31, 2022 totaled $1.2 million and $0.7 million, respectively, and are insured by the Securities Investor Protection Corporation up to $500,000 per separate capacity account. The Company maintains its cash balance in accounts that, at times, may exceed the $250,000 Federal Deposit Insurance Corporation limits per financial institution.

The Company received revenue from the Federal USF, various state funds and NECA in excess of ten percent of consolidated revenue for the three months ended March 31, 2023 and 2022. The revenue received from these sources for the three months ended March 31, 2023 and 2022 were $2.5 million (64% of revenue). A loss of revenue from these sources could negatively impact our operations and results.

Fair Value Measurement

The Company follows the authoritative guidance of ASC 820, Fair Value Measurement, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the condensed consolidated financial statements on a recurring basis, and of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the condensed consolidated financial statements on a nonrecurring basis or are presented only in disclosures.

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Level 3 inputs are unobservable.

Asset Retirement Obligations

The Company’s asset retirement obligation (“ARO”) primarily represents the fair value of a liability that the Company will incur to restore leased locations to their pre-lease conditions. In the determination of fair value for an ARO, the Company uses various assumptions and judgments, including such factors as the existence of a legal obligation, estimated amounts and timing of settlements, discount and inflation rates. AROs are primarily recorded for the Company’s leased fiber, leased tower sites, pole attachments and submarine cable.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of expected credit losses in the Company’s existing accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, current conditions and reasonable and supportable information. Receivable balances are reviewed on an aged basis and account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is doubtful. Due to the dispersed geographic nature of the Company’s operations and the residential nature of its customers, no single customer, or identifiable group of customers, accounts for a significant amount of the Company’s receivable balances, other than from NECA or the Universal Service Administrative Company (“USAC”), as discussed in Revenue Recognition below.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Materials and Supplies

Materials and supplies are stated at cost and are not held for sale, but rather for purposes of supporting the Company’s business. Major components are fiber, copper, coax cable, routers and various electronics.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and include expenditures for additions and major improvements for the Company’s regulated telephone companies, including an allowance for funds used during construction where appropriate. Maintenance and repairs are charged to operations as incurred. Depreciation of telephone plant is computed on the straight-line method using class or overall group rates acceptable to regulatory authorities. This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment, and as such, amounts are recovered through rates authorized by regulatory authorities. Accordingly, the Company is required to depreciate plant and equipment over the useful lives that would otherwise be determined by management. Depreciation of non-telephone property is computed on the straight-line method over the estimated useful lives of the assets.

Depreciable lives for the Company’s telephone and non-telephone Businesses, excluding land, range from 15 to 40 years for buildings, 3 to 50 years for Machinery and equipment and 3 to 25 years for other assets. Regulated telecommunication assets acquired from other regulated entities are capitalized following the FCC’s rules, including affiliated transaction rules if acquired from an affiliated company.

When a portion of the Company’s depreciable property, plant and equipment relating to its telephone operations business is retired, the gross carrying value of the assets is charged to accumulated depreciation, in accordance with regulated accounting procedures. Cost of removal and salvage, if any, are also charged to the accumulated depreciation account per the FCC rules.

Goodwill

On September 10, 2019, Upper Peninsula Telephone Company, a wholly owned subsidiary of LMT Holdings, acquired selected assets and operations from Sunrise Communications, a Cable television provider in Northern Michigan resulting in the recognition of $0.1 million of goodwill. The Company evaluates goodwill for indicators of impairment. If there are indicators of impairment and we determine that the reporting unit’s carrying amount exceeds its fair value, we record an impairment charge to the extent the carrying amount exceeds the reporting unit’s estimated fair value. As of March 31, 2023. No impairment was recorded as of as of March 31, 2023 and December 31, 2022.

There were no indicators of impairment to the Company's goodwill and no impairment charges were recorded for the three months ended March 31, 2023 and 2022.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (or asset group) to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases. There were no asset impairments recorded during the three months ended as of March 31, 2023 and December 31, 2022.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Revenue Recognition

Revenue is measured according to ASC 606, Revenue from Contracts with Customers, which outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers. The core principle, involving a five-step process, of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or service to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This principle is achieved through applying the following five-step approach: (1) identification of the contract, or contracts, with a client, (2) identification of the performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract, and (5) recognition of revenue when, or as, we satisfy a performance obligation.

At contract inception, the Company assesses the goods and services to be provided to the customer and identifies the associated performance obligation. The Company considers all obligations, whether they are explicitly stated in the contract or are implied by customary business practices.

See Note 9 “Revenue Recognition” for a discussion of our revenue recognition policies.

Leases

The Company recognizes leases in accordance with ASC 842, Leases, which requires lessees to recognize a right-of-use (ROU) asset and a lease liability on the balance sheet.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. If a rate implicit in the lease is not known, the estimated incremental borrowing rate is utilized and is derived from information available at the lease commencement date to determine the present value of lease payments. To estimate the incremental borrowing rate, a risk-free rate plus incremental interest rate spread for collateralized debt is used and updated on an annual basis. Multiple incremental borrowing rates that correspond to term of the leases are used.

Short-term leases primarily consist of month-to-month leases where either party has the option to cancel with less than one year’s notice, or for those leases where the agreement terms are not final. Expenses are recognized as incurred.

Income Taxes

The Company calculates its tax provision using the separate return method. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effects attributable to differences between the condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Accounting guidance concerning uncertain income tax positions requires the Company to recognize the effect of income tax positions only if those positions are more likely than not to be sustained. There were no uncertain tax positions to report as of March 31, 2023 and December 31, 2022. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. The Company does not have any dilutive securities that would result in diluted earnings per share.

Accounting Pronouncements

In November 2021, the FASB issued ASU 2021-10 (Topic 832), which requires business entities to disclose information about certain government assistance they receive. The ASU is effective for annual reporting periods beginning after December 15, 2021. The Company adopted this ASU effective January 1, 2022. The Company receives Alternative Connect America Cost Model (ACAM) funding which is included in Revenues in the Condensed Consolidated Statements of Income at an amount of $2.2 million for the three months ended March 31, 2023 and 2022. The Company also receives Connect America Fund – Intercarrier Compensation (“CAF-ICC”) funding which is included in Revenues in the Condensed Consolidated Statement of Income at an amount of $0.3 million for the three months ended March 31, 2023 and 2022.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326) ("ASU 2016-13"), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward looking approach, based on expected losses. The estimate of expected credit losses requires organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for private and smaller reporting companies. The Company adopted ASU 2016-13 on January 1, 2023. Adoption of the new guidance did not have a material impact on the financial statements.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 4. Property, Plant and Equipment

Components of the Company’s property, plant and equipment and accumulated depreciation are as follows (in thousands):

	March 31,	December 31,
	2023	2022
	(unaudited)
Land	$78	$78
Motor Vehicles	1,032	1,036
Buildings and leasehold improvements	2,881	2,881
Fiber Cable	35,997	35,813
Circuit and Switching Equipment	14,447	14,440
Other	2,563	2,550
Construction in progress	7,459	7,416
	64,457	64,214
Accumulated depreciation	(43,896)	(43,396)
Total	$20,561	$20,818

Depreciation expense for the three months ended March 31, 2023 and 2022 were $0.5 million and $0.6 million, respectively.

Note 5. Accrued Liabilities

As of March 31, 2023 and December 31, 2022, the accrued liabilities consisted of the following:

	March 31,	December 31,
	2023	2022
	(unaudited)
Accrued income taxes	$1,321	$815
Accrued payroll and employee benefits	198	219
Accrued for other expenses	599	123
Total	$2,118	$1,157

Note 6. Related Party Transactions

LMT Holding Corporation operates, with its subsidiaries, under the parent organization of LICT. LICT is a holding company of other telecom subsidiaries which have similar operations to LMT Holding Corporation

The Company transfers cash to LICT on a regular basis. Funds are sent as payment for expenses including annual management and director fees, which are calculated as a ratio based on performance compared to all LICT subsidiaries as a whole. Management fees expense charged to the Company by LICT for the three months ended March 31, 2023 and 2022 were $0.2 million, and is included in General and administrative expenses in the Condensed Consolidated Statements of Operations. Internal director fees expense charged to the Company for the three months ended March 31, 2023 and 2022 was $0.1 million and is included in General and administrative expenses in the Condensed Consolidated Statements of Operations.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2023 and December 31, 2022, the Company had $1.2 million and $0.7 million, respectively, invested in United States Treasury money market funds for which affiliates of the Company’s Chairman serve as investment managers to the respective funds.

The Company also engages in monthly transactions with Western New Mexico Telephone Corporation, another subsidiary under LICT where the Company is charged a percentage of an LICT officer’s salary. The Company’s allocation has been less than $0.1 million for the three months ended March 31, 2023 and 2022 and is included in General and administrative expenses in the Condensed Consolidated Statements of Income.

Note 7. Fair Value Measurement

The Company has assets that are measured at fair value: U.S. Treasury money market funds, included in cash and cash equivalents in the accompanying condensed consolidated balance sheets, which are classified as Level 1 inputs because they are valued using quoted market prices. U.S. Treasury money market funds had a value of $1.2 million for the three months ended March 31, 2023 and $0.7 for the year ended December 31, 2022. Financial instruments not described elsewhere include cash, accounts receivable, accounts payable, and accrued liabilities. The carrying value of these instruments do not differ materially from their respective fair value due to the immediate or short-term nature of these items. There are no Level 2 or Level 3 financial assets and liabilities as of March 31, 2023 and December 31, 2022.

Asset retirement obligations for the fair value of legal obligations associated with asset retirements and a corresponding increase in the carrying amount of the related long-lived asset in the period in which the obligations are incurred. In periods subsequent to initial measurement, the Company recognizes changes in the liability resulting from the passage of time and updates to the timing or the amount of the original estimates. Level 3 inputs are unobservable and used for the fair value calculation of asset retirement obligations. See Note 13 “Asset Retirement Obligation” for a discussion of the Company’s asset retirement obligations.

Note 8. Employee Benefit Plans

UPTC maintains a defined contribution plan. Contributions under this plan, are based primarily on the financial performance of the business units and employee compensation. Total discretionary employer contribution expense related to these plans for the for the three months ended March 31, 2023 and 2022 was less than $0.1 million and $0.1 million, respectively, which is included in the condensed consolidated Statements of Operations.

Note 9. Revenue Recognition

Revenue Accounted for in Accordance with ASC 606

Local access revenue is accounted for under ASC 606 and comes from providing local telephone exchange services billed to end users in accordance with tariffs filed with the MPSC. Local access revenue is predominantly billed in advance and recognized as revenue when earned.

Interstate and intrastate access revenues handled as “bill-and-keep” (see notes under Revenue Accounted for in Accordance with Other Guidance) are accounted for under ASC 606, for which revenues are recognized as services are provided.

Broadband and related services, video, including cable modem, and certain other revenues, are accounted for under ASC 606, for which revenues are recognized as services are provided.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Revenue Accounted for in Accordance with Other Guidance

Regulated RLECs are required to follow the Code of Federal Regulations (“CFR”) Title 47- Telecommunications Part 32 established by the FCC; therefore, Part 32 contains the Other Guidance which the Company’s RLECs follow. Certain revenues for regulated companies are derived from the Company’s cost for providing services. Revenue that is billed in arrears includes most intrastate and interstate network access services, nonrecurring local services, and long-distance services. The earned but unbilled portion of this revenue is recognized as revenue in the period that the services are provided.

Revenues from intrastate access are based on tariffs approved by the MPSC and are subject to ASC 606 because they are handled on a bill-and-keep basis. Revenues from interstate access are either bill-and-keep or are derived from settlements with NECA or USAC. Intrastate USF, Interstate USF and Interstate settlement revenues are not accounted for under ASC 606. NECA was created by the FCC to administer interstate access rates and revenue pooling on behalf of small local exchange carriers who elect to participate in a pooling environment. LMT RLEC subsidiaries include two cost-based companies that participate in the NECA interstate traffic sensitive access pool. Interstate settlements for cost-based companies are determined based on the Company’s cost of providing interstate telecommunications service, including investments in specific types of infrastructure and operating expenses and taxes.

Both LMT RLECs receive a fixed amount of USF support paid from USAC through NECA based on the FCC’s A-CAM program. The A-CAM program provides revenue through 2028 based on a cost model, rather than company-specific costs. Carriers electing A-CAM are required to maintain voice and provide broadband service of at least 10/1 Mbps or 25/3 Mbps to a certain percentage of locations by the end of the support term in 2028, with deployment milestones along the way. A-CAM revenues for the three months ended March 31, 2023 and 2022 were 2.2 million.

For all taxable revenue, the Company collects taxes from its customers on behalf of various governmental authorities and remits these taxes to the appropriate authorities. The collection of such taxes and fees is not recognized as revenue. Deferred revenue resulting from large non-regulated business installations or other non-regulated services are included in other liabilities and are amortized over the customer life.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following tables provide the Company’s revenue disaggregated on the basis of revenue source and products (in thousands):

For the Three Months Ended March 31, 2023
	Accounted for Under ASC 606	Accounted for Under Other Guidance	Total Revenue
Regulated Revenue
Local access	$315	$—	$315
Interstate access and USF	309	2,324	2,633
Intrastate access and USF	18	—	18
Other	28	—	28
Total Regulated Revenue	$670	$2,324	$2,994
Non-Regulated Revenue
Broadband and other services	$720	—	$720
Video	10	—	10
Other	147	—	147
Total Non-Regulated Revenue	$877	$—	$877
Total Revenue	$1,547	$2,324	$3,871
For the Three Months Ended March 31, 2023
Revenue by type of recognition:
Services transferred over time	$1,508
Equipment and long-distance service transferred at a point in time	39
Total Revenue	$1,547

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the Three Months Ended March 31, 2022
	Accounted for Under ASC 606	Accounted for Under Other Guidance	Total Revenue
Regulated Revenue
Local access	$331	$—	$331
Interstate access and USF	297	2,334	2,631
Intrastate access and USF	23	68	91
Other	15	—	15
Total Regulated Revenue	$666	$2,402	$3,068
Non-Regulated Revenue
Broadband and other services	$685	—	$685
Video	7	—	7
Other	149	—	149
Total Non-Regulated Revenue	$841	$—	$841
Total Revenue	$1,507	$2,402	$3,909
For the Three Months Ended March 31, 2022
Revenue by type of recognition:
Services transferred over time	$1,464
Equipment and long-distance service transferred at a point in time	43
Total Revenue	$1,507

Performance Obligations

ASC 606, Revenue from Contracts with Customers, requires that the Company disclose the aggregate amount of the transaction price that is allocated to remaining performance obligations that are unsatisfied as of March 31, 2023. The guidance provides certain practical expedients that limit this requirement. The service revenue contracts of the Company meet the following practical expedients provided by ASC 606: (1) The performance obligation is part of a contract that has an original expected duration of one year or less and (2) Revenue is recognized from the satisfaction of the performance obligations in the amount billable to the customer in accordance with ASC 606-10-55-18.

The Company has elected these practical expedients. Performance obligations related to our service revenue contracts are generally satisfied over time. For services transferred over time, revenue is recognized based on amounts invoiced to the customer as the Company has concluded that the invoice amount directly corresponds with the value of services provided to the customer. Management considers this a faithful depiction of the transfer of control as services are substantially the same and have the same pattern of transfer over the life of the contract. As such, revenue related to unsatisfied performance obligations that will be billed in future periods has not been disclosed.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Transaction Price Allocated to Remaining Performance Obligations

The aggregate amount of the transaction price allocated to the remaining performance obligations for contracts with customers that are unsatisfied, or partially unsatisfied, are accounted for in accordance with ASC 606. For equipment delivery, installation and configuration, and services, the performance obligation is expected to be satisfied within 12 months. For business broadband and other services, the performance obligation will be satisfied as the service is provided over the terms of the contracts, which typically range from one to five years. The Company’s agreements with its residential customers are typically originated on a month-to-month basis, or one to two-year contracts converting to a month-to-month basis after expiration, and no provision is made for future performance obligations.

Contract Assets and Liabilities

The Company incurs certain incremental costs to obtain contracts that it expects to recover. These costs consist primarily of sales commissions and other directly related incentive compensation payments related to customer contracts. Incremental costs of obtaining contracts for which the term is one year or less are expensed as incurred. The Company does not incur material contract fulfillment costs associated with is contracts with customers. The cost of the Company’s network and related equipment, and enhancements to the network required under customer contracts, is accounted for in accordance with ASC 360, Property, Plant and Equipment. When a customer adds a distinct service to an existing contract for the standalone selling price of that service, the new service is treated as a separate contract. Contract modifications and cancellations did not have a material effect in for the three months ended March 31, 2023. The Company did not have any contract assets and liabilities as of March 31, 2023 and December 31, 2022. The Company did not incur any material commission fees or costs associated with installation and infrastructure as of March 31, 2023 and December 31, 2022.

Note 10. Leases

The Company’s leases primarily consist of towers for wireless equipment and dark fiber.

Lease terms may include options to extend or terminate the lease. Options to extend leases are included when, based on the individual lease and the Company’s business objectives at lease inception, it is reasonably certain they will be exercised. Leases with a term of 12 months or less are not recorded on the condensed consolidated balance sheets.

The practical expedient was elected to combine the lease and non-lease components for all asset classes. The following table summarizes the components of lease expense for the three months ended March 31, 2023 and 2022 (in thousands):

	March 31,	March 31,
	2023	2022
	(unaudited)
Operating lease cost	$36	$32
Total Lease Cost	$36	$32

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The weighted-average remaining lease term and the weighted-average discount rate for operating leases are as follows:

	March 31,	December 31,
	2023	2022
	(unaudited)
Weighted-average remaining lease term (in years) - operating leases	14 years	14 years
Weighted-average discount rate - operating leases	7.1%	7.0%

The following table provides a summary of minimum payments for operating leases (in thousands):

Year ending December 31,
2023 (9 months)	$90
2024	129
2025	105
2026	67
2027	69
Thereafter	944
Total Obligation	$1,404
Less: amount representing interest and discount	(644)
Present Value of Future Minimum Lease Payments	$760
Less: current portion	(75)
Lease obligations, net of current portion	$685

ROU assets were approximately $0.7 million and $0.7 million at March 31, 2023 and December 31, 2022.

Note 11. Commitments and Contingencies

Litigation

The Company is involved from time to time in various legal proceedings, regulatory investigations, and claims arising in the normal conduct of business, which may include proceedings that are specific to the Company and others generally applicable to business practices within the industries in which the Company operates. A substantial legal liability or a significant regulatory action against the Company could have an adverse effect on the business, financial condition, and on the results of operations in a particular year.

In August 2022, the Company filed a lawsuit with the Delta County Circuit Court for a temporary restraining order against Atlantic Engineering Group (“AEG”) and a former employee who was causing damage to the Company’s cables by converting the Company’s position on the electric poles and placing them in a position that was below the minimum clearance and in unserviceable locations. The Company won the motion and was granted the temporary restraining order. During the same month, the AEG filed a counter lawsuit claiming that the Company’s lawsuit was anti-competitive behavior in its nature. Both parties have agreed to mediation and at this time an outcome cannot be determined. There is no amount associated with the counter claim and no amounts are accrued as of March 31, 2023.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Connecting Michigan Communities 3.0 Grant

On May 2, 2022, the Michigan Department of Technology, Management, and Budget (“DTMB”) announced Upper Peninsula Telephone Company was a successful recipient of a $2.0 million CMIC 3.0 broadband grant, which it applied for in January 2022, requiring a CapEx match of $2.0 million for a total project cost of $4.0 million. This project was accepted and is underway. The Company accounts for any grants by netting the amounts in connection with the respective capital expenditure to which it applies. For the three months ended March 31, 2023 the Company received $0.5 million of the CMIC 3.0 broadband grant.

LMT Holding Corporation

(A Carve-Out of LICT Corporation)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 12. Asset Retirement Obligations

The Company is subject to asset retirement obligations associated with its leased fiber, leased tower sites, pole attachments and submarine cable. Asset retirement obligations generally include obligations to restore leased locations to their pre-lease conditions.

The Company owns cable and wire and also leases property and towers used for housing equipment and fiber cable. These assets and leases often have removal or remediation requirements associated with them. For example, the Company’s cable, wire, and wireless equipment are often located on property that is not owned by the Company and are often subject to the provisions of easements, permits, or leasing arrangements. Pursuant to the terms of the permits, easements, or leasing arrangements, the Company is often required to remove these assets and return the property to its original condition at some defined date in the future.

In 2023 and 2022, the Company performed a review of the assumptions and estimated costs related to asset retirement obligations. The results of the review are as follows:

	March 31,	December 31,
	2023	2022
	(unaudited)
Beginning Balance	$136	$125
Accretion Expense	3	11
Ending Balance	$139	$136

Note 13. Segment Information

We operate in the Telecommunications Segment and have no other significant business segments. The Telecommunications Segment consists of broadband, voice and video services delivered to the customer.

Note 14. Subsequent Events

The Company has evaluated subsequent events through the date of issuance of July 11, 2023.

On June 8, 2022, LICT first discussed plans to spin-off a majority interest of LMT from LICT. To effect the spin-off, LICT will transfer LMT to MachTen, Inc. (“MAC”) which was incorporated on December 5, 2022, and then subsequently distribute 81% of the shares of MAC Common Stock on a pro rata basis to LICT stockholders in a distribution that is generally intended to be tax-free to LICT stockholders for U.S. federal income tax purposes (the “Distribution” or the “spin off”). LICT will thereafter own 19% of the outstanding shares of MAC Common Stock, with the intention of disposing of those shares within the next five years.